Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

AJAX I,

CAZOO HOLDINGS LIMITED

AND

CAPRI LISTCO

DATED AS OF MARCH 29, 2021

i

ii

ANNEXES AND EXHIBITS

Annex A	Supporting Company Shareholders
Exhibit A	Sponsor Letter Agreement
Exhibit B	Form of PIPE Subscription Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Transaction Support Agreement
Exhibit E	Form of Shareholder SPA
Exhibit F	Listco Articles of Association
Exhibit G	Listco Incentive Equity Plan Term Sheet
Exhibit H	Form of Plan of Merger

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of March 29, 2021, is made by and among Ajax I, a Cayman Islands exempted company (“AJAX”), Capri Listco a Cayman Islands exempted company (“Listco”) and Cazoo Holdings Limited, a private limited liability company formed under the laws of England and Wales (the “Company”). AJAX, Listco and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, AJAX is a blank check company incorporated as a Cayman Islands exempted company on August 13, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, Listco is a Cayman Islands exempted company which has made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes effective as of its date of formation on March 24, 2021;

WHEREAS, pursuant to the Governing Documents of AJAX, AJAX is required to provide an opportunity for its shareholders to have their outstanding AJAX Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the AJAX Shareholder Approval;

WHEREAS, as of the date of this Agreement, AJAX I Holdings, LLC, a Delaware limited liability company (the “Sponsor”) owns 8,944,343 AJAX Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, AJAX and the Company are entering into the sponsor letter agreement attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, and (b) waive any adjustment to the conversion ratio or any other anti-dilution or similar protection with respect to the AJAX Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise) set forth in the Governing Documents of AJAX;

WHEREAS, concurrently with the execution of this Agreement, AJAX and Listco are entering into a subscription agreement with certain investors (collectively, the “PIPE Investors”), substantially in the form attached hereto as Exhibit B (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and Listco has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Listco Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the equity financing under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, on the Listco Closing Date, AJAX will acquire all of the issued and outstanding Listco Shares from the Listco Initial Shareholder (as further described in Section 2.1(a));

WHEREAS, effective the day after the Listco Closing Date, Listco will make an election (the “Check-the-Box Election” and the date on which such election is made, the “Check the Box Election Date”) pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes;

WHEREAS, on the Check the Box Election Date, AJAX shall be merged with and into Listco, which merger shall be effective as of the beginning of the day on the Check the Box Election Date (as further described in Section 2.1(c) through Section 2.1(k));

WHEREAS, at the Closing, Listco shall acquire all of the issued and outstanding Company Shares from the holders thereof for the consideration described herein and otherwise on the terms and subject to the conditions contained herein;

WHEREAS, at the Closing, Listco, the Sponsor and the Major Shareholders shall, and certain other Company Shareholders may elect (but are not required) to enter into an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), pursuant to which, among other things, certain Persons (a) will be granted certain registration rights with respect to their respective Listco Shares, and (b) will be entitled to nominate and appoint individuals to the Listco Board following the Closing, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the Board of Directors of AJAX the (“AJAX Board”) has (a) approved this Agreement, the Ancillary Documents to which AJAX is or will be a party and the transactions contemplated hereby and thereby and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement by the holders of AJAX Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (or a committee of such board) has approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby;

WHEREAS, the board of directors of Listco has approved this Agreement, the Ancillary Documents to which Listco is or will be party and the transactions contemplated hereby and thereby; and

WHEREAS, concurrently with the execution of this Agreement, each Company Shareholder set forth on Annex A hereto (collectively, the “Supporting Company Shareholders”) has duly executed and delivered to AJAX a transaction support agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Shareholder has agreed to, among other things, (a) enter into a purchase and sale agreement for his, her or its Company Shares (each, a “Shareholder SPA”) pursuant to which, such Supporting Company Shareholder will sell and Listco will purchase such Supporting Company Shareholder’s Company Shares in accordance with the terms and conditions set forth herein and in the Shareholder SPA, (b) support and, to the extent required under the Company Articles of Association or applicable Law, vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, (c) take, or cause to be taken, any actions necessary or advisable to exercise the drag along right set out in and in accordance with the Company Articles of Association, and (d) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional AJAX SEC Reports” has the meaning set forth in Section 4.8.

“Adjusted Equity Value” means (a) the Equity Value, minus (b) the Sponsor Equity Adjustment Amount, plus (c) the amount, if any, by which the Net Cash Amount exceeds the Minimum Net Cash Amount, minus (d) the amount, if any, by which the Minimum Net Cash Amount exceeds the Net Cash Amount, minus (e) the Option Adjustment Amount.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Cash Consideration” means the aggregate amount of cash payable to the Company Shareholders in accordance with the provisions of Section 2.5(c).

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received (or deemed received as agreed among the Parties) by the AJAX Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds actually received (or deemed received as agreed among the Parties) by any AJAX Party in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account, the use of any such proceeds).

“Aggregate Stock Consideration” means a number of Listco Class C Shares equal to the quotient obtained by dividing (x) the result of (1) the Adjusted Equity Value, minus (2) the Unpaid AJAX Expenses, minus (3) the Unpaid Company Expenses, minus (4) the Aggregate Cash Consideration divided by (y) the AJAX Share Value.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to AJAX (or any designee thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the AJAX Shareholder Redemptions and deducting all AJAX fees, expenses, commissions and liabilities that are not AJAX Expenses) and (ii) the Aggregate Closing PIPE Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“AJAX” has the meaning set forth in the introductory paragraph to this Agreement.

“AJAX Acquisition Proposal” means (i) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, by any AJAX Party (a) of or with an unaffiliated entity or (b) of all or a material portion of the assets, Equity Securities or businesses of an unaffiliated entity or (ii) any other transaction that could constitute a “Business Combination” within the meaning of the AJAX Governing Documents (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an AJAX Acquisition Proposal.

“AJAX Board” has the meaning set forth in the recitals.

“AJAX Class A Shares” means AJAX’s Class A ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of AJAX.

“AJAX Class B Shares” means AJAX’s Class B ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of AJAX.

“AJAX Closing Payment Statement” has the meaning set forth in Section 2.3(a).

“AJAX D&O Persons” has the meaning set forth in Section 5.13(a).

“AJAX Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by AJAX on the date of this Agreement.

“AJAX Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to a Group Company or any Company Equityholder pursuant to the terms of this Agreement or any Ancillary Document) by an AJAX Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of any AJAX Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any AJAX Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, AJAX Expenses shall not include any Company Expenses nor any Transfer Taxes or other Taxes (except for irrecoverable VAT incurred by an AJAX Party on any AJAX Expenses).

“AJAX Financial Statements” means all of the financial statements of AJAX included in the AJAX SEC Reports.

“AJAX Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.5 (Brokers) Section 4.7 (Capitalization of the AJAX Parties), Section 4.9(a) (Absence of Changes) and the first four sentences of Section 4.10 (Trust Account).

“AJAX Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the ability of any AJAX Party to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

“AJAX Material Contracts” has the meaning set forth in Section 4.12.

“AJAX Non-Party Affiliates” means, collectively, each AJAX Related Party and each of the former, current or future Affiliates, Representatives, shareholders, successors or permitted assigns of any AJAX Related Party (other than, for the avoidance of doubt, the AJAX Parties).

“AJAX Parties” means, collectively, AJAX and Listco.

“AJAX Post-Closing Representation” has the meaning set forth in Section 8.20(a).

“AJAX Related Parties” has the meaning set forth in Section 4.13.

“AJAX Related Party Transactions” has the meaning set forth in Section 4.13.

“AJAX Reorganization” has the meaning set forth in Section 2.1(c).

“AJAX SEC Reports” has the meaning set forth in Section 4.8.

“AJAX Share Value” means $10.00.

“AJAX Shareholder Approval” means, collectively, the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of AJAX Shares entitled to vote thereon, whether in person or by proxy at the AJAX Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of AJAX and applicable Law.

“AJAX Shareholder Redemption” means the right of the holders of AJAX Class A Shares to redeem all or a portion of their AJAX Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of AJAX.

“AJAX Shareholders Meeting” has the meaning set forth in Section 5.8.

“AJAX Shares” means, collectively, the AJAX Class A Shares and the AJAX Class B Shares.

“AJAX Tax Counsel” has the meaning set forth in Section 5.5(a)(i).

“AJAX Unit” means each outstanding unit consisting of one AJAX Class A Share and one-fourth of one Public Warrant.

“AJAX Warrants” means, collectively, the Public Warrants and the Sponsor Warrants.

“Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Ancillary Documents” means the Investor Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements, each of the Shareholder SPAs, the Listco Articles of Association, the Mix and Match Election Forms, the Listco Incentive Equity Plan Term Sheet, the Plan of Merger, the Listco Ownership Arrangements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Appointed Representative” shall mean an appointed representative for the purposes of Section 39 of the FSMA and the FCA Handbook.

“Appointed Representative Agreement” shall mean one or more agreement(s) entered into between a Group Company and a Principal for the appointment of a Group Company as an Appointed Representative of the Principal.

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business” means the business of, directly or indirectly, buying, selling, refurbishing and facilitating financing for new, nearly new and used automobiles through an online platform or customer centers and any activities, services or products incidental or attendant thereto.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which the SEC in Washington D.C. and commercial banks in New York, New York and London, United Kingdom are open for the general transaction of business.

“Called Shareholders” has the meaning given to it in the Company Articles of Association.

“Cash Election” has the meaning set forth in Section 2.1(m)(i).

“Cash Oversubscription Amount” means the product of (i) the Standard Cash Amount and (ii) a fraction, the numerator of which is the Number of Stock Elections and the denominator of which is the Number of Cash Elections.

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization or employee representative.

“Change of Control Payment” means, without duplication, (a) any success, change of control, retention, transaction bonus, severance or other similar payment or amount to any Person as a result of, or in connection with, this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events), and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing, including with respect to the exercise of any Company Options contemplated by this Agreement and the employee portion of any such employment, payroll or similar Taxes and any deductions for any applicable employer National Insurance contributions required to be borne by the holder of such Company Option under the terms of the applicable Company Equity Plan, in each case, to the extent not able to be withheld from a payment to, or otherwise recovered from, the relevant Person, or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Check-the-Box Election” has the meaning set forth in the recitals.

“Check-the-Box Election Date” has the meaning set forth in the recitals.

“CICA” has the meaning set forth in Section 2.1(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Option Per Share Amount” means, with respect to each Company Share issuable upon the exercise in full of all Rollover Options, an amount equal to the excess of (i) (x) the Adjusted Equity Value (calculated without reduction for the Option Adjustment Amount), divided by (y) the Company Fully Diluted Shares minus (ii) the cash exercise price payable to acquire such Company Share issuable upon exercise of the applicable Rollover Option.

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Articles of Association” means the articles of association of the Company in force from time to time.

“Company Cash” means the aggregate amount of all cash and cash equivalents held by the Group Companies (on a consolidated basis) as of the Measurement Time (which may be negative), in each case, calculated in accordance with IFRS applied on a basis consistent with the policies, procedures, practices and methodologies used in preparing the Audited Financial Statements; provided, that Company Cash shall exclude any cash used to pay Company Expenses, AJAX Expenses or Indebtedness of the Group Companies between the Measurement Time and the Closing; and provided, further, that Company Cash shall include the cash refundable portion of the R&D tax credits properly claimed or which the Group Companies are entitled to claim in respect of the accounting period ending on 31 December 2020, to the extent not refunded prior to the Measurement Time (the “R&D Tax Credits”).

“Company D&O Persons” has the meaning set forth in Section 5.14.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to AJAX by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each Company Option, each Company Warrant and each other award to any Person of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding.

“Company Equityholders” means, collectively, the Company Shareholders and the holders of any Company Equity Awards as of any determination time prior to the Closing.

“Company Equity Plan” means the Cazoo Holdings Limited Share Option Scheme (Non-Tax Favoured), the Cazoo Holdings Limited EMI Share Option Scheme and each other plan that provides for the award to any Person of rights of any kind to receive Equity Securities or any Company Equity Award of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, placement agents, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) all Change of Control Payments, and (d) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any AJAX Expenses nor any Transfer Taxes or other Taxes (except for (i) irrecoverable VAT incurred by a Group Company on any Company Expenses and (ii) any Taxes specifically referenced in the definition of Change of Control Payments).

“Company Fully Diluted Shares” means a number equal to the sum of (a) the number of Company Shares that are issued and outstanding immediately prior to the Closing; (b) the number of Company Shares issuable upon the exercise of Company Options outstanding and unexercised (whether or not then vested or exercisable) immediately prior to the Closing; and (c) the number of shares of Company Shares issuable upon the exercise of Company Warrants outstanding immediately prior to the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Sections 3.2(a) through (d) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (Absence of Changes) and Section 3.17 (Brokers).

“Company Indebtedness” means the aggregate amount of all Indebtedness of the Group Companies as of the Measurement Time.

“Company IT Systems” means all computer systems, Software and hardware, including peripherals and ancillary equipment, communication systems, interfaces, platforms, servers, network equipment and any associated proprietary materials, user manuals and other related documentation, including any outsourced systems and processes, in each case, relied on, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to or used by any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated under this Agreement in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the European Union, the United Kingdom or the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the European Union, the United Kingdom, the United States or any other country, including the outbreak or escalation of war or hostilities by the United Kingdom, the United States or any other country, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, curfews, riots or any escalation or worsening thereof, (iii) changes in the financial, banking, capital or securities markets generally in the European Union, the United Kingdom, the United States or any other country or region in the world, or changes therein, including changes in interest rates in the European Union, the United Kingdom, the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (iv) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, in each case, after the date hereof, (v) the negotiation, execution delivery or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (v) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a)(iv) to the extent it relates to such representations and warranties), (vi) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (v), and (vii) through (xii)), (vii) any “force majeure” events, any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, calamities, acts of God or other natural disasters or comparable events in the European Union, the United Kingdom, the United States or any other country or region in the world, or any escalation of the foregoing, (viii) any epidemics, pandemics, disease outbreaks or quarantines, including COVID-19 or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof following the date of this Agreement, (ix) the taking of any action expressly required by the terms of this Agreement or any Ancillary Document, (x) any actions taken or omitted to be taken by a Group Company at the express written request or with the express prior written consent of AJAX, (xi) any breach of this Agreement or any Ancillary Document by any AJAX Party, or (xii) any matter set forth in the Company Disclosure Schedules, the effect as a Company Material Adverse Effect of which is reasonably apparent on the face of such disclosure; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (iv), (vii) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or has had or would reasonably be expected to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Ordinary Shares” means the shares of £0.0000000167 each in capital of the Company, designated as “Ordinary Shares” pursuant to the Company Articles of Association.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies.

“Company Post-Closing Representation” has the meaning set forth in Section 8.20(b).

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered to any Group Company or the subject of an application for registration in the name of any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Series A Shares” means the series A shares of £0.0000000167 each in capital of the Company, designated as “Series A Shares” pursuant to the Company Articles of Association.

“Company Series B Shares” means the series B shares of £0.0000000167 each in capital of the Company, designated as “Series B Shares” pursuant to the Company Articles of Association.

“Company Series C Shares” means the series C shares of £0.0000000167 each in capital of the Company, designated as “Series C Shares” pursuant to the Company Articles of Association.

“Company Series D Shares” means the series D shares of £0.0000000167 each in capital of the Company, designated as “Series D Shares” pursuant to the Company Articles of Association.

“Company Shareholder Agreement” means the Amended and Restated Shareholders’ Agreement of the Company, dated as of October 1, 2020.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shares” means, collectively, the Company Series A Shares, the Company Series B Shares, the Company Series C Shares, the Company Series D Shares and the Company Ordinary Shares.

“Company Tax Counsel” has the meaning set forth in Section 5.5(a)(i).

“Company Warrants” means, as of any determination time, each warrant to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan, the Drover Warrants or otherwise.

“Confidentiality Agreement” means that certain confidentiality undertaking, dated as of January 31, 2021, by and between the Company and AJAX.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement (whether written or oral).

“Controlled Function” means a controlled function for the purposes of section 59 of FSMA as specified in the FCA Handbook (as applicable) from time to time.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including, the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Entity or the World Health Organization, in each case, in connection with or in response to COVID-19.

“Creator” has the meaning set forth in Section 3.13(h).

“Default Cash Election Amount” means an amount in cash equal to (i) the sum of (x) the Aggregate Cash Consideration, plus (y) the product of the Aggregate Stock Consideration multiplied by the AJAX Share Value, divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Default Stock Election Amount” means a number of Listco Class C Shares equal to (i) the sum of (x) the Aggregate Cash Consideration divided by the AJAX Share Value, plus (y) the Aggregate Stock Consideration, divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Designated Shareholder Representative” has the meaning set forth in Section 8.19(a).

“Drag Along Notice” has the meaning given to it in the Company Articles of Association and, for the purposes of this Agreement, shall mean such a notice given with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

“Drag Shareholders” has the meaning given to it in the Company Articles of Association.

“Drover Warrants” means the warrants issued to certain persons in connection with the acquisition of Drover Limited by the Company on or around January 25, 2021 and subsequently, on or around March 25, 2021.

“Electing Option Holder” has the meaning set forth in Section 2.4(b).

“Election” has the meaning set forth in Section 2.1(m).

“Election Deadline” means two Business Days after the last day on which the holders of AJAX Class A Shares may exercise their redemption rights pursuant to the terms of the AJAX Governing Documents.

“EMI Options” has the meaning set forth in Section 2.4(a).

“EMI Restricted Share Agreement” has the meaning set forth in Section 2.4(a).

“EMI Restricted Shares” means, as of any time of determination, the Company Shares issued in respect of each EMI Option which became vested in connection with the Closing pursuant to Section 2.4(a) and which, absent such accelerated vesting, would not be vested in accordance with the original vesting schedule to which such EMI Option was subject to prior to the Closing.

“Employee Benefit Plan” means each equity or equity-based compensation, retirement, pension, enhanced redundancy, savings, profit sharing, bonus, commission, overtime, incentive, severance, separation, employment, individual consulting or independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory plan, program, policy agreement arrangement or Contract that any Group Company maintains, sponsors or contributes to (or is required to contribute to), or under or with respect to which any Group Company has or could reasonably expect to have any Liability.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $7,000,000,000.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.3(b).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Export Control Laws” means any Law or Order related to import and export controls administered and enforced by the European Union, the United Kingdom or United States, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection.

“FCA” means the UK Financial Conduct Authority or any successor or replacement authority which takes on any or all of the rights and responsibilities thereof.

“FCA Handbook” means the Handbook of Rules and Guidance published by the FCA (as amended from time to time).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fixing Rate” means, in relation to a specified amount, the closing rate as published by Bloomberg (pursuant to the Bloomberg Fix function (‘BFIX’ function)) on the date that is four (4) Business Days prior to the Closing.

“Freshfields” has the meaning set forth in Section 8.20(b).

“FSMA” means the UK Financial Services and Markets Act 2000 and any legislation and regulation made thereunder, all as amended from time to time.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.K. private limited company are its memorandum and articles of association, the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association, and the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation (or analogous document) and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership (or analogous document), the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation (or analogous document).

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private) whether supernational, national regional or local.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incentive Equity Plan Proposal” has the meaning set forth in Section 5.8.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses, and breakage of prepayment penalties or premiums that are payable arising under or in respect of (a) indebtedness for borrowed money (including the current portion thereof), (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business) (calculated assuming the maximum amount payable with respect thereto, whether or not contingent), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, in each case, to the extent of the liability in respect of such arrangement as of such time, (f) obligations or amounts owed to any holder of equity securities of the Group Companies or to such holder’s Affiliates (other than (1) obligations and amounts solely between or among the Group Companies and (2) obligations or liabilities under ordinary course of business commercial arrangements, salary, wages and bonuses), and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person; provided, however, that Indebtedness shall not include (x) stocking loans or (y) liabilities of any Group Company specifically for automobile inventory financing (and which are secured by such automobile inventory), in each case of clauses (x) and (y) arising in the ordinary course of business.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising in any jurisdiction or under any international convention, including all (a) patents and patent applications, rights in inventions industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, get-up, domain names and URLs, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship, database and design rights, rights in data, and other sui generis rights, mask work rights and moral rights, rights to sue for passing off and in unfair competition, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons; (e) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (f) rights in or to Software or other technology; and (g) rights in opposition proceedings and any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 5.5(a).

“Investment Company Act” means the Investment Company Act of 1940.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 8.18.

“ITEPA” has the meaning set forth in Section 3.16(r).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“K&E” has the meaning set forth in Section 8.20(a).

“Key Employees” means Alex Chesterman, Stephen Morana and Ned Staple.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, Order, judgment, injunction, award, decree, writ, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter including without limitation, any provisions of FSMA, the principles, regulations, rules or guidance set out in the FCA Handbook, any directive or regulation of the European Parliament and of the Council relating to financial services (as amended from time to time) and any legislation, law or regulation made, or relating to the implementation of, any directive or regulation of the European Parliament and of the Council relating to financial services (including, without limitation, any equivalent or similar law, rule or regulation implemented in the United Kingdom as a result of its withdrawal from the European Union), in all cases as amended from time-to-time.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Listco” has the meaning set forth in the Recitals.

“Listco Articles of Association” has the meaning set forth in Section 5.15.

“Listco Board” has the meaning set forth in Section 5.15.

“Listco Class A Shares” means Listco’s Class A ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Listco.

“Listco Class B Shares” means Listco’s Class B ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Listco.

“Listco Class C Shares” means Listco’s Class C ordinary shares with a per share par value of $0.0001 each having the rights set out in the Governing Documents of Listco.

“Listco Closing Date” has the meaning set forth in Section 2.1(a).

“Listco Incentive Equity Plan” has the meaning set forth in Section 5.17.

“Listco Initial Shareholder” means MaplesFS Limited.

“Listco Public Warrant” means each warrant to purchase one Listco Class A Share at an issue price of $11.50 per share.

“Listco Securities” means, collectively, the Listco Shares, the Listco Public Warrants and the Listco Sponsor Warrants.

“Listco Share Purchase” has the meaning set forth in Section 2.1(a).

“Listco Shares” means, collectively, the Listco Class A Shares, the Listco Class B Shares and the Listco Class C Shares

“Listco Sponsor Warrants” means the 21,129,818 private placement warrants held by the Sponsor to purchase 21,129,818 Listco Class A Shares at an issue price of $11.50 per share held by the Sponsor, subject to adjustment in accordance with the Warrant Agreement.

“Listco Ownership Arrangements” means collectively (i) that certain Expenses Agreement between MaplesFS Limited, a company incorporated under the laws of the Cayman Islands whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, and Listco, dated March 27, 2021, (ii) that certain Declaration of Trust by MaplesFS Limited, a company incorporated under the laws of the Cayman Islands whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, dated March 27, 2021, and (iii) that certain Share Transfer Restriction Agreement dated March 27, 2021, among Listco, MaplesFS Limited, a company incorporated under the laws of the Cayman Islands whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands, solely in its capacity as share trustee under the Declaration of Trust (as defined therein), and AJAX.

“Listco Unit” means each outstanding unit consisting of one Listco Class A Share and one-fourth of one Listco Public Warrant.

“Major Shareholders” means Alex Chesterman and DMGV Limited.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Merger” has the meaning set out in Section 2.1(c).

“Merger Closing” has the meaning set out in Section 2.1(d).

“Merger Closing Date” has the meaning set out in Section 2.1(d).

“Merger Effective Time” has the meaning set out in Section 2.1(e).

“Minimum Net Cash Amount” means £0.00 (zero).

“Mix and Match Election Form” shall mean the mix and match election form in the form as mutually agreed among the Company, AJAX and Listco.

“Net Cash Amount” means the amount (which may be a positive or a negative number) by which Company Cash exceeds the Company Indebtedness.

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“Number of Cash Elections” means the aggregate number of Company Shares for which the Cash Election has been made and not been lost pursuant to Section 2.1(m).

“Number of Standard Elections” means the aggregate number of Company Shares for which the Standard Election has been made pursuant to Section 2.1(m) (or deemed to have been made pursuant to Section 2.1(m)).

“Number of Stock Elections” means the aggregate number of Company Shares for which the Stock Election has been made and not been lost pursuant to Section 2.1(m).

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Open Source Software” means any open source software, public source software or freeware, or any modification or derivative of any of those things, including software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License or Mozilla Public License.

“Option Adjustment Amount” means an amount equal to the sum of the Closing Option Per Share Amounts of all Rollover Options. It is agreed and acknowledged that the Option Adjustment Amount shall be calculated without duplication of any Specified Rollover Options, it being understood that any Listco Class C Shares that are the subject of any Specified Rollover Option shall reduce the Aggregate Stock Consideration.

“Option Share” means a Company Share issuable upon the exercise of a Company Option.

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Other Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, consents, licenses, registrations, permits, or certificates of a Governmental Entity, including without limitation, any Permits issued or granted by the FCA (including, for the avoidance of doubt, the FCA’s approval of the appointment of any Group Company as an Appointed Representative of a Principal) or any Permits issued or granted by another Governmental Entity in the European Union pursuant to any applicable Law (including, without limitation, Part 4A of FSMA), directive or regulation of the European Parliament and of the Council relating to financial services (as amended from time to time) and any legislation, law or regulation made, or relating to the implementation of, any directive or regulation of the European Parliament and of the Council relating to financial services (including, without limitation, any equivalent or similar law, rule or regulation implemented in the United Kingdom as a result of its withdrawal from the European Union), in all cases as amended from time-to-time.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in non-material Intellectual Property Rights in the ordinary course of business, (g) purchase money Liens securing rental payments under capital lease arrangements; (h) Liens expressly disclosed on the face of the Latest Balance Sheet, (i) Liens deemed to be created by this Agreement or any Ancillary Documents or the transactions contemplated hereby or thereby; (j) such other imperfection to title or Liens, if any, arising in the ordinary course of business or that have not had, and would not be reasonably expected to have, a Company Material Adverse Effect or AJAX Material Adverse Effect, as applicable.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that (a) can, alone or when combined with other information, identify a natural person, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company governing personal information.

“PIPE Financing” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“PIPE Subscription Agreements” has the meaning set forth in the recitals.

“Plan of Merger” has the meaning set forth in Section 2.1(e).

“Pre-Closing AJAX Shareholders” means the holders of AJAX Shares as of any time prior to the Closing.

“Previously-owned Land and Buildings” has the meaning set forth in Section 3.18(d).

“Principal” shall mean a principal for the purposes of Section 39 of the FSMA and the FCA Handbook.

“Privacy Laws” means all applicable laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the UK Data Protection Act 2018, the GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, and the e-Privacy Directive (2002/58/EC), and including any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, demand, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“properly completed stock transfer form(s)” means properly completed and duly executed (but undated) stock transfer form(s).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Warrant” means each warrant to purchase one AJAX Class A Share at an issue price of $11.50 per share, which are listed on the NYSE under the ticker symbol “AJAX.”

“Purchased Shares” has the meaning set forth in Section 2.1(l).

“R&D Tax Credits” has the meaning set forth in the definition of “Company Cash.”

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property (including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus of Listco and proxy statement of AJAX.

“Regulated Group Company” means a Group Company holding a Permit.

“Regulatory Code of Conduct” means the rules and guidance set out in the code of conduct in the FCA Handbook and related conduct rules and standards.

“Representatives” means with respect to any Person, such Person’s controlled Affiliates and its and such controlled Affiliates’ respective directors, officers, managers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal, the Required Governing Document Proposal and the Incentive Equity Plan Proposal.

“Rollover Option” has the meaning set forth in Section 2.4(c).

“Sanctioned Country” means any country or region that is targeted by comprehensive export, import, financial or investment embargo under any Sanctions Laws (which currently comprise Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means: (i) any Person included on any restricted party list administered by the European Union, the United Kingdom, or the United States, including, without limitation, the UK Consolidated List of Financial Sanctions Targets, the Consolidated List of Persons, Groups, or Entities Subject to EU Financial Sanctions, and the U.S. Specially Designated Nationals and Block Persons List; (ii) any Person that is ordinarily resident in or organized under the laws of a Sanctioned Country; or (iii) any Governmental Entity of a Sanctioned Country; or (iv) any Person that is owned or controlled by one or more persons described in (i), (ii), or (iii) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the AJAX Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means actions that result in an actual, suspected, alleged or potentially likely cyber or security incident that could have an adverse effect on a Company IT System, Personal Data or any Company trade secret (including any processed, stored, or transmitted thereby or contained therein), including an occurrence that actually or potentially likely jeopardizes the confidentiality, integrity, or availability of a Company IT System, Personal Data or any Company trade secret. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company IT Systems, Personal Data or Company trade secrets, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Share Purchase” has the meaning set forth in Section 2.1(l).

“Shareholder SPA” shall mean a sale and purchase agreement entered into with one or more Company Shareholders (including each of the Shareholder SPAs entered into with the Supporting Company Shareholders) substantially in the form attached hereto as Exhibit E.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Function” means a function specified for the purposes of section 63E of FSMA in the FCA Handbook (as applicable) from time to time.

“Specified Option” has the meaning set forth in Section 2.4(b).

“Specified Rollover Option” has the meaning set forth in Section 2.4(b).

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Equity Adjustment Amount” means $89,443,430.

“Sponsor Letter Agreement” has the meaning set forth in the recitals.

“Sponsor Warrants” means the 21,129,818 private placement warrants held by the Sponsor to purchase 21,129,818 AJAX Class A Shares at an issue price of $11.50 per share held by the Sponsor, subject to adjustment in accordance with the Warrant Agreement.

“Standard Cash Amount” means an amount in cash equal to (i) the Aggregate Cash Consideration divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Standard Election” has the meaning set forth in Section 2.1(m)(i).

“Standard Stock Amount” means a number of Listco Class C Shares equal to (i) the Aggregate Stock Consideration divided by (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)).

“Stock Election” has the meaning set forth in Section 2.1(m)(i).

“Stock Oversubscription Amount” means the product of the (i) Standard Stock Amount and a (ii) fraction, the numerator of which is the Number of Cash Elections and the denominator of which is the Number of Stock Elections.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals.

“Surviving Entity” has the meaning set forth in Section 2.1(c).

“Surviving Entity Articles of Association” has the meaning set forth in Section 2.1(h).

“Tax” means any U.S. federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection, imposition or administration of Taxes or Tax Returns.

“Tax Consolidation” means any fiscal unity or Tax consolidation arrangement between two or more companies the effect of which is to treat those companies as a single entity for any Tax purpose.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Tax Authority in connection with, or relating to, Taxes.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.10.

“Trustee” has the meaning set forth in Section 4.10.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unpaid AJAX Expenses” means the AJAX Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unprorated Aggregate Cash Consideration” means the sum of (i) the Number of Standard Elections multiplied by the Standard Cash Amount and (ii) the Number of Cash Elections multiplied by the Default Cash Election Amount.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Closing that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Closing that is vested as of such time or will vest in connection with the consummation of the transactions contemplated hereby (whether at the Closing or otherwise).

“Vested Unapproved Options” has the meaning set forth in Section 2.4(b).

“Waiving Parties” has the meaning set forth in Section 8.20(a).

“Warrant Agreement” means the Warrant Agreement, dated as of October 27, 2020, by and between AJAX and the Trustee.

Article II
TRANSACTIONS

Section 2.1 Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur:

(a) Listco Share Purchase. On the second Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at or following the Listco Share Purchase, at the Merger Closing or at the Closing, as applicable), but in no event earlier than three (3) Business Days prior to Closing or on such other date and at such place or time as may be agreed to in writing by Listco, AJAX and the Company (the “Listco Closing Date”), AJAX shall purchase and acquire from the Listco Initial Shareholder, and the Listco Initial Shareholder shall sell, transfer, convey and deliver to AJAX, all of the Listco Shares then issued and outstanding free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws) (the “Listco Share Purchase”) and Listco shall, and AJAX shall cause Listco to, update its register of members on the Listco Closing Date to reflect the Listco Share Purchase.

(b) Tax Election; Listco Governing Documents. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), following the Listco Share Purchase and on the Check the Box Election Date, (x) Listco shall make the Check the Box Election, and (y) AJAX, as the sole shareholder of Listco, shall approve the adoption of the Articles of Association of Listco in the form attached hereto as Exhibit F (the “Listco Articles of Association”) to become automatically effective at the Closing.

(c) The Merger. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), in accordance with the Cayman Islands Companies Act (As Revised) (the “CICA”) at the Merger Effective Time, AJAX shall be merged with and into Listco (the “Merger” and, together with the Listco Share Purchase and the Check the Box Election, the “AJAX Reorganization”), whereupon AJAX will cease to exist and will be struck off the register of companies in the Cayman Islands, with Listco surviving the Merger (Listco, as the surviving company (as defined in the CICA) in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(d) Merger Closing. Subject to the continuing satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Merger Closing or the Closing, as applicable), the closing of the Merger (the “Merger Closing”) shall take place on the Check the Box Election Date. The date on which the Merger Closing actually takes place is referred to as the “Merger Closing Date.”

(e) Merger Effective Time. On the Merger Closing Date, AJAX and Listco shall (i) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in the form set out in Exhibit H attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA, and (ii) make any other filings, recordings or publications required to be made by AJAX or Listco under the CICA in connection with the Merger. The Merger shall become effective on the date and at the time of the filing of the Plan of Merger, in accordance with the CICA (which the Parties agree shall be deemed effective as of 12:01 a.m. on the Check the Box Election Date) (such date and time being hereinafter referred to as the “Merger Effective Time”).

(f) Effects of the Merger. At the Merger Effective Time, the Merger shall have the effects specified in the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of AJAX and Listco shall immediately vest in the Surviving Entity and the Surviving Entity shall be liable for and subject in the same manner as AJAX and Listco to all mortgages, charges or security interests and all contracts (including the Warrant Agreement, the letter agreement among the Sponsor and the other Insiders party thereto, and each of the other Contracts entered into by AJAX in connection with the IPO), obligations, claims, debts and liabilities of AJAX and Listco in accordance with the CICA and as provided in this Agreement (including the Warrant Agreement and each of the other Contracts entered into by AJAX in connection with the IPO).

(g) Directors and Officers. The directors and officers of AJAX as of immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Entity upon the Merger Effective Time until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity; provided, that the Parties agree that the directors and officers of the Surviving Entity shall be selected such that the Surviving Entity will be tax resident outside the United Kingdom at all times prior to the Closing.

(h) Surviving Entity Governing Documents. Without any further action on the part of AJAX or Listco, the Memorandum and Articles of Association of Listco which shall be in substantially the same form as the AJAX Governing Documents shall be the Governing Documents of the Surviving Entity (the “Surviving Entity Articles of Association”) at the Merger Effective Time, which Surviving Entity Articles of Association shall remain in effect until the Closing, at which point the Listco Articles of Association, as approved by AJAX as contemplated by Section 2.1(b), shall become effective at the Closing.

(i) Treatment of Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of AJAX or Listco or the holders of any securities of AJAX:

(A) Each AJAX Unit issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the right to receive one Listco Unit;

(B) Each AJAX Class A Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the right to receive one Listco Class A Share;

(C) Each AJAX Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled in exchange for the right to receive one Listco Class B Share;

(D) Each Public Warrant issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for the right to receive one Listco Public Warrant (or fraction thereof, as applicable) and shall thereupon be deemed terminated and no longer outstanding;

(E) Each Sponsor Warrant issued and outstanding immediately prior to the Merger Effective Time shall be exchanged for the right to receive one Listco Sponsor Warrant (or fraction thereof, as applicable), and shall thereupon be deemed terminated and no longer outstanding; and

(F) Each Listco Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and shall cease to exist, without payment of any consideration or distribution thereafter.

(j) Pursuant to the terms of the Public Warrants and the Sponsor Warrants, each of the Listco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Public Warrants, and each of the Listco Sponsor Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Sponsor Warrants, except that in each case they shall represent the right to acquire Listco Class A Shares in lieu of AJAX Class A Shares.

(k) From and after the Merger Effective Time, all AJAX Shares, AJAX Units and AJAX Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of an AJAX Share, AJAX Unit or AJAX Warrant shall cease to have any rights with respect thereto, except the right to receive a corresponding number of Listco Shares, Listco Units, Listco Public Warrants or Listco Sponsor Warrants, respectively upon the register of members of Listco being updated in accordance with Section 2.6(a).

(l) The Share Purchase.

(i) On the terms and subject to the conditions set forth in this Agreement and each of the Shareholder SPAs, at the Closing, Listco shall purchase and acquire from the Company Shareholders, and the Company Shareholders shall (or, as required hereby and pursuant to article 23.8 of the Company Articles of Association, the Company as agent for any Company Shareholder who has not executed a Shareholder SPA prior to Closing), in accordance with the Shareholder SPAs, sell, transfer, convey and deliver to Listco, all of the Company Shares issued and outstanding immediately prior to Closing (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)) (the “Purchased Shares”), free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws or any general restrictions under the Company Articles of Association) (the “Share Purchase”). The Share Purchase shall be effected pursuant to the terms, and subject to the conditions, of the Shareholder SPAs entered into and delivered by each Company Shareholder prior to Closing (or, as required hereby and pursuant to article 23.8 of the Company Articles of Association, the Company as agent for any Company Shareholder who has not executed a Shareholder SPA prior to Closing). The aggregate consideration for the Purchased Shares (together with any consideration paid or issued in respect of any Specified Option Share) shall be (i) an amount in cash equal to the Aggregate Cash Consideration, plus (ii) an amount equal to the Aggregate Stock Consideration multiplied by the AJAX Share Value, to be satisfied by the issuance by Listco of a number of Listco Class C Shares, or in the case of any Specified Option Share making an election for cash consideration pursuant to Section 2.4(b)(ii), the issuance of a Specified Rollover Option, with the aggregate Listco Class C Shares to be issued or subject to a Specified Rollover Option to be equal to the Aggregate Stock Consideration (with such Listco Class C Shares being issued at a per share value equal to the AJAX Share Value) and shall be issued to the Company Shareholders in accordance with Section 2.1(l)(i), Section 2.1(m) and Section 2.4(b)(ii) and as set forth on the Allocation Schedule.

(ii) Each holder of a Company Share (including after giving effect to the transactions contemplated by Section 2.4(a), Section 2.4(b) and Section 2.4(d)) shall have the right to make an election with respect to each Company Share held by such Company Shareholder (it being agreed that a Company Shareholder may make a different Election with respect to each of its Company Shares) to receive in accordance with the procedures set forth in Section 2.1(m):

(A) for each Company Share held by a Company Shareholder with respect to which the Standard Election is made pursuant to Section 2.1(m) (or deemed to have been made pursuant to Section 2.1(m)), (1) a number of validly issued, fully paid and non-assessable Listco Class C Shares, equal to the Standard Stock Amount and (2) an amount of cash equal to the Standard Cash Amount;

(B) for each Company Share held by a Company Shareholder with respect to which a Cash Election has been made and not lost pursuant to Section 2.1(m), either (1) if the Unprorated Aggregate Cash Consideration is equal to or less than the Aggregate Cash Consideration, an amount of cash equal to the Default Cash Election Amount, or (2) if the Unprorated Aggregate Cash Consideration is greater than the Aggregate Cash Consideration, (x) an amount of cash equal to the sum of the Standard Cash Amount and the Cash Oversubscription Amount and (y) a number of validly issued, fully paid and non-assessable Listco Class C Shares equal to the difference between (I) the Standard Stock Amount and (II) the quotient obtained by dividing the Cash Oversubscription Amount by the AJAX Share Value; and

(C) for each Company Share held by a Company Shareholder with respect to which a Stock Election has been made and not lost pursuant to Section 2.1(m), either (1) if the Unprorated Aggregate Cash Consideration is equal to or greater than the Aggregate Cash Consideration, a number of validly issued, fully paid and non-assessable Listco Class C Shares equal to the Default Stock Election Amount, or (2) if the Unprorated Aggregate Cash Consideration is less than the Aggregate Cash Consideration, (x) a number of validly issued, fully paid and non-assessable Listco Class C Shares equal to the sum of (I) the Standard Stock Amount and (II) the Stock Oversubscription Amount; and (y) an amount of cash equal to the difference between (I) the Standard Cash Amount and (II) the product of the Stock Oversubscription Amount and the AJAX Share Value.

(iii) For the avoidance of doubt: (a) the aggregate amount of cash paid, and the aggregate number of Listco Class C Shares (including, in the case of any Specified Option Share making an election for cash consideration pursuant to Section 2.4(b)(ii), the aggregate Listco Class C Shares to be subject to a Specified Rollover Option) issued, to all of the holders of Company Shares and Specified Options pursuant to Section 2.1(l)(i) and Section 2.4(b)(ii) shall not exceed the aggregate amount of cash that would have been paid, and the aggregate number of Listco Class C Shares that would have been issued, to all of the holders of Company Shares and Specified Option Shares had the Standard Election been made with respect to each Company Share and (b) any Company Shareholder may make its Election by providing on the Mix and Match Election Form an Election for a specific amount of cash or percentage of Listco Class C Shares, which Election shall be deemed to constitute, in relation to the shares held by the Company Shareholder, a number of Standard Elections, Cash Elections and Stock Elections as, on aggregate would, following the allocation procedures provided herein, come closest to the Company Shareholder’s Election; provided, that in no event will the Company, Listco, AJAX or the Exchange Agent (or any of their respective Affiliates) have any (and the Mix and Match Election Form shall provide that there shall be no) liability to any Company Shareholder with respect to the computation of any Stock Election, Cash Election or Standard Election in respect of any Election made by any Company Shareholder pursuant to this clause (b).

(m) Consideration Election. Unless otherwise agreed to in writing (including in a Transaction Support Agreement), each holder of a Company Share shall have the right pursuant to Section 2.1(l)(i), subject to the limitations set forth in this Section 2.1(m), to submit an irrevocable election (each, an “Election”), with respect to each Company Share independently in accordance with the following procedures:

(i) Each holder of Company Shares may specify in a request made in accordance with the provisions of this Section 2.1(m) whether such holder elects to receive with respect to each Company Share held by such holder either: (A) the consideration set forth in Section 2.1(l)(ii)(A) (such Election with respect to such number of Company Shares, the “Standard Election”), (B) the consideration set forth in Section 2.1(l)(ii)(B) (such Election with respect to such number of Company Shares, the “Cash Election”), or (C) the consideration set forth in Section 2.1(l)(ii)(C) (such Election with respect to such number of Company Shares, the “Stock Election”).

(ii) A holder of Company Shares will be deemed to have made the Standard Election with respect to all Company Shares held by such holder of Company Shares if: (A) he, she or it does not properly make an Election in accordance with the provisions of this Section 2.1(m); (B) his, her or its Election is not received by the Company prior to the Election Deadline in the manner provided in Section 2.1(m)(iii); or (C) he, she or it does not deliver properly completed stock transfer form(s) in respect of his, her or its Company Shares to the Exchange Agent in accordance with Section 2.6(c)(ii) by the Election Deadline).

(iii) Any Election set forth in Section 2.1(m)(i) shall have been made properly only if the Company shall have received, by the Election Deadline, a Mix and Match Election Form properly completed and signed indicating such Election and properly completed stock transfer form(s). If the Company shall determine in its reasonable discretion that, as of the Election Deadline, any Election is not properly made with respect to any Company Share (it being understood that, unless otherwise expressly agreed to in writing, no Party nor the Exchange Agent is under any duty to notify any holder of any such defect), such holder of Company Shares will be deemed to have made the Standard Election. Any Election properly made shall be irrevocable upon delivery thereof to the Company; provided, that all Elections shall be revoked automatically if this Agreement has been terminated in accordance with Article VIII and will not be subject to Section 2.1(m)(ii).

(iv) The Company, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement or any applicable Ancillary Document, governing (A) compliance by any holder of Company Shares with the Election procedures set forth herein, and (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed in Section 2.1(l).

(v) The Company agrees to provide the AJAX Parties, on a reasonably current basis and promptly upon request, information regarding the Elections that have been made under this Section 2.1(m), including the number of Company Shares with respect to which a Standard Election, Cash Election or Stock Election have been made.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the Share Purchase (the “Closing”) shall take place electronically by exchange of the closing executed deliverables as promptly as reasonably practicable, but (i) in no event later than the fifth (5th) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver in writing) of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at the Closing, but subject to satisfaction or waiver in writing of such conditions) or at such other date as AJAX and the Company may agree in writing; and (ii) in no event earlier than the second (2nd) Business Day following the Merger Closing Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Closing Statement; Allocation Schedule; Aggregate Transaction Proceeds

(a) At least five (5) Business Days prior to the anticipated Closing Date, AJAX shall deliver to the Company a statement (the “AJAX Closing Payments Statement”) setting forth (i) a reasonably detailed calculation of the Aggregate Transaction Proceeds, including each subcomponent thereof, and reasonably detailed supporting documentation therefor, (ii) AJAX’s good faith estimate of the amount of Unpaid AJAX Expenses (together with invoices evidencing any Unpaid AJAX Expenses payable to third parties), and (iii) a certification, duly executed by an authorized officer of AJAX, that, solely in his or her capacity as an officer of AJAX (and without any personal liability), the information and calculations in the AJAX Closing Payments Statement is (A) true and correct in all respects as of the close of business on the day prior to deliver of such AJAX Closing Payments Statement and (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of AJAX and applicable Laws. Notwithstanding the foregoing, AJAX may update the AJAX Closing Payments Statement if any of the calculations or amounts shown therein are incorrect as a result of changes in the number of AJAX shareholders participating in the AJAX Shareholder Redemption or changes in the Aggregate Closing PIPE Proceeds, and in such event all of the calculations derived from the AJAX Closing Payments Statement, including those set forth on the Allocation Schedule, shall be updated for all purposes under this Agreement prior to the Closing. Prior to the AJAX Shareholders Meeting after the final date for delivery of redemption notices with respect to AJAX Class A Shares, AJAX shall advise the Company of the number of AJAX Class A Shares with respect to which valid requests for redemption were received prior to such final date and not validly withdrawn.

(b) At least three (3) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to AJAX (i) an estimated consolidated balance sheet of the Group Companies as of the Measurement Time (the “Estimated Closing Balance Sheet”), (ii) a statement (the “Closing Statement”) setting forth the Company’s good faith calculation (subject to the requirements of Section 2.3(d)(v)), together with reasonable supporting detail, of the Net Cash Amount (including each component thereof), the Aggregate Cash Consideration (including each component thereof), the Aggregate Stock Consideration (including each component thereof) and the amount of Unpaid Company Expenses (together with invoices evidencing any Unpaid Company Expenses payable to third parties) and Unpaid AJAX Expenses, in each case, calculated in a manner consistent with the applicable definitions and amounts contained in this Agreement and with the AJAX Closing Payments Statement, (iii) an allocation schedule (the “Allocation Schedule”) setting forth (A) the number and class of Company Shares held by each Company Shareholder (including, as a separately designated amount of Company Shares, the number of Company Shares received in connection with the exercise of Company Options and Company Warrants pursuant to Section 2.4(a), Section 2.4(b) and Section 2.4(d)), (B) the number of Company Shares subject to each Company Option held by each holder thereof that will be an Unvested Company Option as of immediately prior to the Closing and which will become a Rollover Option pursuant to Section 2.4(c), (C) the number of Company Shares subject to each Company Warrant held by the holder thereof that, as of the delivery of the Allocation Schedule, have not been exercised, (D) in the case of the Company Options and Company Warrants, the exercise price and, if applicable, the exercise date, (E) the Company’s calculation of the Option Adjustment Amount (including each component thereof), (F) whether each Company Shareholder has made (or has been deemed to have made) an Election with respect to such Company Shareholder’s Company Shares, and if so which Election each such Company Shareholder has made (or has been deemed to have made) with respect to each such Company Share, (G) the portion of the Aggregate Cash Consideration allocated to each holder of Company Shares in accordance with Section 2.1(l)(ii), (H) the portion of the Aggregate Stock Consideration allocated to each holder of Company Shares in accordance with Section 2.1(l)(ii), (I) the portion of the Aggregate Stock Consideration allocated to each holder of Company Shares issued in respect of EMI Options which became vested in connection with the Closing pursuant to Section 2.4(a), (J) the portion of the Aggregate Cash Consideration allocated to each Electing Option Holder in accordance with Section 2.4(b) and the number of Specified Option Shares with respect thereto, (K) the aggregate number of Specified Rollover Options and the corresponding number of Listco Class C Shares for which they are exercisable and their respective exercise prices at the Closing and (L) the aggregate number of Rollover Options and the corresponding number of Listco Class C Shares for which they are exercisable and their respective exercise prices at the Closing, and (iv) a certification, duly executed by an authorized officer of the Company, that, solely in his or her capacity as an officer of the Company (and without any personal liability) and subject to reflecting the adjustments (if any) made pursuant to clause (iii) of Section 2.3(c), the information and calculations set forth in the Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule are, and will be as of immediately prior to the Closing, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Shareholder Agreement and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants, in accordance with the applicable Company Equity Plan or, as applicable, the applicable warrant or similar agreement with respect to each Company Warrant.

(c) From and after delivery of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule until the date the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule are deemed final pursuant to this Section 2.3(c), each Party shall (i) provide the other Party and its Representatives with reasonable access during reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Group Companies or AJAX Parties (as applicable) and to senior management personnel of the Group Companies or AJAX Parties (as applicable), in each case to the extent reasonably requested by a Party or any of its Representatives in connection with their review of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule (as applicable), (ii) cooperate with the other Party and its Representatives in connection with their review of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet and the Closing Statement and the Allocation Schedule (as applicable) and (iii) consider in good faith any potential adjustments raised by the other Party to the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule and make any corresponding changes to the AJAX Closing Payments Statement, Estimated Closing Balance Sheet, the Closing Statement and the Allocation Schedule agreed to by the Company or the AJAX Parties, as applicable, no later than one (1) Business Day prior to the Closing. Absent manifest error, for all purposes under this Agreement, the final, binding and conclusive calculations of the AJAX Closing Payments Statement, Estimated Closing Balance Sheet and the Closing Statement and the Allocation Schedule shall be those reflecting the adjustments (if any) made pursuant to clause (iii) of this Section 2.3(c).

(d) Notwithstanding anything to the contrary herein, (i) the aggregate number of Listco Class C Shares that each Company Equityholder will have a right to receive or to which his, her or its Rollover Options will become subject, as applicable, under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of Listco Class C Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Stock Consideration, (iii) in no event shall the aggregate amount of cash set forth on the Allocation Schedule that is allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders) exceed the Aggregate Cash Consideration, (iv) the AJAX Parties and the Exchange Agent will be entitled to rely upon the final Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, (v) the Equity Value, the Adjusted Equity Value, the Option Adjustment Amount, the Net Cash Amount, the Aggregate Stock Consideration, the Aggregate Cash Consideration, the Company Cash, the Company Indebtedness, the exercise price of the Rollover Options and any other amount to be calculated pursuant to this Agreement or any Ancillary Document with respect to the consideration paid for the Purchased Shares (and component or subcomponent of any of the foregoing which is expressed as a currency), shall be determined using U.S. Dollars, and the applicable U.S. Dollar amount shall be converted from the applicable foreign currency equivalent determined on the basis of the Fixing Rate, and (vi) the Company shall not issue any share certificates prior to the Closing Date in respect of Company Options and Company Warrants that are exercised pursuant to Section 2.4 before the Closing Date.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a Listco Security will be issued by Listco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Listco Security (after aggregating all fractional Listco Securities that would otherwise be received by such Person) shall instead have the number of Listco Securities issued to such Person rounded down in the aggregate to the nearest whole Listco Security.

Section 2.4 Treatment of Company Options and Drover Warrants.

(a) Promptly following the effectiveness of the Registration Statement / Proxy Statement (and, unless otherwise agreed in writing between the Company and AJAX, no later than three (3) Business Days after such effectiveness), the Company shall exercise its discretion pursuant to the applicable Company Equity Plans to accelerate any Company Options granted under the Cazoo Holdings Limited EMI Share Option Scheme (the “EMI Options”) so that all such EMI Options shall be vested prior to Closing and shall notify any holder of EMI Options that they may elect for all, or a portion of, such EMI Options to be exercised in exchange for Company Shares (rounded down to the nearest whole share) in accordance with the applicable Company Equity Plan and any applicable grant or similar agreement with respect to each such EMI Option. All such exercised EMI Options shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, warrant or similar agreement, other than, for the avoidance of doubt, with respect to the Company Shares into which such EMI Options are exchanged. The Parties agree and acknowledge that the acceleration of the vesting of the EMI Options (or any portion thereof) by the Company in accordance with the applicable Company Equity Plan and this Section 2.4(a) and the receipt by any holder of EMI Options of any Company Shares in respect thereof, shall be conditional upon the execution of an agreement, in a form and substance reasonably acceptable to the AJAX Parties (the “EMI Restricted Share Agreement”), by any such holder of EMI Options, pursuant to which, among other things, such holder shall agree (x) to the forfeiture (without any payment or consideration therefore) of their future Listco Class C Shares (or, upon any conversion thereof, Listco Class A Shares), received in respect of any EMI Restricted Share upon certain events specified in the EMI Restricted Share Agreement, (y) to restrictions on the transfer of any EMI Restricted Share (subject to certain customary exceptions), and (z) that such holder may only make a Stock Election with respect to any EMI Restricted Share. Subject to this Section 2.4(a) and the terms and conditions of the EMI Restricted Share Agreement, all Company Shares issued in respect of EMI Options pursuant to this Section 2.4(a) shall be treated the same as all other Company Shares with respect to Share Purchase and this Agreement, including with respect to the right to make an Election pursuant to Section 2.1(m).

(b) Promptly following the effectiveness of the Registration Statement / Proxy Statement (and, unless otherwise agreed in writing between the Company and AJAX, in any event no later than three (3) Business Days after such effectiveness), the Company shall notify any holder of Vested Company Options granted under the Cazoo Holdings Limited Share Option Scheme (Non-Tax Favoured) (the “Vested Unapproved Options”) that they may either, in accordance with the applicable Company Equity Plan and any applicable grant or similar agreement with respect to each such Vested Unapproved Option: (i) in accordance with the applicable grant agreement, elect to exercise all, or a portion of, such Vested Unapproved Options in exchange for Company Shares (rounded down to the nearest whole share), which Company Shares shall then be treated the same as all other Company Shares with respect to the Share Purchase and this Agreement, including with respect to the right to make an Election pursuant to Section 2.1(m); or (ii) make a Cash Election with respect to each Option Share underlying the Vested Unapproved Options held by such holder (treating for this purpose as though such Option Shares were equivalent to Company Shares for the purposes of such Cash Election) (each such Option Share, a “Specified Option Share” and each such holder of such Vested Unapproved Options making an election, an “Electing Option Holder”); provided, that, with respect to each Specified Option Share for which a Cash Election is made, the holder will be entitled to receive (x) an amount of cash consideration per Specified Option Share determined in accordance with Section 2.1(l)(i) (after accounting for all Elections made with respect to all Company Shares and all Specified Option Shares), which cash consideration shall be paid through the Company’s payroll system subject to any applicable withholdings required by Law and giving effect to deductions for any applicable employer National Insurance contributions required to be borne by the Electing Option Holder or the Company under the terms of the applicable Company Equity Plan; and (y) if applicable based on the number and type of Elections made by all holders of Company Shares and all holders of Specified Option Shares, an option to purchase an equivalent value of Listco Class C Shares (rounded down to the nearest whole share) (or, upon any conversion thereof, Listco Class A Shares) under the Listco Incentive Equity Plan, calculated with reference to the respective value of a Company Share and a Listco Class C Share immediately prior to the Closing (a “Specified Rollover Option”) (assuming for this purpose that such Specified Option Share be treated as equivalent to a Company Share for which a Cash Election was validly made prior to Closing); and in respect of the consideration set forth in clause (x) and, if applicable, (y) above, such Specified Option shall be cancelled and of no further force and effect. For the avoidance of doubt, (1) any holder of a Company Option granted under the Cazoo Holdings Limited Share Option Scheme (Non-Tax Favoured) that is not a Vested Unapproved Option will be treated in accordance with Section 2.4(c) in respect of their Company Options, and (2) upon the Closing, all Company Options shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans or any underlying grant, award, warrant or similar agreement, other than, for the avoidance of doubt, with respect to the cash consideration, Rollover Options, Specified Rollover Options or Company Shares (as applicable) for which such Company Options are exchanged in accordance with this Section 2.4(b) or Section 2.4(c). The Company agrees to provide AJAX, on a reasonably current basis and promptly upon request, information regarding any elections that have been made by Electing Option Holders under this Section 2.4(b).

(c) At the Closing, without any action of any Party or any other Person (but subject to the prior provisions of this Section 2.4) each remaining Company Option (or portion thereof) (which, for the avoidance of doubt, shall include any remaining EMI Option and Vested Unapproved Option) that is outstanding and unexercised (or, if applicable, for which an election to receive a cash payment is not made under Section 2.4(b)(ii)), whether vested or unvested, as of immediately prior to the Closing shall (by operation of the applicable Company Equity Plan and actions of the Company and the Company’s board of directors (or a committee of such board) as required by Section 2.4(e)) be automatically canceled, extinguished and retired and shall cease to exist and shall be replaced by an option to purchase an equivalent value of Listco Class C Shares (or, upon any conversion thereof, Listco Class A Shares) under the Listco Incentive Equity Plan, calculated with reference to the respective value of a Company Ordinary Share and a Listco Class C Share immediately prior to the Closing (each, a “Rollover Option”). Except as agreed in writing with the holder thereof, Rollover Options shall be subject to the terms and conditions of the Listco Incentive Equity Plan but shall be granted on the same terms (including with respect to exercise price, vesting schedule and leaver provisions) as such Company Options were subject prior to the Closing under the applicable Company Equity Plan or otherwise.

(d) The Company shall cause each holder of the Drover Warrants to cease to have any rights with respect thereto as of Closing (including by delivering a notice pursuant to condition 7 of the Drover Warrants prior to Closing or otherwise). It is acknowledged that (i) the Company may settle the Drover Warrants by issuing Company Shares to a holder of such Drover Warrant if such holder exercises the “Warrant Subscription Right” (as defined in the Drover Warrants) in connection with the transactions contemplated herein or (ii) the Company may enter into alternative arrangements with the holders of the Drover Warrants to settle such warrants in a “cashless” net exercise manner or equivalent (it being agreed that any such alternative arrangement must result in the exercise of such Drover Warrants in full for Company Shares prior to the Closing or otherwise result in the cancellation of such Drover Warrants prior to Closing).

(e) Immediately prior to the Closing, all Company Equity Plans and Company Options and Company Warrants issued thereunder shall terminate. Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans, under all underlying grants, awards, warrants or similar agreements and otherwise to give effect to the provisions of this Section 2.4.

(f) The Company shall use reasonable best efforts to recover from holders who exercise Company Options pursuant to this Section 2.4, the employee portion of any employment, payroll or similar Taxes in connection with the exercise of such options, whether by deduction withholding through payroll or otherwise, in accordance with the applicable Company Equity Plan.

Section 2.5 Closing Date Cash Payments and Uses. Subject to the satisfaction or waiver in writing of the conditions set forth in Article VI (other than those conditions that by their terms or nature can only be satisfied at Closing, but subject to the satisfaction or waiver in writing of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse all Aggregate Transaction Proceeds in the following order of priority:

(a) first, Listco shall pay, at the Closing, (i) on behalf of the Group Companies, all Unpaid Company Expenses and (ii) all Unpaid AJAX Expenses, in each case, by wire transfer of immediately available funds on behalf of the Persons that incurred such Unpaid AJAX Expenses and Unpaid Company Expenses or by whom such Unpaid AJAX Expenses and Unpaid Company Expenses are payable;

(b) second, following the Closing, the next $840,000,000 shall be (i) used for payment of any Transfer Taxes and (ii) funded as primary capital to the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes);

(c) third, the next $605,000,000 shall be paid to the Company Shareholders in satisfaction of the Aggregate Cash Consideration (as determined in accordance with Section 2.1(l) and in the allocations set forth on the Allocation Schedule); and

(d) fourth, any remaining amount of Aggregate Transaction Proceeds shall be funded as primary capital to the Company or its Subsidiaries (including for working capital, growth and other general corporate purposes).

Section 2.6 Exchange Procedures and Shareholder Deliverables.

(a) Exchange Agent. As promptly as reasonably practicable following the date of this Agreement, but in no event later than fifteen (15) Business Days prior to the Merger Closing Date, Listco and AJAX shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement (the “Exchange Agent Agreement”) with the Exchange Agent for the purpose of facilitating the transactions contemplated in this Section 2.6 (including the provisions of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Listco, AJAX or the Company, or otherwise required for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b) Merger Exchange Procedures. The Exchange Agent Agreement shall provide that the Exchange Agent shall immediately upon the Merger Effective Time, update the register of members of Listco to reflect the Merger based on the register of members of AJAX immediately prior to the Merger.

(c) Share Purchase Procedures.

(i) The Exchange Agent Agreement shall provide that the Exchange Agent shall exchange properly completed and duly executed stock transfer forms in respect of the Company Shares entered on the share register of the Company immediately prior to the Closing (including where such stock transfer forms are delivered by the Company as an agent or attorney of any of the Company Shareholders) for the portion of the Aggregate Stock Consideration issuable and/or Aggregate Cash Consideration payable in respect of such Company Shares (as determined in accordance with Section 2.1(m) and Section 2.3(b) and as set forth on the Allocation Schedule and otherwise on the terms and subject to the other conditions set forth in this Agreement). The Exchange Agent Agreement shall further provide that (A) the Exchange Agent will hold the stock transfer form(s) to the order of the relevant Company Shareholders and will date and release the stock transfer form(s) on the Closing Date and (B) if the Closing does not take place and this Agreement terminates, the Exchange Agent will destroy the stock transfer form(s).

(ii) At the Closing, Listco shall (A) provide evidence of authorization, and instruction to, issue Listco Class C Shares in book-entry form representing the Aggregate Stock Consideration (reduced for any portion of the Aggregate Stock Consideration to be paid to holders of Specified Option Shares for which an election to receive cash is made pursuant to Section 2.4(b)(ii), which portion of the Aggregate Stock Consideration shall be payable to such holders in the form of Specified Rollover Options), and (B) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, the Aggregate Cash Consideration (including any portion of the Aggregate Cash Consideration to be paid to holders of Specified Option Shares for which an election to receive cash is made pursuant to Section 2.4(b)(ii), which portion shall be paid to the Company for further distribution to such holders of Specified Options through the Company’s payroll).

(iii) Each Company Shareholder shall be entitled to receive the applicable portion of the Aggregate Stock Consideration and/or Aggregate Cash Consideration to which he, she or it is entitled based on such Company Shareholder’s Election (or the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)) as adjusted pursuant to Section 2.1(l)(ii)(B) and Section 2.1(l)(ii)(C) as set forth on the Allocation Schedule on the date provided in Section 2.6(c)(iii) upon the delivery by such Company Shareholder to the Exchange Agent of properly completed and duly executed stock transfer form(s) and share certificate (or indemnity for lost share certificate) in respect of his, her or its Company Shares. Each holder of Specified Options shall be entitled to receive the applicable portion of the Aggregate Stock Consideration and/or the Aggregate Cash Consideration to which he, she or it is entitled based on such holder’s election pursuant to Section 2.4(b)(ii).

(iv) If properly completed stock transfer form(s) and share certificate (or indemnity for lost share certificate) in respect of the Company Shares are delivered to the Exchange Agent in accordance with Section 2.6(c)(ii): (A) at least two (2) Business Days prior to the Closing Date, then the Exchange Agent shall cause the applicable portion of the Aggregate Stock Consideration to be issued to the applicable Company Shareholder in book-entry form and the applicable portion of the Aggregate Cash Consideration to be paid to the applicable Company Shareholder by wire transfer of immediately available funds, in each case based on such Company Shareholder’s Election (or the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)) as adjusted pursuant to Section 2.1(l)(ii)(B) and Section 2.1(l)(ii)(C) as set forth on the Allocation Schedule, on the Closing Date, or (B) less than two (2) Business Days prior to the Closing Date, then the Exchange Agent shall cause (x) the applicable portion of the Aggregate Stock Consideration to be issued to such Company Shareholder in book-entry form as soon as reasonably practicable after the Closing Date; and (y) the applicable portion of the Aggregate Cash Consideration to be paid to the Company (which shall hold such Aggregate Cash Consideration in trust for the relevant Company Shareholder in accordance with the Company Articles of Association) by wire transfer of immediately available funds on the Closing Date, in each case based on such Company Shareholder’s Election (or the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)) as set forth on the Allocation Schedule.

(v) To the extent a Called Shareholder has not delivered properly completed stock transfer form(s) in respect of his, her or its Company Shares to the Exchange Agent in accordance with Section 2.6(c)(ii) by the Closing Date, the Company (or its directors) shall deliver duly executed stock transfer form(s) as an agent of such Called Shareholders on the Closing Date. Upon the Company’s delivery of the duly executed stock transfer form(s) to the Exchange Agent: (A) in respect of the applicable portion of the Aggregate Stock Consideration which would otherwise be issued to such Called Shareholder in book-entry form (based on the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)), the Exchange Agent shall promptly cause the applicable portion of the Aggregate Stock Consideration to be issued to the applicable Called Shareholder in book-entry form upon receipt of a written instruction from the Company that such Called Shareholder has surrendered his, her or its share certificate (or suitable indemnity); and (B) in respect of the applicable portion of the Aggregate Cash Consideration which would otherwise be paid to such Called Shareholder by wire transfer of immediately available funds (based on the Standard Election deemed to have been made pursuant to Section 2.1(m)(ii)), AJAX shall cause such Aggregate Cash Consideration to be paid to the Company (which shall hold such Aggregate Cash Consideration in trust for such Called Shareholder in accordance with the Company Articles of Association) on the Closing Date.

(vi) If the Aggregate Stock Consideration and/or Aggregate Cash Consideration with respect to any Company Share is to be issued to a Person other than the Company Shareholder in whose name the transferred Company Share is registered, it shall be a condition to the issuance or payment, as applicable, of the Aggregate Stock Consideration and/or Aggregate Cash Consideration that, in addition to any other requirements set forth herein or the Exchange Agent Agreement, (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such certificate or Company Share in the register of the Company or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(vii) No interest will be paid or accrued on the Aggregate Stock Consideration or the Aggregate Cash Consideration (or any portion thereof). From and after the Closing, (x) until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share shall solely represent the right to receive the applicable portion of the Aggregate Stock Consideration and/or Aggregate Cash Consideration to which such Company Share is entitled to receive based on such Company Shareholder’s Election (or the Standard Election is deemed to have been made pursuant to Section 2.1(m)(ii)) as set forth on the Allocation Schedule, and (y) each Specified Option Share (i) shall, to the extent an election to receive cash is made pursuant to Section 2.4(b)(ii), solely represent the right to receive the applicable portion of the Aggregate Cash Consideration (if any) and the Specified Rollover Options to which such Specified Option Share is entitled to receive in accordance with Section 2.4(b), and (ii) and to the extent no election is made pursuant to Section 2.4(b)(ii), shall solely represent the right to receive the Rollover Options which the holders of such Company Options are entitled to receive in accordance with Section 2.4(c).

Section 2.7 Withholding. The AJAX Parties, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted by applicable Law.

Article III
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules the Company hereby represents and warrants to the AJAX Parties, in each case, as of the date of this Agreement and as of the Closing, as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholder Agreement have been made available to AJAX, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholder Agreement are in full force and effect, and the Company is not in material breach or material violation of any provision set forth in its Governing Documents or the Company Shareholder Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Except for any changes to the extent permitted by Section 5.1(b) or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with Section 5.1(b), Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record owners thereof, and (iii) with respect to each Company Option, (A) the date of grant, and (B) any applicable exercise (or similar) price. The Company has made available to AJAX each Contract pursuant to which any Company Warrant has been issued and is outstanding. The Allocation Schedule, when delivered pursuant to Section 2.3(b) will be true and correct and consistent with the Company’s Governing Documents.

(b) All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Closing will be an “in the money” Company Option for purposes of Section 2.4 (i.e., the Closing Option Per Share Amount of each Company Option is greater than zero). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Shareholder Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Options and Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except as set out in the Company Shareholder Agreement and the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities. The Allocation Schedule, when delivered to AJAX, will be true and correct in all respects.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) Except as set forth in Section 3.2(c), none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

(f) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies that is material to the business of the Group Companies taken as a whole as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) The treatment of the Company Options contemplated by Section 2.4(a), Section 2.4(b), Section 2.4(c) and Section 2.4(d) in connection with the transactions contemplated hereby are permitted under the Governing Documents of the Company or other applicable Contracts.

Section 3.3 Authority. The Company has the requisite corporate authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to AJAX true, correct and complete copies of (i) the audited consolidated statement of financial position of the Group Companies (as measured at each of the financial position dates) as of December 31, 2019 and related consolidated statement of comprehensive income, changes in equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”) and related unaudited consolidated statements of comprehensive income, changes in equity and cash flows for the fiscal year then ended (the “Unaudited Financial Statements” and the Unaudited Financial Statements, together with the Audited Financial Statements, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Group Companies as of the dates thereof and for the periods indicated therein (subject, in the case of the Unaudited Financial Statements, to normal year end audit adjustments and reclassifications (none of which are expected to be material, individually or in the aggregate) and the absence of notes and other presentation items thereto)).

(b) Each of (x) the audited consolidated statements of financial position of the Group Companies as of December 31, 2018, December 31, 2019 and December 31, 2020 and related consolidated statements of comprehensive income, changes in equity and cash flows for the period from October 15, 2018 to December 31, 2018 and the fiscal years then ended (the financial statements described in this clause (x), “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16 and (y) the other financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Group Companies with the SEC in connection with the transactions contemplated in this Agreement or any other Ancillary Document (the financial statements described in this clause (y), the “Other Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.16, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are expected to be material, individually or in the aggregate) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Group Companies as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which are expected to be material, individually or in the aggregate)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors with respect to such financial statements in accordance with PCAOB standards, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, to the extent applicable).

(c) Except (i) as set forth as a liability or a contra-asset on the face of the Latest Balance Sheet or expressly disclosed in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing) (iv) for Liabilities that are permitted pursuant to Section 5.1 or incurred in accordance with Section 5.1, or (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect, the Company does not have any Liabilities.

(d) No Indebtedness for borrowed money of any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the Indebtedness having been reached or otherwise; and no Group Company has received any written notice (whose terms have not been fully complied with and/or carried out) from any creditor of that Group Company, intimating the enforcement of any security which it may hold over any assets of that Group Company.

(e) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements and the Closing Company Audited Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(f) Since January 1, 2019, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) those Consents set forth on Section 3.5 of the Company Disclosure Schedules, or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents or the Company Shareholder Agreement, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien (other than any Permitted Liens) upon any of the assets or properties or Equity Securities of any Group Company, except, in the case of any of clauses (ii) and (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (which, for the avoidance of doubt, shall include any appointment of a Group Company as an Appointed Representative and the Appointed Representative Agreement in respect thereto) (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not result in a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms (ii) no written notice of revocation, cancellation, restriction or termination of any Material Permit has been received by any Group Company, and (iii) the Group Companies (including, for the avoidance of doubt, each of their respective directors, officers, employees, contractors or agents) are in compliance with each Material Permit. No application or notice relating to a Material Permit made by any Group Company or a director, officer, employee, contractor or agent of any Group Company has been refused.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (the Contracts required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of any Group Company in excess of £1,000,000;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed £1,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed £1,000,000;

(iv) any (A) joint venture (equity-based or otherwise), material profit-sharing, partnership, or other similar Contract or (B) Contract with respect to material Company Licensed Intellectual Property;

(v) any Contract which is material to the business of the Group Companies taken as a whole that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) £1,000,000 annually or (B) £10,000,000 over the life of the agreement;

(vii) except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of £1,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case in excess of £1,000,000;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar Intellectual Property Rights;

(xi) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of £200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xii) any Contract (A) for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or (B) under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation, in excess of £1,000,000;

(xiii) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or any AJAX Party after the Closing); and

(xiv) any Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of £1,000,000 or (B) aggregate payments to or from any Group Company in excess of £10,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than ninety (90) days’ prior written notice.

(b) (i) Each Material Contract is a valid and binding obligation on the applicable Group Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available to AJAX true and complete copies of all Material Contracts in effect as of the date hereof.

Section 3.8 Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except (i) for actions or omissions taken as a result of COVID-19 Measures, or (ii) as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, the Group Companies have conducted their businesses in the ordinary course in all material respects.

Section 3.9 Litigation. There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company or any Group Company’s officers, directors, employees, contractors or agents (in their capacity as such) or (in respect of activities performed by a Person on behalf of a Group Company) any Person for whose acts or defaults any Group Company may be vicariously liable which, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and since January 1, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided AJAX with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.

(b) There are no pending or, to the Company’s knowledge, threatened, material claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits) that are material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(c) Except as set forth in Section 2.4 or as required by applicable Law, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, or (iv) result in the termination of any current director, manager, officer, employee, individual independent contractor or other service provider of any of the Group Companies.

(d) No Key Employee will, as a result of the consummation of the transactions contemplated by this Agreement, and otherwise than as expressly contemplated by this Agreement, be entitled to receive any payment or benefit to which he/she would not otherwise have been entitled or be entitled to treat either such event as amounting to a breach of his/her terms and conditions of employment or treat him/herself as dismissed or released from any obligation.

(e) Each Employee Benefit Plan and each Company Equity Plan that is required to be registered with HM Revenue & Customs or is intended to be tax favoured has been registered and is tax favoured and has been maintained in good standing, to the extent applicable, with HM Revenue & Customs. No Employee Benefit Plan has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. No Benefit Plan in relation to the Group Companies in the UK provides retirement benefits which are not “money purchase benefits” as defined in section 181 of the UK Pension Schemes Act 1993. Each Group Company in the UK: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) has not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension scheme; and (iii) has not at any time employed an employee who has a right to pension benefits which are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment from another employer under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006.

Section 3.12 Environmental Matters. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a) None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws.

(b) There is (and since January 1, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company in respect to any Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group under Environmental Law.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) Company Licensed Intellectual Property that is material to the business of the Group Companies, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdiction(s) in which such item has been issued or registered or filed, and (C) the issuance, registration or application date, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees and filings due with respect to any Company Registered Intellectual Property have been submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no (and since January 1, 2019 there has been no) material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively, legally and beneficially owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens) and is not held jointly or in common with any other Person. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person.

(d) Section 3.13(d) of the Company Disclosure Schedules sets forth a list of all current Contracts for Company Licensed Intellectual Property that are material to the business of the Group Companies as of the date of this Agreement, excluding any licenses to off-the-shelf software.

(e) The applicable Group Company has enforceable rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit (as the case may be) the relevant Company Licensed Intellectual Property to the extent required by the applicable Group Company to conduct its business in the ordinary course, no written notice having been given on either side to terminate the Contracts, and the obligations of all parties to such Contracts have been fully complied with.

(f) The Company Owned Intellectual Property and the Company Licensed Intellectual Property, constitutes all of the Intellectual Property Rights used by the Group Companies in the operation of their respective businesses, and all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects, and all such Company Owned Intellectual Property and Company Licensed Intellectual Property shall be available for use immediately after the Closing Date by each Group Company on terms and conditions substantially identical to those under which each Group Company owned or used such Company Owned Intellectual Property and Company Licensed Intellectual Property as at the date of this Agreement.

(g) The Company Registered Intellectual Property and the Company Owned Intellectual Property is valid, subsisting and enforceable.

(h) Each Group Company’s directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Creator has entered into a written agreement with the relevant Group Company pursuant to which such Company Owned Intellectual Property is owned by the relevant Group Company absolutely and all such Creators have waived or assigned to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.

(i) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, no Group Company has knowingly disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement or other obligation of confidentiality containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(j) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(k) Neither the conduct of the business of the Group Companies offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Owned Intellectual Property infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person and no written notice or allegation that is still outstanding has been received by the Group Companies that the Group Companies are infringing any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(l) Since January 1, 2019, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed or misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(m) To the Company’s knowledge, no Person is infringing or misappropriating any Company Owned Intellectual Property in any material respect. Since January 1, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(n) No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists at the date of this Agreement that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(o) No Group Company has used, modified or distributed Open Source Software in a manner that would require any element of the Company Owned Intellectual Property to be disclosed or distributed in source code form, licensed for the purpose of making derivative works, attributable to a third party, restricted from commercial use or redistributable at no or minimal charge.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all employees, independent contractors and other service providers of each Group Company (including their jurisdiction and classification) as at March 10, 2021. The Group Companies have provided true and complete copies of the material documents pursuant to which the Key Employees are employed or engaged.

(b) Since January 1, 2019, to the Company’s knowledge, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies; and (iii) the Group Companies have correctly classified all employees or independent contractors or other service providers of each Group Company.

(c) No Group Company is a party to or bound by any CBA and no employees of any Group Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d) Section 3.14(d) of the Company Disclosure Schedules sets forth relevant details of all material employee layoffs, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to AJAX. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, creditor, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to a Group Company which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of any Group Company after the Closing Date.

(f) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(g) No Group Company (i) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company), (ii) is, so far as the Company is aware, liable to pay any material Tax in consequence of the failure by any other Person (other than a Group Company)to discharge such Tax in circumstances where such other Person is primarily liable for such Tax, or (iii) is or has been a member of any Tax Consolidation (other than solely with other Group Companies).

(h) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(i) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) which could reasonably be expected to result in a material liability of a Group Company after the Closing Date.

(j) Each Group Company is tax resident only in its jurisdiction of incorporation.

(k) No Group Company is subject to a corporate income tax in a country other than the jurisdiction of its tax residence as a result of having a permanent establishment or an office or fixed place of business in that country, and no Group Company is engaged in a trade or business within the United States.

(l) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) To the knowledge of the Company, the sale of the Company pursuant to this Agreement will not give rise to a deemed disposal or realization by any Group Company of any asset or liability for any Taxation purpose in circumstances where such deemed disposal or realization would give rise to a charge to Tax for a Group Company.

(n) All documents which are required to evidence title of any Group Company to any material asset held by them and which are liable to Transfer Tax or are required to be stamped either with a particular stamp denoting that no Transfer Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the appropriate Transfer Tax has been paid (together with any related interest and penalties).

(o) Each Group Company is duly registered and is a taxable person for the purposes of VAT. No Group Company has at any time been a member of a group for the purposes of VAT (other than a group registration all of the other members of which were Group Companies).

(p) No Group Company has claimed any Tax credits or benefitted from any Tax deferrals granted by any Tax Authority with respect to the COVID-19 pandemic for which repayment or other liability is owed, or is likely to be owed, after the Closing Date.

(q) So far as the Company is aware no Group Company has been required to provide a United Kingdom Tax Authority with any information pursuant to Part 7 of the Finance Act 2004 (as amended) or any related regulations (DOTAS) or any equivalent or similar regime in the jurisdiction in which it is established.

(r) All outstanding shares or securities issued by a Group Company (including any Company Shares) to an officer or employee (or prospective or former officer or employee) of a Group Company and which constitute “restricted securities” within the meaning of section 423 of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) are the subject of a valid election under section 431(1) ITEPA (or are deemed to be so subject, as a result of section 431A or otherwise), or are not subject to sections 426 to 430 ITEPA by virtue of section 430A, or, to the knowledge of the Company, were acquired for not less than their “IUMV” (as defined in section 428 ITEPA).

Section 3.17 Brokers. Except for fees of Goldman Sachs, Credit Suisse and Numis (which fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its controlled Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property”). No Group Company has the benefit of any agreement for sale, agreement for lease, option, right of pre-emption, right of first refusal or any other right of acquisition in relation to any real property. The Group Companies’ possession and quiet enjoyment of the Owned Real Property has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies, or used or occupied pursuant to a license or any other contractual relationship by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant, licensee, landlord or licensor as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to AJAX. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any party to any Real Property Lease. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. There are no fees or charges payable in connection with any Leased Real Property which are in the process of being reviewed and no such fees or charges can be reviewed before Closing.

(c) Use of the Owned Real Property and the Leased Real Property for the various purposes for which it is presently being used is, to the knowledge of the Company, permitted under all applicable Laws, including zoning or is a lawful nonconforming use, and is not subject to outstanding variances or special use permits. To the Company’s knowledge, all improvements, additions and/or other alterations made are in material compliance with all applicable Laws, including those pertaining to zoning and building, are in good repair and condition (ordinary wear and tear excepted) and in relation to the Leased Real Properties, are otherwise in a state of repair and condition which is consistent and in full compliance with the relevant Group Companies’ obligations under the Real Property Leases. There is appurtenant to each Owned Real Property and each Leased Real Property all rights and easements necessary for its current use (including uninterrupted access from public highways) and no right or easement is restricted in any way or is capable of being lawfully interrupted or terminated by any person.

(d) No Group Company, and no other company that was at any time a Subsidiary of any Group Company, has any actual or contingent liability in respect of Previously-owned Land and Buildings. No Group Company, and no other company that was at any time a Subsidiary of any Group Company, has given any guarantee or indemnity for any liability relating to any Previously-owned Land and Buildings or any other land or buildings. For the purposes of this paragraph “Previously-owned Land and Buildings” shall mean any land and/or buildings that have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by any Group Company but which are either: (i) no longer owned, occupied or used by such Group Company; or (ii) are owned, occupied or used by such Group Company but pursuant to a different lease, license, transfer or conveyance.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any immediate family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business (ii) the Company Shareholders Agreement, (iii) any Ancillary Document, (iv) immaterial Contracts entered into in the ordinary course by the applicable Group Company and the applicable Company Related Party and (v) Contracts entered into after the date of this Agreement that are either expressly permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either expressly permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Except as would not have a material adverse effect on the Group Companies, taken as a whole, each Group Company has implemented adequate written policies and procedures consistent with its obligations under Privacy Laws and maintains and enforced such policies and procedures. Each Group Company is in compliance, and (and since January 1, 2018 has) complied, with all applicable requirements of the Privacy Laws. Since January 1, 2018, no Group Company has received any written notice, order, complaint or other correspondence from any Governmental Entity or other person alleging a breach of, or non-compliance with, the Privacy Laws and no circumstances exist which are likely to result in any such notice, order, complaint or other correspondence being sent, served, given or made.

(b) Each Group Company owns or has a valid, subsisting and enforceable license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted, and such Company IT Systems shall be owned or available for use by each Group Company following the Closing on terms and conditions substantially identical to those under which each Group Company owned or used such Company IT Systems as at the date of this Agreement. To the Company’s knowledge and except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, all Company IT Systems are: (i) free from any defect, bug, virus or programming, design or documentation error, and (ii) in good working condition on all respects to effectively perform all information technology operations necessary for the operation of the Business in accordance with the specifications applicable to them (except for ordinary wear and tear), including for the avoidance of doubt, those under applicable Law. Except as would not have a Company Material Adverse Effect, since January 1, 2018, there have not been any failures, breakdowns, bugs in, security breaches, unauthorized access or use or continued substandard performance of any Company IT Systems or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any data.

(c) Each Group Company has: (i) security measures, procedures or policies in place that are consistent with current industry practice to: (i) protect the Company IT Systems and any data held on such Company IT Systems; and (ii) prevent unauthorized access or the introduction of viruses or similar destructive code; and (ii) carried out regular penetration testing and audits on the Company IT Systems and has remedied any weaknesses detected by such testing or audits.

(d) All material agreements relating to the Company IT Systems are provided under written agreements to which a Group Company is a party, and in respect of each such agreement: (i) it is in full force and effect, no notice having been given to terminate it; (ii) neither entering into, nor compliance with nor completion of, this Agreement will, or is likely to entitle a party to terminate, vary or make a claim under it; and (iii) the obligations of each party under it have been complied with and no disputes have arisen in respect of it.

Section 3.21 Compliance with International Trade & Anti-Corruption Laws.

(a) None of the Group Companies, any of their respective officers, directors or, to the Company’s knowledge, any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing since January 1, 2019: (i) is or has been a Sanctioned Person, or (ii) is conducting or has conducted business directly or indirectly with any Sanctioned Person.

(b) None of the Group Companies, any of their respective officers, directors or, to the Company’s knowledge, any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, including without limitation, any government official (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate in violation of applicable law or (iii) otherwise engaged in any activity, practice or conduct in violation of any Anti-Corruption Laws, Export Control Laws or Sanctions Laws.

(c) None of the Group Companies, any of their respective officers, directors or, to the Company’s knowledge, any of their employees or other Representatives, or any other Persons acting for or on behalf of any of the foregoing has been the subject or target of any investigation, inquiry or enforcement Proceedings by any Governmental Entity regarding any offence, alleged offence, or potential offence of any Anti-Corruption Laws, Export Control Laws or Sanctions Laws, and, to the Company’s knowledge, no such investigation, inquiry or Proceedings is threatened or pending, and there are no circumstances likely to give rise to any such investigation, inquiry or Proceedings.

Section 3.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing AJAX Shareholders or at the time of the AJAX Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward looking statements supplied by or on behalf of the Group Companies for inclusion in, or relating to, information to be included in the Registration Statement / Proxy Statement.

Section 3.23 Regulatory Compliance.

(a) Conduct.

(i) (A) each Regulated Group Company is conducting, and, since January 1, 2018, has conducted, its business in compliance with all applicable Law and, where relevant, the Appointed Representative Agreement, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole and (B) each Regulated Group Company has in place and operates contractual arrangements with all outsourced providers of services to it in compliance with all applicable Law and, where relevant, the Appointed Representative Agreement, in each case, in all material respects.

(ii) The Group Companies and each Regulated Group Company has complied in all material respects with its financial resources, capital adequacy and professional indemnity insurance obligations and requirements as required by applicable Law and, where relevant, the Appointed Representative Agreement, and all applicable material indemnity insurance policies are in full force and effect, and there have been no claims made by or in respect of any Group Company under any of them.

(iii) To the Company’s knowledge, (A) no Regulated Group Company receives or holds any “client money” (as defined in the FCA Handbook), (B) since January 1, 2018, each Regulated Group Company has operated its business in accordance with the “client assets” provisions of the FCA Handbook in all material respects and (C) to the Company’s knowledge, no Regulated Group Company has any received written or, to the Company’s knowledge, other notice that any business has been carried on, or is being carried on, in violation of the “client money” or “client asset” provisions of the FCA Handbook.

(iv) Except as would not have a Company Material Adverse Effect, each Regulated Group Company has at all times maintained adequate policies, procedures, systems and controls in accordance with applicable Law and, where relevant, the Appointed Representative Agreement.

(v) No Regulated Group Company has been a party to or alleged to have been party to any act or deliberate failure to act, which would result in any regulatory sanctions being threatened against or imposed upon that Regulated Group Company or the Group Companies.

(b) Relations with Regulators.

(i) No Regulated Group Company has been informed of any outstanding issues with any Governmental Entity or the Principal, where relevant, concerning any visits made to it by the relevant Governmental Entity or the Principal, where relevant, regarding the standards of regulatory compliance that have applied or may still apply in the conduct of business, internal organization, risk management disciplines or other relevant Control Functions or Specific Functions in respect of any business carried on by the Group Companies or any Group Company.

(ii) To the Company’s knowledge, no director, officer, employee, contractor or agent or Person discharging a Controlled Function or Specified Function or Person who is subject to a Regulatory Code of Conduct in respect of any Regulated Group Company has been either refused, or received any notice of intention to terminate, any registration with a Governmental Entity or the Principal, where relevant, during the course of their association with the relevant Group Company. All Persons carrying on any Controlled Function or Specified Function on behalf of a Regulated Group Company: (i) are appropriately registered and hold any required Permits; (ii) have not received any written notice relating to such Person’s fitness and propriety or otherwise that any such individual shall be subject to any investigation.

(iii) No Regulated Group Company has any actual or, to the knowledge of the Company, threatened liability relating to any mis-selling of any products or services and no past or present practices of any Group Company would reasonably be expected to give rise to any such liability in the future.

(iv) Each Regulated Group Company maintains a register of regulatory compliance breaches in accordance with applicable Law and the Appointed Representative Agreement. No Group Company is required to notify, or has so notified, any Governmental Entity or the Principal, as applicable, of any breaches or matters capable of having a serious regulatory impact and, to the Company’s knowledge, there are no circumstances that would give rise to any obligation to make such a notification.

(v) The following have been made available to AJAX: (i) copies all non-routine or correspondence between each Group Company and any Governmental Entity or the Principal, where relevant, since January 1, 2018, (ii) copies of the most recent annual return(s) submitted to the relevant Governmental Entity(ies) by each Regulated Group Company, and (iii) copies of all modifications and waivers granted under section 138A of FMSA.

(vi) Except as would not be material to the Group Companies, taken as a whole, all funds due to any Governmental Entity (including but not limited to any fees, levies and penalties and contribution to regulatory compensation schemes) by any Group Company have all been paid in full or will be paid in full as of the Closing Date.

(vii) Except as would not be material to the Group Companies, taken as a whole, all reports, returns, applications and information required to be made or given by Law or in connection with any Permit or, where relevant, under the Appointed Representative Agreement: (i) have been made or given in a timely fashion to the appropriate person or Governmental Entity or the Principal, where relevant; (ii) as of their respective dates of filing or delivery, complied with applicable Law and, where relevant, the Appointed Representative Agreement and did not at the time filed or delivered, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to prevent making the report, return or information misleading; and (iii) have no questions outstanding relating to them from any Governmental Entity or the Principal, where relevant.

(c) Change in Control. There has been no acquisition, increase or reduction in control of any Group Company for the purposes of Part XII of FSMA (as amended) or Part XVIII of FSMA for which the appropriate notice was not given under section 178 of FSMA or 301A of FSMA (as applicable) and, where applicable, approval from FCA or the UK Prudential Regulation Authority (as applicable) obtained or, where relevant, for which the appropriate notice was not given to the Principal. There has been no acquisition, increase or reduction in control of any Group Company which required or requires notice to, or approval or consent from, any other Governmental Entity. Each breach (alleged or otherwise) of the foregoing requirements by any Group Company of which the Company has knowledge are set forth on Section 3.23(c) of the Company Disclosure Schedules.

(d) Complaints. Except as would not have a Company Material Adverse Effect:

(i) There have been no complaints against any Regulated Group Company from any current or former client, customer, policyholder or a dependent of one of the foregoing which are subject to the jurisdiction of any Governmental Entity in the five (5) year period prior to the date of this Agreement.

(ii) Each Regulated Group Company has maintained during the three (3) years ending on the date of this Agreement, a complaints register and an incident log, which are up-to-date, accurate and complete and which include all such matters which ought to be included in them in accordance with applicable Law and, where relevant, the Appointed Representative Agreement.

(e) No Regulated Activity. No Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on, any financial services activities within the scope of any regulatory regime in any jurisdiction other than the United Kingdom, nor has it contravened any Law or regulations relating to the provision of financial services in any such jurisdiction or, where relevant, the Appointed Representative Agreement. Except for the Regulated Group Companies, no Group Company carries on, or purports to carry on, and has not at any time carried on or purported to carry on, any activity for which a Permit is required (including, without limitation, a Permit under FSMA). To the Company’s knowledge, no Group Company (nor any director, officer, employee, contractor, or agent of the Company or Person discharging a Controlled Function or Specified Function or who is subject to a Regulatory Code of Conduct in respect of any Regulated Group Company (in each case, in their capacity as such)) has contravened, in any material respect, any provision of FSMA or of any regulations made thereunder.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the AJAX Parties and (ii) it has been furnished with or given access to such documents and information about the AJAX Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any AJAX Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV and in the Ancillary Documents to which it is or will be a party, none of the AJAX Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Without limiting the foregoing, no Group Company makes any representation or warranty regarding any future operating or future financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Group Company or any other matter furnished or provided to any AJAX Party or made available to AJAX Party in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), THE COMPANY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article IV OR THE ANCILLARY DOCUMENTS, NONE OF THE AJAX PARTIES OR ANY OTHER PERSON MAKES, and EACH AJAX PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE AJAX PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE AJAX PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY AJAX PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in Article IV or the ancillary DOCUMENTS, THE COMPANY ACKNOWLEDGES AND AGREES THAT THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY AJAX party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY AJAX PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OTHER PERSON IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE AJAX PARTIES

Subject to Section 8.8, except (a) as set forth on the AJAX Disclosure Schedules, or (b) except as set forth in any AJAX SEC Reports filed prior to the date that is three (3) Business Days prior to this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each AJAX Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization and Qualification.

(a) Each AJAX Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Each AJAX Party has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have an AJAX Material Adverse Effect.

(b) Listco was incorporated solely for purposes of entering into the transaction contemplated by this Agreement and, since the date of its incorporation, Listco has not owned any assets, carried on any business, conducted any operations or incurred any liabilities or obligations and has not hired any employee or independent contractor, other than the execution of this Agreement and any Ancillary Documents, the performance of its obligations contemplated hereby and matters ancillary thereto. As of the date hereof and at all times prior to the Listco Closing Date, all of the outstanding Listco Shares are, directly or indirectly, held of record by non-U.S. residents.

Section 4.2 Authority. Each AJAX Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the AJAX Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which each AJAX Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such AJAX Party. This Agreement and each PIPE Subscription Agreement has been and each Ancillary Document to which each AJAX Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such AJAX Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such AJAX Party (assuming this Agreement and each PIPE Subscription Agreement has been and the Ancillary Documents to which such AJAX Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such AJAX Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). As of the date of this Agreement, the PIPE Subscription Agreements have not been modified, amended or altered, and none of the respective obligations thereunder have been terminated, withdrawn or rescinded.

Section 4.3 Board Approval. The AJAX Board approval (including any required committee or subgroup of such board), by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way has (a) determined that the Transaction Proposals are in the best interest of AJAX and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents and to consummate the transaction contemplated hereby and thereby, (b) approved the execution, delivery and performance by AJAX of this Agreement, the Ancillary Documents to which AJAX is or will be a party and the transactions contemplated hereby and thereby and (c) resolved to recommend, among other things, that the holders of AJAX Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement, and directed that this Agreement and the transactions contemplated hereby, be submitted for consideration by the shareholders of AJAX at the AJAX Shareholders Meeting.

Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an AJAX Party with respect to such AJAX Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of NYSE to permit the Listco Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iii) such filings and approvals required in connection with the AJAX Reorganization, (iv) the AJAX Shareholder Approval, (v) with respect to the adoption of the Listco Articles of Association, the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding Listco Shares entitled to vote and actually cast thereon voting together as a single class (it being understood and agreed that such vote shall have been obtained prior to the Merger Effective Time), (vi) the Consents set forth on Section 4.4 of the AJAX Disclosure Schedules, and (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an AJAX Material Adverse Effect.

(b) None of the execution or delivery by an AJAX Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an AJAX Party of its obligations hereunder or thereunder or the consummation by an AJAX Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an AJAX Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any AJAX Material Contract to which an AJAX Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such AJAX Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of an AJAX Party, except in the case of any of clauses (ii) through (iv) above, as would not have an AJAX Material Adverse Effect.

Section 4.5 Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.5 of the AJAX Disclosure Schedules (which fees shall be the sole responsibility of the AJAX, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any AJAX Party for which an AJAX Party has any obligation.

Section 4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of any AJAX Party in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing AJAX Shareholders or at the time of the AJAX Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no AJAX Parties makes any representation with respect to any forward looking statements supplied by or on behalf of the AJAX Parties for inclusion in, or relating to information to be included in, the Registration Statement / Proxy Statement.

Section 4.7 Capitalization of the AJAX Parties.

(a) Section 4.7(a) of the AJAX Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding AJAX Shares and AJAX Warrants immediately prior to the consummation of the AJAX Reorganization. All outstanding Equity Securities of AJAX (except to the extent such concepts are not applicable under the applicable Law of AJAX’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) immediately prior to the consummation of the AJAX Reorganization have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of AJAX and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of AJAX) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b) On the Closing Date after the time at which the Closing occurs and the closings under the PIPE Subscription Agreements have occurred, (i) the authorized share capital of Listco will consist of 1,100,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 preference shares of a par value of $0.0001 each, and (ii) all of the issued and outstanding Listco Shares (A) will (except to the extent such concepts are not applicable under the applicable Law of Listco’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which AJAX or Listco is a party or by which it is bound.

(c) Except as expressly contemplated by this Agreement, the Ancillary Documents, the AJAX SEC Reports or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require AJAX, and except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and AJAX, as applicable, there is no obligation of AJAX, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of AJAX.

Section 4.8 SEC Filings. AJAX has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to U.S. Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its IPO, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “AJAX SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional AJAX SEC Reports”). Each of the AJAX SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional AJAX SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the AJAX SEC Reports or the Additional AJAX SEC Reports. As of their respective dates of filing, the AJAX SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional AJAX SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the AJAX SEC Reports. To the knowledge of AJAX, none of the AJAX SEC Reports or the Additional AJAX SEC Reports is subject to ongoing SEC review or investigation.

Section 4.9 Absence of Changes. Since the IPO and ending on the date of this Agreement, (a) no AJAX Material Adverse Effect has occurred and (b) except (i) for actions or omissions taken as a result of COVID-19 or COVID-19 Measures, or (ii) as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, the AJAX Parties have conducted their businesses in the ordinary course in all material respects.

Section 4.10 Trust Account. As of the date of this Agreement, AJAX has an amount in cash in the Trust Account equal to at least $804,990,900. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated October 27, 2020 (the “Trust Agreement”), between AJAX and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the AJAX SEC Reports or the Additional AJAX SEC Reports to be inaccurate in any material respect or, to AJAX’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing AJAX Shareholders who shall have elected to redeem their AJAX Class A Shares pursuant to the Governing Documents of AJAX or (iii) if AJAX fails to complete a business combination within the allotted time period set forth in the Governing Documents of AJAX and liquidates the Trust Account, subject to the terms of the Trust Agreement, AJAX (in limited amounts to permit AJAX to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of AJAX) and then the Pre-Closing AJAX Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of AJAX and the Trust Agreement. As of the date of this Agreement, AJAX has performed all material obligations required to be performed by it to date, and is not in material default, under the Trust Agreement, and, to AJAX’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 30, 2020, AJAX has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing AJAX Shareholders who have elected to redeem their AJAX Class A Shares pursuant to the Governing Documents of AJAX, each in accordance with the terms of and as set forth in the Trust Agreement), AJAX shall have no further obligation under either the Trust Agreement or the Governing Documents of AJAX to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and compliance by the Company with its obligations hereunder, other than in respect of AJAX Shareholder Redemptions, AJAX has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Listco on the Closing Date.

Section 4.11 Listing. The issued and outstanding AJAX Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AJAX.U”. The issued and outstanding AJAX Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AJAX.” The issued and outstanding Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “AJAX WS.” There is no Proceeding pending or, to the knowledge of AJAX, threatened in writing against AJAX by the NYSE or the SEC with respect to any intention by such entity to deregister the AJAX Units, the AJAX Class A Shares or the Public Warrants or terminate the listing of AJAX on the NYSE. None of AJAX or any of its Affiliates has taken any action in an attempt to terminate the registration of the AJAX Units, the AJAX Class A Shares or the Public Warrants under the Exchange Act. AJAX is not in violation of any of the rules and regulations or applicable continuing listing requirements of the NYSE.

Section 4.12 AJAX Material Contracts.

(a) The AJAX SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which AJAX is party (the “AJAX Material Contracts”).

(b) Each AJAX Material Contract is in full force and effect and, to the knowledge of AJAX, is valid and binding upon and enforceable against each of the parties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). True and complete copies of all AJAX Material Contracts have been made available to the Company (including by being publicly available).

Section 4.13 Transactions with Affiliates. Section 4.13 of the AJAX Disclosure Schedules sets forth all Contracts between (a) AJAX, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of AJAX or the Sponsor, on the other hand (each Person identified in this clause (b), an “AJAX Related Party”), other than (i) Contracts with respect to an AJAX Related Party’s employment with, or the provision of services to, AJAX entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) (ii) Contracts with respect to a Pre-Closing AJAX Shareholder’s or a holder of AJAX Warrants’ status as a holder of AJAX Shares or AJAX Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. No AJAX Related Party (A) owns any interest in any material asset or property used in the business of AJAX, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of AJAX or (C) owes any material amount to, or is owed any material amount by, AJAX (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.13 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.13) are referred to herein as “AJAX Related Party Transactions”.

Section 4.14 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to AJAX’s knowledge, threatened against or involving any AJAX Party that, if adversely decided or resolved, would be material to the AJAX Parties, taken as a whole. As of the date of this Agreement, none of the AJAX Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any AJAX Party pending against any other Person.

Section 4.15 Compliance with Applicable Law. Each AJAX Party (a) conducts (and since its organization, incorporation or formation, as applicable, has conducted) its business in accordance with all Laws and Orders applicable to such AJAX Party and is not in violation of any such Law or Order, including any Law or Order related to COVID-19 and (b) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such AJAX Party is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the AJAX Parties, taken as a whole.

Section 4.16 Business Activities. Since its incorporation, AJAX has not conducted any business activities other than the activities (a) in connection with or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in AJAX’s Governing Documents, there is no Contract binding upon AJAX or to which AJAX is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of any AJAX Party, any acquisition of property by any AJAX Party or the conduct of business by any AJAX Party (including, in each case, following the Closing).

Section 4.17 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of AJAX’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) AJAX has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of AJAX’s financial reporting and the preparation of AJAX’s financial statements for external purposes in accordance with GAAP and (ii) AJAX has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to AJAX is made known to AJAX’s principal executive officer and principal financial officer by others within AJAX.

(b) AJAX has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, AJAX has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding AJAX Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to AJAX’s knowledge, threatened against AJAX by NYSE or the SEC with respect to any intention by such entity to deregister AJAX Class A Shares or prohibit or terminate the listing of AJAX Class A Shares on NYSE. AJAX has not taken any action that is designed to terminate the registration of AJAX Class A Shares under the Exchange Act.

(d) The AJAX SEC Reports contain true and complete copies of the applicable AJAX Financial Statements. The AJAX Financial Statements (i) fairly present in all material respects the financial position of AJAX as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited AJAX Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) AJAX has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for AJAX’s and AJAX Parties’ assets. AJAX maintains and, for all periods covered by the AJAX Financial Statements, has maintained book and records of AJAX in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of AJAX in all material respects.

(f) Since its incorporation, AJAX has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal control over financial reporting of AJAX, (ii) a “material weakness” in the internal controls over financial reporting of AJAX or (iii) fraud, whether or not material, that involves management or other employees of AJAX who have a significant role in the internal controls over financial reporting of AJAX.

Section 4.18 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.18 of the AJAX Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the AJAX Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the AJAX Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the AJAX SEC Reports in the ordinary course of business, (e) that are either permitted pursuant to Section 5.9 or incurred in accordance with Section 5.9, or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the AJAX Parties, taken as a whole, the AJAX Parties do not have any Liabilities.

Section 4.19 Tax Matters.

(a) Each AJAX Party has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and AJAX has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each AJAX Party has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, creditors, equity interest holder or other third-party.

(c) No AJAX Party is currently the subject of a Tax audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax auditor examination that has not been resolved or completed in each case with respect to material Taxes.

(d) AJAX has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No written rulings, clearances or similar agreements have been entered into with or issued by any Tax Authority with respect to an AJAX Party which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of transactions to be undertaken by an AJAX Party after the Closing Date.

(f) Each AJAX Party is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of an AJAX Party other than Permitted Liens.

(h) No AJAX Party (i) has been a member of an Affiliated Group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a AJAX or any of its current Affiliates) (ii) is, so far as the AJAX Parties are aware, liable to pay any material Tax in consequence of the failure by any other Person (other than any other Group Company) to discharge such Tax in circumstances where such other Person is primarily liable for such Tax or (iii) is or has been a member of any Tax Consolidation.

(i) No written claims have ever been made by any Tax Authority in a jurisdiction where an AJAX Party does not file Tax Returns that such AJAX Party is or may be subject to taxation by that jurisdiction, which claims to have not been resolved or withdrawn.

(j) No AJAX Party is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) that could reasonably be expected to result in a material liability of an AJAX Party after the Closing Date.

(k) Each AJAX Party is, and has been since its formation, (i) organized under the laws of the Cayman Islands and (ii) not a tax resident anywhere other than the Cayman Islands. AJAX is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes. Listco has been since its formation, and will continue to be at all times prior to the effectiveness of the Check-the-Box Election, an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(l) No AJAX Party is subject to corporate income tax in a country other than the jurisdiction of its tax residence as a result of having a permanent establishment or an office or fixed place of business in that country, and no AJAX Party is engaged in a trade or business within the United States.

(m) AJAX keeps, and has at all times kept, its register of members outside of the United Kingdom.

(n) To the knowledge of AJAX, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(o) AJAX has not claimed any Tax credits or benefitted from any Tax deferrals granted by any Tax Authority with respect to the COVID-19 pandemic for which repayment or other liability is owed, or is likely to be owed, after the Closing Date.

Section 4.20 Investigation; No Other Representations.

(a) Each AJAX Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each AJAX Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each AJAX Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article III and in the Ancillary Documents to which it is or will be a party, neither the Company, any Company Non-Party Affiliate nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Without limiting the foregoing, no AJAX Party makes any representation or warranty regarding any future operating or future financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the AJAX Parties or any other matter furnished or provided to any the Company or made available to the Company in any form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby.

Section 4.21 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY AJAX PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN Article III OR THE ANCILLARY DOCUMENTS, THE AJAX PARTIES ACKNOWLEDGE AND AGREE THAT NEITHER The Company, ANY COMPANY NON-PARTY AFFILIATE NOR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF the TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY AJAX PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY AJAX PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE AJAX PARTIES ACKNOWLEDGE AND AGREE THAT IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY AJAX PARTY IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V
COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by AJAX (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects (including continuing to make capital expenditures in the ordinary course of business and in accordance with the capital expenditure and cash budget delivered to AJAX prior to the date hereof) and (ii) use reasonable best efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or any Governmental Entity (including in respect of any applicable COVID-19 Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by AJAX (it being agreed that any request for such consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or otherwise pay any fees, commissions, expenses or other amounts to the Company Shareholders or any of their Affiliates (other than compensation paid in the ordinary course of business and otherwise in accordance with this Section 5.1(b));

(ii) except for any such transaction (1) with a value of less than £20,000,000, (2) which would not materially impede or delay the consummation of the transactions contemplated by this Agreement, and (3) which contemplates only cash consideration, (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholder Agreement;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties, other than inventory or obsolete equipment in the ordinary course of business, or (B) except in the ordinary course of business, create, subject or incur any Lien on or in respect of any material assets or properties (other than any Permitted Liens);

(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than, (I) to a Company Shareholder’s Permitted Transferee (as defined under the Company Shareholder Agreement), or (II) prior to the date on which the Company provides the notices to the holders of EMI Options and Vested Unapproved Options contemplated by Section 2.4(a) and Section 2.4(b), (x) Company Options granted in the ordinary course of business (whether granted under a Company Equity Plan or otherwise) or (y) the issuance of the Company Ordinary Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;

(vi) incur, create or assume any Indebtedness (other than in the ordinary course of business);

(vii) cancel or forgive any Indebtedness in excess of £500,000 owed to the Company or any of its Subsidiaries;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) (A) adopt, enter into, materially amend or modify or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) except as required by Law or in the ordinary course of business, materially increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) hire, furlough or terminate (other than for “cause”) any director, officer, or executive-level employee of any Group Company, or (E) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(x) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of £500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company;

(xi) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xii) (a) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or Securities Laws, or change any Group Company’s accounting reference date;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xiv) make or grant any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;

(xv) unless required by Law, (i) modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Group Companies as the bargaining representative for any employees of the Group Companies;

(xvi) (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) (other than in the ordinary course of business), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date hereof (other than in the ordinary course of business);

(xvii) enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction;

(xviii) materially accelerate the collection of accounts receivable, materially delay the payment of accounts payable or accrued expenses, materially delay the purchase of supplies or materially delay capital expenditures, repairs or maintenance or otherwise change the cash management of the Group Companies;

(xix) make or commit to make any capital expenditures that exceed, individually or in the aggregate £50,000,000 over the annual budgeted amount (as contemplated in the annual budget provided to the AJAX Parties prior to the date hereof) for the current fiscal year or otherwise materially reduce or fail to make any capital expenditure contemplated by such annual budget;

(xx) adopt or make any material change in any method of accounting, accounting policies or reporting practices for Tax purposes other than changes that are made in accordance with PCAOB standards, or otherwise required by IFRS or Securities Laws; make any Tax election in connection with any R&D Tax Credits which is materially inconsistent with past practice; change or revoke any material election concerning R&D Tax Credits in a manner which is materially inconsistent with past practice; file any Tax Return or amended Tax Return in each case in a manner materially inconsistent with past practice;surrender any right to claim a refund of Taxes other than surrenders between Group Companies; knowingly fail to pay any material Tax as such Tax becomes due and payable unless such Tax is being contested in good faith; settle any material Tax claim or assessment with a Tax Authority; change its U.S. federal income tax classification; or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment by a Tax Authority, other than any such extension or waiver that is obtained in the ordinary course of business; or

(xxi) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1(b).

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give any AJAX Party, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 (including any COVID-19 Measure) shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give the AJAX Parties prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to the AJAX Parties promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i) through Section 5.1(b)(viii), or Section 5.1(b)(x) through Section 5.1(b)(xiv), Section 5.1(b)(xvii), Section 5.1(b)(xvii) or Section 5.1(b)(xxi) to the extent related to the foregoing.

Section 5.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article VI and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or Liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing, the AJAX Parties)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. In addition, to the extent required under pursuant to legal requirements, the Company shall procure the delivery of written notice by Drover France SAS to the Organisme pour le Registre des Intermédiaires en Assurance (ORIAS) in respect of the Transaction in accordance with article R. 512-5 IV of the French Insurance Code. Each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the FMSA or pursuant to the French Insurance Code. AJAX (or Listco) shall promptly inform the Company of any material communication between any AJAX Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform AJAX (or Listco) of any material communication between the Company or any other Group Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of AJAX and the Company.

(b) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article V that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to AJAX and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies) as AJAX or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to AJAX or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject including COVID-19 Measures, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, (D) jeopardize protections afforded to any Group Company under the attorney-client or solicitor-client privilege or the attorney work product doctrine or (E) be a risk to the health or safety of any Group Company personnel or the personnel of any of their respective Representatives (provided that, in case of each of clauses (A) through (E), the Company shall, and shall cause the other Group Companies to, use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any AJAX Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, AJAX shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the AJAX Parties (in a manner so as to not interfere with the normal business operations of the AJAX Parties) as the Company or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, no AJAX Party shall be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any AJAX Party is subject, including COVID-19 Measures, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any AJAX Party with respect to confidentiality, non-disclosure or privacy (D) jeopardize protections afforded to any AJAX Party under the attorney-client privilege or the attorney work product doctrine or (E) be a risk to the health or safety of any AJAX Party personnel or the personnel of any of their respective Representatives (provided that, in case of each of clauses (A) through (E), AJAX shall use, and shall cause the other AJAX Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an AJAX Party or the Sponsor, on the one hand, and any Group Company or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that AJAX shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d) The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Company and AJAX; provided, however, that each Party, the Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law (including the rules of any applicable stock exchange with jurisdiction), in which case, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is an AJAX Party or a Representative of an AJAX Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with AJAX in connection therewith and provide AJAX with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the AJAX Parties, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and AJAX prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, AJAX shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and AJAX shall consider such comments in good faith. The Company, on the one hand, and the AJAX Parties, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or AJAX, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by AJAX and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Listco shall file or cause to be filed a Form 20-F (the “Closing Filing”) as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and the AJAX Parties prior to the Closing (such agreement not to be unreasonable withheld, conditioned or delayed by either the Company or the AJAX Parties, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters

(a) Tax Treatment.

(i) For U.S. federal income tax purpose, the Parties intend that (A) the AJAX Reorganization shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the PIPE Financing and the Share Purchase, taken together, shall constitute an integrated transaction treated as an exchange governed by the provisions of Section 351 of the Code (collectively, the “Intended Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause such transactions to so qualify. The Parties shall file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the AJAX Reorganization and the Share Purchase from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the Tax treatment of (i) the AJAX Reorganization for the Pre-Closing AJAX Shareholders or any AJAX Party, then AJAX will procure Kirkland & Ellis LLP or other counsel to AJAX (“AJAX Tax Counsel”) to deliver such tax opinions or (ii) the PIPE Financing and the Share Purchase for the Company Shareholders or the Company, then AJAX will procure Freshfields Bruckhaus Deringer US LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, AJAX and the Company shall deliver to AJAX Tax Counsel or Company Tax Counsel, as applicable, customary Tax representation letters satisfactory to such counsel, as applicable, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Transfer Taxes. Listco shall be responsible for arranging payment of any Transfer Taxes, including arranging stamping of the applicable transfer instruments in respect of the transfer of the Company Shares as contemplated by Section 2.1(l) and payment of applicable stamp duty, which shall be settled in accordance with Section 2.5(a).

(d) Tax Residence of Listco. The Parties acknowledge that the intention is that Listco will not be resident for Tax purposes in any jurisdiction other than the Cayman Islands at any time prior to the Closing Date and that following the Closing it will migrate its Tax residence to the United Kingdom. The Parties agree that they will each use reasonable best efforts to cause such migration to occur immediately following the Closing.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss with any third party or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities or other securities of any Group Company (or any controlled Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify AJAX promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep AJAX reasonably informed on a prompt basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the AJAX Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss with any third party or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an AJAX Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, an AJAX Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an AJAX Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(c) For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any AJAX Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or AJAX Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, AJAX and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of AJAX or the Company, as applicable), and Listco shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include (i) a prospectus of Listco for the registration with the SEC of the offering of the Listco Class A Shares and the Listco Class C Shares comprising the Aggregate Stock Consideration, and (ii) and a proxy statement of AJAX which will be used for the AJAX Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by AJAX’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of AJAX, Listco and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. AJAX and Listco, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of AJAX or Listco to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering the tax representation letters described in Section 5.5(a)(iii) to enable the delivery of any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any AJAX Party, the Company, or, in the case of the Company, AJAX, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of AJAX or Listco, the Company, or, in the case of the Company, AJAX or Listco (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Listco shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing AJAX Shareholders. Listco shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Listco Class A Shares for offering or sale in any jurisdiction, and AJAX, Listco and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to such Party or its Non-Party Affiliates or Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 AJAX Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, AJAX shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold an annual meeting of its shareholders (the “AJAX Shareholders Meeting”) in accordance with the Governing Documents of AJAX, for the purposes of obtaining the AJAX Shareholder Approval and, if applicable, any approvals related thereto and providing its applicable shareholders with the opportunity to elect to effect an AJAX Shareholder Redemption. AJAX shall, through the AJAX Board, recommend to its shareholders, (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the transactions contemplated by Section 2.1, Section 2.4 and Section 2.5) (the “Business Combination Proposal”); (B) the adoption and approval of the issuance of the Listco Shares in connection with the transactions contemplated by this Agreement, including the AJAX Reorganization and Share Purchase (including (i) the Listco Class A Shares issuable upon conversion of the Listco Class B Shares, and (ii) the Listco Class A Shares resulting from any conversion of Listco Class C Shares to Listco Class A Shares) and the PIPE Financing as required by NYSE listing requirements (the “NYSE Proposal”); (C) the adoption and approval of the Listco Incentive Equity Plan (the “Incentive Equity Plan Proposal”); (D) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (E) the adoption and approval of each other proposal reasonably agreed to by AJAX and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (F) the adoption and approval of a proposal for the postponement or adjournment of the AJAX Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), collectively, the “Transaction Proposals”). The AJAX Board recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, AJAX may postpone or adjourn the AJAX Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s input), (1) to solicit additional proxies for the purpose of obtaining the AJAX Shareholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that AJAX has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing AJAX Shareholders prior to the AJAX Shareholders Meeting or (4) if the holders of AJAX Class A Shares have elected to redeem a number of AJAX Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(e) not being satisfied; provided that, without the consent of the Company, in no event shall AJAX adjourn the AJAX Shareholders Meeting for more than one time or more than ten (10) Business Days later than the original date of the AJAX Shareholders Meeting or to a date that is beyond the Termination Date.

Section 5.9 Conduct of Business of AJAX Parties.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, AJAX shall, and AJAX shall cause the AJAX Parties to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with or as a result of the AJAX Reorganization, AJAX Shareholder Redemption or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the AJAX Disclosure Schedules, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed and in any event), (i) operate the business of the AJAX Parties in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the AJAX Parties, taken as a whole.

(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, no AJAX Party shall, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with or as a result of the AJAX Reorganization, AJAX Shareholder Redemption or the PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the AJAX Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(i) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any AJAX Party;

(ii) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities;

(iii) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) incur, create or assume any Indebtedness (other than in the ordinary course of business);

(v) take any action with respect to accounting policies or procedures, other than as required by GAAP;

(vi) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, any AJAX Party;

(vii) authorize or incur any capital expenditures or commitments;

(viii) issue any Equity Securities of any AJAX Party or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of any AJAX Party;

(ix) (i) amend, modify or renew any AJAX Related Party Transaction, other than (a) the entry into any Contract with an AJAX Related Party with respect to the incurrence of Indebtedness or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute a new AJAX Related Party Transaction;

(x) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) permitted under this Section 5.9 or otherwise contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xii) enter into any settlement, conciliation or similar Contract;

(xiii) hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xiv) (A) amend, modify or terminate any AJAX Material Contract or Listco Ownership Arrangement (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such AJAX Material Contract or Listco Ownership Arrangement pursuant to its terms), (B) waive any material benefit or right under any AJAX Material Contract or Listco Ownership Arrangement or (C) enter into any material contract that would constitute an AJAX Material Contract if it had been entered into prior to the date hereof, except in each case to the extent being necessary for or resulting from the AJAX Reorganization and not causing any material detriment to AJAX, Listco or any Group Company;

(xv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi) take any action that would cause Listco to fail to qualify as a “Foreign Private Issuer” for purposes of the U.S. Securities Laws;

(xvii) change its U.S. federal income tax classification or its residence for Tax purposes or keep a register of its members in the United Kingdom; or

(xviii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any AJAX Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any AJAX Party from using the funds held by an AJAX Party outside the Trust Account to pay any AJAX Expenses or other Liabilities of the AJAX Parties or from otherwise distributing or paying over any funds held by AJAX outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.10 NYSE Listing.

(a) AJAX shall use its reasonable best efforts to (i) cause the Listco Class A Shares issuable in accordance with this Agreement to be approved for listing on NYSE, subject to official notice of issuance thereof, and (ii) to satisfy any applicable initial and continuing listing requirements of NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. The Company shall, and shall cause its Representatives to, reasonably cooperate with AJAX, Listco and each of their respective Representatives in connection with the foregoing.

(b) From the date hereof through the Closing, AJAX shall notify the Company of any communications or correspondence received from the NYSE with respect to (i) the listing of the Listco Shares or other securities of AJAX or Listco, (ii) compliance by AJAX or Listco with the rules and regulations of the NYSE, and (iii) any potential suspension of listing or delisting action contemplated or threatened by the NYSE with respect to the Listco Shares or other securities of AJAX or Listco.

Section 5.11 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver in writing of the conditions set forth in Article VI and provision of notice thereof to the Trustee, (a) at the Closing, AJAX and Listco shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of AJAX pursuant to the AJAX Shareholder Redemption, (B) pay the amounts due to the underwriters of AJAX’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to AJAX in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12 Transaction Support Agreements; Shareholder SPAs; Drag Along

(a) As of the date of this Agreement, each Supporting Company Shareholder shall duly execute and deliver to AJAX and the Company a Transaction Support Agreement.

(b) The Company will use reasonable best efforts promptly following the effectiveness of the Registration Statement / Proxy Statement (and in any event no later than five (5) Business Days after such effectiveness) to: (i) cause the requisite number of Series D Shareholders needed to obtain a Series D Majority (as defined in the Company Articles of Association), which Series D Majority together with the Supporting Company Shareholders shall be the sufficient number of Company Shareholders to constitute Drag Shareholders) to deliver to (A) AJAX and the Company a duly executed Shareholder SPA and (B) the Exchange Agent properly completed stock transfer form(s), in each case in respect of the Company Shares held by such Company Shareholders; and (ii), cause the Drag Shareholders to notify the Company of their wish to transfer their Company Shares to Listco and provide a Drag Along Notice (as defined in the Company Articles of Association) to the Company with such notice to be served in accordance with the Company Articles of Association and to contain the details required in the Company Articles of Association. Promptly following receipt of the Drag Along Notice, the Company shall forthwith provide a copy to the other Company Shareholders of such Drag Along Notice as required in the Company Articles of Association.

(c) Promptly following the service of the Drag Along Notice by the Company to the Called Shareholders in accordance with Section 5.12(b) above, the Company will use reasonable best efforts to cause all Called Shareholders to deliver by the Closing Date (i) a duly executed Shareholder SPA to AJAX and the Company and (ii) properly completed stock transfer form(s) to the Exchange Agent, in each case in respect of the Company Shares held by such Called Shareholders. Subject to the satisfaction of the obligations in Section 5.12(a) and Section 5.12(b), in the event that any Called Shareholder has not delivered to AJAX and the Company a duly executed Shareholder SPA (and to the Exchange Agent the properly completed stock transfer form(s)) prior to the Closing Date, then the Company or any director on behalf of the Company shall, pursuant to article 23.8 of the Company Articles of Association, on the Closing Date execute and deliver a Shareholder SPA and stock transfer form(s) (and any such other agreements or documents necessary to effect the Share Purchase) as an agent for any such Called Shareholder.

Section 5.13 Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each AJAX Party, as provided in the applicable AJAX Party’s Governing Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Listco will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Listco shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable AJAX Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the AJAX Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified by Listco, the Company or any other Person following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of any AJAX Party (the “AJAX D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such AJAX D&O Person was a director or officer of any AJAX Party on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Listco nor any of its Subsidiaries shall have any obligation under this Section 5.13 to any AJAX D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such AJAX D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) AJAX or Listco shall purchase, at or prior to the Closing, and Listco and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the AJAX Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the AJAX Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) Prior to the Closing, AJAX and/or Listco shall purchase and maintain for such periods as the Listco Board shall in good faith determine following Closing, at Listco’s expense, insurance reasonable for Listco, given its size and activities, on behalf of any person who is a director or officer of Listco, or is serving at the request of Listco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect subsidiary of Listco, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

(e) If Listco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Listco shall assume all of the obligations set forth in this Section 5.13.

(f) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of AJAX, Listco and the Company.

Section 5.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms as in effect immediately prior to the Closing and (ii) Listco will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, Listco shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified following the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company on or prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Listco or the Group Companies shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Listco and the Company shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Closing, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d) If Listco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Listco shall assume all of the obligations set forth in this Section 5.14.

(e) The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Listco and the Company.

Section 5.15 Post-Closing Directors, Name and Articles. Conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, AJAX and Listco shall take all actions necessary or appropriate to cause (a) the individuals identified in accordance with Section 5.15 of the Company Disclosure Schedules to be elected as members of the Board of Directors of Listco (the “Listco Board”), effective as of the Closing (b) for Listco to be renamed Cazoo Group Ltd at Closing and (c) the Listco Articles of Association to be effective as of the Closing.

Section 5.16 PCAOB Financials.

(a) The Company shall deliver to the AJAX Parties, (i) as promptly as reasonably practicable (and in any event within 60 days) following the date of this Agreement, the Closing Company Audited Financial Statements, and (ii) as promptly as reasonably practicable following the date of the relevant financial statement or other applicable period, the Other Closing Company Financial Statements, in each case, prepared in accordance with Section 3.4(b).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, AJAX in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by AJAX with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.17 Listco Incentive Equity Plan. At least one day prior to the initial filing of the Registration Statement / Proxy Statement, the AJAX Board shall approve and adopt an equity incentive plan, with such terms and conditions set forth on Exhibit G and with any changes or modifications thereto as the Company and AJAX may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or AJAX, as applicable) (the “Listco Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date.

Section 5.18 Employment Agreements. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will use reasonable best efforts to enter into employment agreements with the Key Employees of the Group Companies, as identified by, and based on the terms and conditions as reasonably and mutually agreed upon by, AJAX and the Company and such employees, which will be consistent with the terms and condition set forth in the term sheet attached hereto as Section 5.18 of the Company Disclosure Schedules; provided, that, the Parties acknowledge and agree that the entry into such employment agreements is not, and shall not be, a condition to Closing.

Section 5.19 PIPE Subscription Agreements. AJAX, the Company and Listco shall each use its reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the PIPE Subscription Agreements, and consummate the transactions contemplated thereby. The AJAX Parties shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner other than (a) as expressly provide for by the terms of the PIPE Subscription Agreements or (b) to reflect any permitted assignments or transfers of the PIPE Subscription Agreements by the PIPE Investors pursuant to the PIPE Subscription Agreements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any purposed amendment, modification or waiver of the PIPE Subscription Agreements (i) that affects the offering price of the Listco Shares pursuant to the PIPE Subscription Agreements, (ii) that reduces the Aggregate Closing PIPE Proceeds, (iii) that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the PIPE Subscription Agreements or (iv) provides for additional post-Closing obligations of Listco or the Company, may be rejected by the Company in its sole discretion). Without limiting the generality of the foregoing, The AJAX Parties shall give the Company prompt (and in any event within two (2) Business Days) written notice: (i) of any proposed amendment to any PIPE Subscription Agreement, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement known to the AJAX Parties, and (iii) the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement. If any PIPE Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the Aggregate Closing PIPE Proceeds is expected to be below $650,000,000, the AJAX Parties shall use their respective reasonable best efforts, prior to the Closing, to procure one or more investors to enter into PIPE Subscription Agreements with AJAX and Listco for the PIPE Financing in form and substance reasonably satisfactory to the Company and on the same terms and in the same amount at least equal to the amount of the PIPE Financing under the PIPE Subscription Agreement(s) that have expired or been terminated, withdrawn or repudiated.

Section 5.20 Transaction Consents. As soon as reasonably practicable following the date of this Agreement and prior to the Closing, the Company shall use reasonable best efforts to obtain the consents and/or waivers set forth on Section 5.20 of the Company Disclosure Schedules. The Company shall promptly inform AJAX upon receipt of any consent / waiver as contemplated by this Section 5.20, together with a copy of such consent / waiver.

Article VI
CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Party for whose benefit such condition exists of the following conditions:

(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(b) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no Proceeding seeking such a stop order shall have been threatened in writing or initiated by the SEC and remain pending;

(c) the requisite number of Series D Shareholders to constitute a Series D Majority (as such term is defined under the Company Articles of Association) have notified the Company of their wish to transfer their Company Shares to Listco and the Drag Along Notice has been delivered to the Called Shareholders;

(d) the AJAX Shareholder Approval shall have been obtained;

(e) the Listco Share Purchase and the Merger shall have occurred;

(f) each Consent set forth on Section 6.1(f) of the AJAX Disclosure Schedules shall have been obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(g) the Listco Class A Shares (including: (i) the Listco Class A Shares resulting from any conversion of the Listco Class C Shares to Listco Class A Shares, and (ii) the Listco Class A Shares to be issued pursuant to this Agreement and the PIPE Subscription Agreements) shall have been approved for listing on NYSE, subject to official notice of the issuance thereof; and

(h) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Listco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Section 6.2 Other Conditions to the Obligations of the AJAX Parties. The obligations of the AJAX Parties to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by AJAX (on behalf of itself and the other AJAX Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) through (d) and Section 3.8(a) and the Company Fundamental Representations contemplated in clause (iii)(B) below) shall be true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) through (d) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) (A) the representations and warranties set forth in Section 3.8(a) and (B) the Company Fundamental Representations that are qualified by “Company Material Adverse Effect”, in each case, shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article III (other than the representations and warranties contemplated by clauses (i) through (iii) above) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to AJAX the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to AJAX;

(ii) the Investor Rights Agreement duly executed by Major Shareholders; and

(iii) the Exchange Agent Agreement, duly executed by the Company.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company of the following further conditions:

(a) (i) the AJAX Fundamental Representations (other than the representations and warranties set forth in the last sentence of Section 4.1(b) and in Section 4.7(a)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.7(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in the last sentence of Section 4.1(b) and in Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the AJAX Parties (other than the representations and warranties contemplated by clauses (i) through (iii) above) contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “AJAX Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an AJAX Material Adverse Effect;

(b) the AJAX Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no AJAX Material Adverse Effect shall have occurred;

(d) at or prior to the Closing, AJAX shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of AJAX, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii) the Exchange Agent Agreement, duly executed by AJAX and the Exchange Agent; and

(iii) the Investor Rights Agreement duly executed by AJAX and the Sponsor.

(e) the Aggregate Transaction Proceeds shall be equal to or greater than $1,000,000,000.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by the Company’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement. None of the AJAX Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by an AJAX Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of AJAX and the Company;

(b) by AJAX, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing when required by this Agreement), in each case, such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) forty-five (45) days after written notice thereof is delivered to the Company by AJAX, and (ii) the Termination Date; provided, however, AJAX may not exercise its right to terminate this Agreement pursuant to this Section 7.1(b) if any of the AJAX Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if any AJAX Party has failed to perform any covenant or agreement on the part of such applicable AJAX Party set forth in this Agreement (including an obligation to consummate the Closing when required by this Agreement), in each case, such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) forty-five (45) days after written notice thereof is delivered to AJAX by the Company and (ii) the Termination Date; provided, however, the Company may not exercise its rights to terminate this Agreement pursuant to this Section 7.1(c) if it is then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either AJAX or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 29, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to AJAX if any AJAX Party’s breach of any of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have primarily caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either AJAX or the Company, if any Governmental Entity having competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or action shall have become final and nonappealable;

(f) by either AJAX or the Company if the AJAX Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, AJAX’s shareholders have duly voted and the AJAX Shareholder Approval was not obtained; or

(g) by AJAX if the Company does not deliver, or cause to be delivered, to the Called Shareholders the Drag Along Notice within five (5) Business Days of the effectiveness of the Registration Statement / Proxy Statement.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article VIII (other than Section 8.17, which shall terminate other than to the extent related to a surviving provision of this Agreement) and Article I (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for its willful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or its fraud.

Article VIII
MISCELLANEOUS

Section 8.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement and in the certificates delivered pursuant to Section 2.3(a), Section 2.3(b), Section 6.2(d)(i) and Section 6.3(d)(i) shall terminate at the Closing, except for (a) those covenants and agreements that, by their terms, expressly contemplate performance in whole or in part after the Closing and (b) this Article VIII (other than Section 8.17, which shall terminate other than to the extent related to a surviving provision of this Agreement) and any corresponding definitions set forth in Article I, which shall survive the Closing until they have been performed or satisfied.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of AJAX and the Company; provided, however, that following the Closing, the prior written consent of the Sponsor shall be required for any assignment with respect to any continuing rights or obligations of the Sponsor under the Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by AJAX and the Company; provided, however, that following the Closing, the written agreement of the Sponsor shall be required for any amendment with respect to any continuing rights or obligations of the Sponsor or the AJAX D&O Persons under this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. This Section 8.3 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any AJAX Party, to:

c/o AJAX I

667 Madison Avenue

New York, NY 10606

Telephone: (212) 655-2685

Attention:	Daniel Och
Glenn Fuhrman
E-mail:	dan@willcapllc.com
glenn@virtruip.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle
Chicago, IL 60654

Attention:	Ryan D. Harris, P.C.
Cole Parker, P.C.
Katherine M. Bryan
E-mail:	ryan.harris@kirkland.com
cole.parker@kirkland.com
katherine.bryan@kirkland.com

(b) If to the Company, to:

Cazoo Holdings Limited

41 Chalton Street

London

NW1 1JD

Attention:	Ned Staple
E-mail:	ned.staple@cazoo.co.uk

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022

Attention:	Valerie Ford Jacob
Sebastian L. Fain
E-mail:	valerie.jacob@freshfields.com
sebastian.fain@freshfields.com

and to:

Freshfields Bruckhaus Deringer LLP

100 Bishopsgate

London

EC2P 2SR

United Kingdom

Attention:	Natasha Good
E-mail:	natasha.good@freshfields.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the CICA shall also apply to the AJAX Reorganization).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and AJAX shall pay, or cause to be paid, all Unpaid AJAX Expenses, and (b) if the Closing occurs, then the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Unpaid AJAX Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided”, “delivered” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to AJAX, any documents or other materials posted to the electronic data room located at datasite.com under the project name “Project Capri” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the AJAX Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the AJAX Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the Company Disclosure Schedules) or Article IV (in the case of the AJAX Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Exhibits or Schedules does not imply that such amount (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Exhibits or Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Exhibits or Schedules is or is not material for purposes of this Agreement.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.4, Section 8.2, Section 8.3, this Section 8.9, Section 8.13 and Section 8.14. This Section 8.9 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of AJAX. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to AJAX’s knowledge” and “to the knowledge of AJAX” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the AJAX Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the AJAX Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any AJAX Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the AJAX Non-Party Affiliates, in the case of AJAX, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith.

Section 8.14 Extension; Waiver. At any time (prior to the Closing and in the case of AJAX, prior to receipt of the AJAX Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of the AJAX Parties set forth herein, (ii) waive any inaccuracies in the representations and warranties of the AJAX Parties set forth herein or in any document delivered by the AJAX Parties or (iii) waive compliance by the AJAX Parties with any of the agreements or conditions set forth herein and (b) AJAX may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or in any document delivered by the Company or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. This Section 8.14 shall not limit the rights or obligations of any person under any Transaction Support Agreement or Shareholder SPA.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding.

Section 8.17 Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of AJAX, filed with the SEC (File No. 333- 249411) on October 16, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that AJAX has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of AJAX’s public shareholders (including overallotment shares acquired by AJAX’s underwriters, the “Public Shareholders”), and AJAX may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of AJAX entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between AJAX or any of its Representatives, on the one hand, and, the Company and its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with AJAX or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with AJAX or its Affiliates).

Section 8.19 Actions Under Shareholder SPAs and Transaction Support Agreement

(a) Pursuant to, and to the extent permitted under, the powers granted under the Company Articles of Association, the Shareholder SPAs and/or the Transaction Support Agreements, the Company (acting by any of its directors or company secretary (either alone or in combination), each, a “Designated Shareholder Representative”) agrees in such capacity, in connection with and to facilitate the consummation of the transactions contemplated by this Agreement, including pursuant to the Shareholder SPAs and any other Ancillary Documents, shall, in each case, to the extent necessary or desirable:

(i) execute and deliver the Shareholder SPAs and any other Ancillary Documents and any other documents necessary or desirable to effect the transactions contemplated by this Agreement, on behalf of the Company Shareholders including any amendments, modifications, waivers and consents in connection thereto;

(ii) enforce and protect the rights and interests of the Company Shareholders arising out of or under or in any manner relating to this Agreement, the Shareholder SPAs and any other Ancillary Document or the transactions contemplated hereby or thereby, and to take any and all actions which the Designated Shareholder Representative believes are necessary or appropriate under this Agreement, the Shareholder SPAs and/or any other Ancillary Document for and on behalf of Company Shareholders (but, in each case, subject to the terms and conditions hereunder and thereunder);

(iii) refrain from enforcing any right of any Company Shareholder arising out of or under or in any manner relating to this Agreement, the Shareholder SPAs or any other Ancillary Document or any of the transactions contemplated hereby or thereby; provided, however, that no such failure to act on the part of the Designated Shareholder Representative, except as otherwise provided in this Agreement, the Shareholder SPAs or in any other Ancillary Document, shall be deemed a waiver of any such right or interest by any such Company Shareholder or Designated Shareholder Representative unless such waiver is in writing signed by the waiving party or by the Designated Shareholder Representative, as applicable; and

(iv) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Shareholder SPAs and all other Ancillary Documents on behalf of the Company Shareholders (but, in each, case subject to the terms and conditions hereunder and thereunder).

(b) Each of the other Parties shall be entitled to rely conclusively, without inquiry, on any document executed or purported to be executed on behalf of any Company Shareholder by the Designated Shareholder Representative, and on any other decision, action, omission, consent or instruction taken or purported to be taken on behalf of any Company Shareholder by the Designated Shareholder Representative, as fully binding on such Company Shareholder, and each of the other Parties are hereby relieved from any liability to any Person in accordance with the foregoing, all of which shall be legally binding upon the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Notice given to the Company in accordance with the provisions of this Agreement shall constitute notice to the Company Shareholders for all purposes under this Agreement or, except as otherwise expressly provided therein, any Ancillary Document.

Section 8.20 Legal Representation.

(a) Each Party, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), hereby agrees that Kirkland & Ellis LLP (or any successor thereto) (“K&E”) may represent the Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of the Sponsor, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document the transactions contemplated hereby or thereby (any such representation, the “AJAX Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Sponsor or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the AJAX Post-Closing Representation may be directly adverse to the Waiving Parties.

(b) Each Waiving Party hereby agrees that Freshfields Bruckhaus Deringer US LLP (or any successor thereto) (“Freshfields”) may represent any Group Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Group Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the applicable Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the applicable Waiving Parties.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

AJAX I

By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Chief Financial Officer

CAZOO HOLDINGS LIMITED

By:	/s/ Alexander Chesterman
Name:	Alexander Chesterman
Title:	Chief Executive Officer

CAPRI LISTCO

By:	/s/ J. Morgan Rutman
Name:	J. Morgan Rutman
Title:	Director

Annex A - Supporting Company Shareholders

1.	Alex Chesterman OBE

2.	DMGV Limited

3.	Compagnie Nationale à Portefeuille SA

4.	D1 Master Holdco I LLC

5.	General Catalyst Group IX, L.P

6.	Stride Capital Fund I Scsp

7.	General Catalyst Group X - Growth Venture LP

8.	GC Entrepreneurs Fund IX, L.P

9.	Stephen Morana

EXHIBIT E

Form of Shareholder SPA

[Insert Attached]

[●] 2021

AGREEMENT

  for the sale and purchase of certain shares in Cazoo Holdings Limited

Freshfields Bruckhaus Deringer LLP
100 Bishopsgate
London
EC2P 2SR

Agreement

dated [●] 2021

Parties:

1.	The person whose name and address are set out in Schedule 1 (the Seller);

2.	Cazoo Holdings Limited, a private company limited by shares incorporated in England and Wales (with registered number 12450682) and having its registered office at 41 Chalton Street, London NW1 1JD, United Kingdom (the Company); and

3.	Capri Listco, an exempted Company incorporated in Cayman Islands (the Purchaser),

together the Parties, and each a Party.

RECITALS:

(A)  Ajax I, a Cayman Islands exempted company (AJAX), the Purchaser and the Company entered into the Business Combination Agreement (as defined in clause 1.1 below) on [●] March 2021 in connection with the acquisition by the Purchaser of the entire issued share capital of the Company (the Transaction). The board of directors of the Company has approved the transactions contemplated by the Business Combination Agreement including the transfer by all shareholders of the Company of all of their Shares (as defined in clause 1.1 below) to the Purchaser.

(B)  The Drag Shareholders (as defined in the Company Articles of Association (as defined in clause 1.1 below)) have notified the Company of their wish to transfer their shares in the Company to the Purchaser and have provided a copy of the Drag Along Notice (as defined in the Company Articles of Association) to the Company, which the Company has provided to all other shareholders of the Company.

(C)  In accordance with the provisions of the Drag Along Notice and in order to effect the Transaction, the Business Combination Agreement contemplates that every shareholder of the Company will sell all their Shares to the Purchaser on the SPA Closing Date (as defined in clause 1.1 below) pursuant to agreements substantially in the form hereof to be entered into with each of the other shareholders of the Company (the Other SPAs).

(D)  The Seller has agreed to sell the Sale Shares (as defined in clause 1.1 below) and the Purchaser has agreed to purchase the Sale Shares, in each case on the terms and subject to the conditions set out in this Agreement.

It is agreed:

1. Interpretation

1.1 The following words and expressions where used in this Agreement have the meanings given to them below:

Allocation Schedule means the “Allocation Schedule” (as defined in the Business Combination Agreement) deemed “final” pursuant to Section 2.3 of the Business Combination Agreement;

Attorneys has the meaning given in clause 8.1;

BCA Closing has the meaning given to the term “Closing” in the Business Combination Agreement;

Business Combination Agreement means the business combination agreement, dated [●] March 2021, by and among AJAX, the Purchaser and the Company (as amended, supplemented or otherwise modified from time to time in accordance with its terms);

Business Day has the meaning given in the Business Combination Agreement;

Company Articles of Association means the articles of association of the Company in force from time to time;

Consideration has the meaning given in clause 2.2;

Election has the meaning given in the Business Combination Agreement;

Exchange Agent means [●];

IPO has the meaning given in clause 11;

Law has the meaning given in the Business Combination Agreement;

Lien has the meaning given in the Business Combination Agreement;

Mix and Match Election Form has the meaning given in the Business Combination Agreement;

Other SPAs has the meaning given in the recitals;

Proceeding has the meaning given in the Business Combination Agreement;

Prospectus has the meaning given in clause 11;

Purchaser Shares means the Class C Shares of the Purchaser to be issued in exchange for Sale Shares in accordance with this Agreement and the Business Combination Agreement;

Representatives has the meaning given in the Business Combination Agreement;

Sale Shares means the Ordinary Shares, Series A Shares, Series B Shares, Series C Shares and/or Series D Shares in the Company to be sold by the Seller pursuant to this Agreement, comprising all Shares held by the Seller as at the date of this Agreement, and as set out in the column opposite such Seller’s name in Schedule 1 together with all other Shares that the Seller may acquire between the date of this Agreement and the SPA Closing, including pursuant to any exercise of options over Shares, share split, dividend, recapitalisation or otherwise;

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Securities Laws has the meaning given in the Business Combination Agreement;

Seller’s Bank Account means the bank account details provided by the Seller in writing to the Company (or any person nominated by the Company) for the purposes of this Agreement no less than two Business Days prior to the SPA Closing Date), and if the Seller does not provide any bank accounts details in accordance with this definition, then this term shall mean a bank account of the Company nominated by the Company;

Shareholders’ Agreement means the shareholders’ agreement relating to the Company dated 16 June 2020 (as amended and restated on 1 October 2020 and as further amended, supplemented or otherwise modified from time to time in accordance with its terms);

Shares means the Ordinary Shares, Series A Shares, Series B Shares, Series C Shares and/or Series D Shares in the Company;

SPA Closing means completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

SPA Closing Date has the meaning given in clause 3.1;

Transaction has the meaning given in the recitals;

Transfer Instrument means a properly completed and duly executed (but undated) stock transfer form in respect of each class of Sale Shares;

Trust Account has the meaning given in clause 11; and

Trust Account Released Claims has the meaning given in clause 11.

1.2 Unless the context requires otherwise, references in this Agreement to:

(a)	any of the masculine, feminine and neuter genders shall include other genders;

(b)	any reference to they, them, theirs or their in this Agreement may, according to the context, refer to a single individual person and should not, unless expressly stated otherwise in the relevant clause, be construed as imposing or creating any joint obligations, covenants, warranties, representations, undertakings or liabilities on or of the Parties;

(c)	the singular shall include the plural and vice versa;

(d)	$ or dollar or US$ shall be references to United States dollars;

(e)	a person shall include a reference to an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity;

(f)	any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been amended, modified, consolidated, re-enacted or replaced except and to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the Seller under this Agreement; and

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(g)	a particular government or statutory authority shall include any entity which is a successor to that authority.

1.3 The headings in this Agreement are for convenience only and shall not affect its meaning. References to a clause or Schedule are (unless otherwise stated) to a clause of and Schedule to this Agreement.

1.4 The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, in construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words followed by the word “including” shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2. Sale and Transfer of the Sale Shares; Consideration

2.1 On the SPA Closing Date, and as part of the BCA Closing, the Seller shall sell and transfer, and the Purchaser shall purchase and acquire, the Sale Shares on the terms that the same covenants shall be deemed to be given by the Seller on SPA Closing in relation to the Sale Shares as are implied under Part I of the United Kingdom’s Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee. The Seller shall sell and transfer their Sale Shares free and clear from all Liens (other than restrictions on transfer under Securities Laws or any general restrictions under the Company Articles of Association), together with rights accruing to the Sale Shares (including any dividends or distributions declared, made or paid thereon) on or after the SPA Closing Date.

2.2 The consideration for the sale and transfer of the Sale Shares (the Consideration) shall be:

(a)	an amount in cash; and/or

(b)	the issue of new Purchaser Shares by the Purchaser,

in each case as allocated to the Seller in the Allocation Schedule, as determined in accordance with Section 2.1(l)(ii) of the Business Combination Agreement and on the basis of the Elections made (or deemed to have been made) by the Seller and each other shareholder of the Company pursuant to Section 2.1(m) of the Business Combination Agreement.

2.3 The Parties acknowledge and agree that the Purchaser Shares to be issued as part of the Consideration shall be valued at $10 per share pursuant to Section 2.1(l)(i) of the Business Combination Agreement.

2.4 The Seller agrees and acknowledges that the Consideration to be allocated pursuant clause 2.2 shall be determined in accordance with the terms of the Business Combination Agreement and that there is no guarantee that the form of Consideration requested on any Mix and Match Election From will be allocated to the Seller.

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3. SPA Closing

3.1 The SPA Closing shall occur on the same date on which the BCA Closing shall occur. The Company shall (to the extent not already provided) provide written notice to the Seller of the date on which SPA Closing shall take place (such date being the SPA Closing Date); provided that the Company shall be entitled to update the SPA Closing Date at its absolute discretion.

3.2 The sale and purchase of the Sale Shares shall be completed on the SPA Closing Date and shall be conditional upon, and occur simultaneously with, the BCA Closing. The matters set out in clause 3.4 shall occur on the SPA Closing Date.

3.3 The Seller (or, failing which, the Company as an attorney or agent of the Seller) shall deliver the Transfer Instrument (and to the extent issued, a share certificate in respect of the Sale Shares or an indemnity for any lost share certificates in a form reasonably satisfactory to the Company) to the Exchange Agent on or before the SPA Closing Date. The Company shall procure that the Exchange Agent will hold the Transfer Instrument to the order of the Seller and will date and release the Transfer Instrument on the SPA Closing Date. If SPA Closing does not take place and this Agreement terminates, the Company shall procure that the Exchange Agent will destroy the Transfer Instrument and return any share certificates which were delivered to it.

3.4 On SPA Closing, the Purchaser shall cause the Consideration to be paid or made available to the Seller, with any cash portion of the Consideration to be paid into the Seller’s Bank Account (or, if applicable, to the Company which shall hold such Consideration on trust for the Seller), in each case in accordance with the terms of the Business Combination Agreement.

4. Seller Warranties

4.1 The Seller warrants (in respect of itself only) to the Purchaser, as of the date of this Agreement and as of the SPA Closing Date, that:

(a)	the Sale Shares are fully paid, or properly credited as fully paid, the Seller has valid, good and marketable title to the Sale Shares and the Seller is the sole legal and beneficial owner of the Sale Shares free and clear from all Liens (other than restrictions on transfer under Securities Laws or any general restrictions under the Company Articles of Association);

(b)	to the extent that it is a legal entity, it is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation;

(c)	to the extent that it is an individual, it has the capacity to enter into this Agreement and perform its obligations under it; and

(d)	it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by them under this Agreement.

4.2 Without prejudice to any other provisions of this Agreement, the total aggregate liability of the Seller for all claims under this Agreement shall be limited to the amount of Consideration received by it. For the purposes of this clause only, the Purchaser Shares received by or on behalf of a Seller (if any) shall be valued at US$10 per share regardless of the market value of such share at the relevant time.

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5. Purchaser Warranties

5.1 The Purchaser warrants to the Seller that, as of the date of this Agreement and the SPA Closing Date, it is an exempted company validly existing under the laws of Cayman Islands, it is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to it and that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, that the obligations expressed to be assumed by it hereunder are legal, valid and binding and enforceable against it in accordance with their terms and that the entry into, delivery and performance by it of this Agreement will not:

(a)	result in a breach of any provision of its memorandum or articles of association or any agreement or arrangement to which it is a party or by which it is bound;

(b)	result in any breach of applicable law, order, judgment or decree of any court, governmental agency or regulatory body by which it is bound (or constitute a default thereunder); or

(c)	require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, its shareholders or any governmental, supervisory, regulatory or other authority which has not been obtained or made (as applicable) in writing on the SPA Closing Date.

6. Conditions

6.1 The Parties shall have no obligation to consummate the SPA Closing unless, concurrently therewith, the Purchaser is acquiring all the Shares of the Company (other than the Sale Shares) pursuant to the Other SPAs and in accordance with the Business Combination Agreement.

7. Arrangement with the Company

7.1 The Seller acknowledges and agrees that the Transaction shall constitute a “Sale” (as defined in the Shareholders’ Agreement) for the purposes of the Shareholders’ Agreement (including clause 20.3 of the Shareholders’ Agreement) and that the Transaction shall constitute a “Share Sale” and “Exit” (as defined in the Company Articles of Association) for the purposes of the Company Articles of Association (including Articles 6.1 and 6.3 of the Company Articles of Association).

7.2 The Seller hereby consents to, approves and waives any rights of redemption, pre-emption, first refusal or transfer it may have pursuant to the Company Articles of Association or the Shareholders’ Agreement in connection with any transfer of Shares pursuant to the Business Combination Agreement, the Transaction Support Agreement or any Other SPA in connection with the Transaction.

8. Power of Attorney

8.1 The Seller hereby appoints the directors and officers of the Company jointly and severally as their attorneys (the Attorneys) to:

(a)	take all steps, do all acts or deeds, and execute (whether as a deed or otherwise), deliver and/or issue on their behalf any document which the Attorneys in their absolute discretion consider necessary or desirable in connection with the sale and transfer of such Sale Shares on SPA Closing to the Purchaser including, without limitation:

(i)	to execute stock transfer forms to effect the sale and transfer of the Sale Shares; and

(ii)	if required, to execute an indemnity for any lost share certificates in respect of the Sale Shares;

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(b)	take such other steps as may, in the Attorneys’ absolute discretion, be necessary or desirable in connection with the powers referred to above and/or otherwise in connection with the transactions contemplated under this Agreement.

8.2 All actions authorised by this power of attorney may be taken by any one or more of the Attorneys. Any and all acts done, decisions made and instruments or other documents executed pursuant to this power of attorney by any one or more of the Attorneys shall therefore be as valid and effectual as though done by all of the Attorneys and binding on the Seller and their successors.

8.3 The Seller hereby undertakes to ratify and approve any act undertaken by the Attorneys appointed under this clause 8 in pursuance of the powers conferred hereby.

8.4 The Seller hereby agrees that all acts done and documents executed or signed by the Attorneys in good faith in the exercise of any power conferred by this power of attorney shall for all purposes be valid and binding on them and their successors and assigns.

8.5 The Seller hereby agrees that the power given in clause 8.1 shall be irrevocable and is given by way of security to secure the performance of their obligations set out in this Agreement. This power of attorney shall terminate on [[●] months following Termination Date (as defined in the Business Combination Agreement)].

9. Costs

9.1 Save as expressly provided in this Agreement or agreed in writing between the Parties, each Party shall pay their own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement.

9.2 All stamp duty, stamp duty reserve tax and any other transfer taxes in any jurisdiction (including, for the avoidance of doubt, any related interest or penalties) payable in respect of the execution of this Agreement and any transactions contemplated by this Agreement (including the transfer of Sale Shares and/or the issue of Purchaser Shares pursuant to this Agreement), shall be payable by the Purchaser.

10. Termination

10.1 This Agreement shall automatically terminate, without any notice or other action by any Party, upon termination of the Business Combination Agreement in accordance with its terms.

10.2 Upon termination of this Agreement pursuant to clause 10.1, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to clause 10.1 shall not affect any liability on the part of any Party for a wilful and material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud. Following any termination of this Agreement pursuant to clause 10.1, the Seller shall have no liability to the Purchaser whatsoever under this Agreement.

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11. Trust Account Waiver

11.1 Reference is made to the final prospectus of AJAX, filed with the SEC (File No. 333- 249411) on 16 October 2020 (the Prospectus). The Seller acknowledges and agrees and understands that AJAX has established a trust account (the Trust Account) containing the proceeds of its initial public offering (the IPO) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of AJAX’s public shareholders (including overallotment shares acquired by AJAX’s underwriters), and AJAX may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. The Seller hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Seller nor any of its respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between AJAX or any of its Representatives, on the one hand, and, the Seller and its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the Trust Account Released Claims). The Seller on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or contracts with AJAX or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with AJAX or its Affiliates).

12. Notices

12.1 All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	if to the Purchaser, to:

c/o AJAX I

667 Madison Avenue

New York, NY 10606

Telephone: (212) 655-2685

Attention:	Daniel Och
Glenn Fuhrman
E-mail:	dan@willcapllc.com
glenn@virtruip.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL 60654

Attention:	Ryan D. Harris, P.C.
Cole Parker, P.C.
Katherine M. Bryan
E-mail:	ryan.harris@kirkland.com
cole.parker@kirkland.com
katherine.bryan@kirkland.com

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(b)	if to the Seller, to:

[Notice details]

(c)	if to the Company, to:

Cazoo Holdings Limited

41 Chalton Street

London

NW1 1JD

Attention:	Ned Staple
E-mail:	ned.staple@cazoo.co.uk

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Valerie Ford Jacob
Sebastian L. Fain
E-mail:	valerie.jacob@freshfields.com
sebastian.fain@freshfields.com

and to:

Freshfields Bruckhaus Deringer LLP

100 Bishopsgate

London

EC2P 2SR

United Kingdom

Attention:	Natasha Good
E-mail:	natasha.good@freshfields.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

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13. General

13.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement (to the extent such agreement or covenant contemplates or requires performance at or prior to SPA Closing) shall terminate at the SPA Closing and each covenant and agreement contained herein that by its terms, expressly contemplates performance after SPA Closing shall so survive the SPA Closing in accordance with its terms, in each case subject to clause 10 (Termination).

13.2 Assignment. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this clause 13.2 shall be void.

13.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this clause 13.3 shall be void, ab initio.

13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

13.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.7 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

13.8 Waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

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13.9 Further Assurance. Each of the Parties shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably required by the Parties to implement and give effect to this Agreement.

13.10 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS clause 13.10.

13.11 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of Delaware), for the purposes of any Proceeding: (a) arising under this Agreement; or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party: (i) arising under this Agreement; or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this clause 13.11 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in clause 12 shall be effective service of process for any such Proceeding.

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SIGNATURE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on day and year first above written.

[Signature block for the Seller to be inserted]

CAPRI LISTCO

By:
Name:
Title:

EXECUTED for and on behalf of
CAZOO HOLDINGS LIMITED

Signed:
Name:
Title:

12

Schedule 1
The Seller and the Sale Shares

Seller	Address	Sale Shares
[To be updated]		[To include details of each Class of Share which is held by the Seller]

13

EXHIBIT F

Listco Articles of Association

[See Attached]

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[CAZOO GROUP LTD.]

(adopted by special resolution
dated [●] 2021 [And effective on [●] 2021])

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

[CAZOO GROUP LTD.]

(adopted by special resolution
dated [●] 2021 [And effective on [●] 2021])

1.	The name of the Company is [Cazoo Group Ltd.].

2.	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Board may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.	The authorised share capital of the Company at the date of adoption of this Memorandum is US$215,500 divided into 1,100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

ARTICLES OF ASSOCIATION

-i-

30.	Shares that May Not be Voted	28

31.	Directors	28

32.	Powers and Duties of Directors	29

33.	Alternate Directors	30

34.	Vacation of Office of Director	30

35.	Proceedings of Directors	30

36.	Presumption of Assent	32

37.	Directors’ Interests	32

38.	Minutes	33

39.	Delegation of Directors’ Powers	33

40.	No Minimum Shareholding	34

41.	Remuneration of Directors	35

42.	Seal	35

43.	Dividends, Distributions and Reserve	35

44.	Capitalisation	37

45.	Share Premium Account	37

46.	Books of Account	37

47.	Audit	38

48.	Notices	38

49.	Winding Up	40

50.	Indemnity and Insurance	40

51.	Financial Year	42

52.	Transfer by Way of Continuation	42

53.	Mergers and Consolidations	42

54.	Business Opportunities	43

55.	Disclosure	44

-ii-

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

[CAZOO GROUP LTD]

(adopted by special resolution
dated [●] 2021 [And effective on [●] 2021])

1.	Interpretation

1.1	The regulations in Table A in the First Schedule to the Statute do not apply to the Company and, unless there is something in the subject or context inconsistent therewith, in these Articles the following defined terms will have the meanings ascribed to them:

“Affiliate” of any person means any other person which (i) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and (ii) as to any individual, in addition to any person in clause (i), (a) any member of the Immediate Family of an individual Member, including parents, siblings, spouse and children (including those by adoption), the parents, siblings, spouse, or children (including those by adoption) of such Immediate Family member, and, in any such case, any trust whose primary beneficiary is such individual Member or one or more members of such Immediate Family and/or such Member’s lineal descendants, and (b) the legal representative or guardian of such individual Member or of any such Immediate Family member in the event such individual Member or any such Immediate Family member becomes mentally incompetent; provided, however, that in no event shall the Company or any of its subsidiaries be deemed an Affiliate of any Member. The term “control” (including the terms “controlling”, “controlled” and “under common control with”) as used with respect to any person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of this definition, each Director and Member of the Company will be deemed not to control the Company.

“Ajax” means Ajax I, a Cayman Islands exempted company.

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles” means these amended and restated articles of association of the Company.

“Audit Committee” means the audit committee of the Board established pursuant to the Articles, or any successor committee.

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“Auditor” means the person for the time being performing the duties of auditor of the Company (if any).

“beneficially own”, “beneficial owner” and “beneficial ownership” have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

“Board” means the board of Directors of the Company.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Share” means the Company’s Class A ordinary shares with a per share par value of US$0.0001 each having the rights set out in the Memorandum and these Articles.

“Class B Share” means the Company’s Class B ordinary shares with a per share par value of US$0.0001 each having the rights set out in the Memorandum and these Articles.

“Class C Share” means the Company’s Class C ordinary shares with a per share par value of US$0.0001 each having the rights set out in the Memorandum and these Articles.

“Clearing House” means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Closing Date” means the closing date of the Share Purchase.

“Common Shares” means the Class A Shares, the Class B Shares and the Class C Shares.

“Company” means [Cazoo Group Ltd].

“Company’s Website” means the website of the Company or its applicable subsidiary and/or the corresponding web-address or domain name (if any).

“Compensation Committee” means the compensation committee of the Board established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange” means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors” means the directors for the time being of the Company, including any alternate Directors appointed pursuant to Article 33 only in respect of such times as such alternate acts as a Director.

“Dividend” means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

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“Electronic Communication” means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the U.S. Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Board.

“Electronic Facility” means, without limitation, website addresses, virtual meeting facilities and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of place for the conduct of the general meeting of the Company, and any reference to “place” in the context of a general meeting of the Company shall be construed accordingly.

“Electronic Record” has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it may be amended from time to time.

“Immediate Family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

“Independent Director” has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Lockup Period” means the period commencing on the Closing Date and ending on the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Class A Shares on the Designated Stock Exchange equals or exceeds US$12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

“Member” has the same meaning as in the Statute.

“Memorandum” means the amended and restated memorandum of association of the Company.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board established pursuant to the Articles, or any successor committee.

“Officer” means a person appointed to hold an office in the Company.

“Ordinary Resolution” means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

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“person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, governmental authority or any other entity.

“Preference Share” means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members” means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office” means the registered office for the time being of the Company.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an assistant secretary and any person appointed to perform the duties of secretary of the Company.

“Share” means a Class A Share, a Class B Share, a Class C Share or a Preference Share and includes a fraction of a share in the Company.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Statute.

“Share Purchase” means the Company’s acquisition of all outstanding capital shares of Cazoo Holdings Limited, a private limited company organized under the law of England and Wales.

“Special Resolution” has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor” means AJAX I Holdings, LLC, a Delaware limited liability company.

“Statute” means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share” means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“U.S. Securities Act” means the United States Securities Act of 1933, as it may be amended from time to time.

“U.S. Securities and Exchange Commission” means the United States Securities and Exchange Commission.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing persons include corporations as well as any other legal or natural person;

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(c)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing the Articles;

(i)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(m)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2.	Preliminary

2.1	The business of the Company may be conducted as the Board sees fit.

2.2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Board may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

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2.3	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortized over such period as the Board may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Board shall determine.

2.4	The Board shall keep, or cause to be kept, the Register of Members at such place as the Board may from time to time determine and, in the absence of any such determination, the Register of Members shall be kept at the Registered Office, provided that the Board shall not keep (or cause or permit any other person to keep) the Register of Members in the United Kingdom.

3.	Issue of Shares and other Securities

3.1	The authorised share capital of the Company at the date of the adoption of these Articles is US$215,500 divided into 1,100,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 Preference Shares.

3.2	Subject to the Statute, the Memorandum and these Articles (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Board may:

(a)	allot, issue, grant options, rights or warrants over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred, qualified or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper;

(b)	vary such rights, save that the Board shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out the conversion of either Class B Shares or Class C Shares to Class A Shares as set out in these Articles; and

(c)	issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company on such terms as the Board may from time to time determine.

Notwithstanding and without prejudice to the generality of the foregoing, the Board is expressly authorised and empowered to implement or effect at its sole discretion the issuance of a Preference Share purchase right to be issued on a pro rata basis (determined based on relative ownership of Common Shares, excluding any options, warrants or other similar equity-linked or derivative securities) to each holder of a Common Share with such terms and for such purposes, including the influencing of takeovers, as may be described in a rights agreement between the Company and a rights agent.

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3.3	Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option over or disposal of shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of Members for any purpose whatsoever. Subject to the Memorandum and these Articles, and except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of shares, no vote of the holders of any class or series of shares shall be a prerequisite to the issuance of any shares of any class or series of shares authorised by and complying with the conditions of the Memorandum and these Articles.

3.4	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any Class of Shares or other securities in the Company, upon such terms as the Board may from time to time determine. All Shares shall be issued fully paid as to their nominal value and any premium determined by the Board at the time of issue and shall be non-assessable.

3.5	The Company shall not issue Shares to bearer.

4.	Common Shares

4.1	Other than with regard to the Class A Shares, Class B Shares and Class C Shares, the rights, preferences and privileges thereof are as established and divided as set forth in the Memorandum and these Articles, the Board may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board or by a Special Resolution (subject to Article 14). Holders of Class A Shares, Class B Shares and Class C Shares shall be entitled to one (1) vote for each Common Share registered in the Member’s name in the Register of Members.

4.2	The rights attaching to the Class A Shares, Class B Shares and Class C Shares shall rank pari passu in all respects, and the Class A Shares, Class B Shares and Class C Shares shall vote together as a single class on all matters (subject to Article 14 and Article 31), except as otherwise set forth in these Articles.

4.3	Upon the effectiveness of these Articles, each issued and outstanding Class B Share shall automatically be converted into one (1) Class A Share on a [one-for-one] basis in accordance with Article 4.5. The Class B Shares shall be converted automatically without any further action by the holder of such Shares. The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the initial issuance of securities by Ajax without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

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4.4	At the conclusion of the Lockup Period, each issued and outstanding Class C Share shall automatically be converted into one (1) Class A Share on a one-for-one basis in accordance with Article 4.5. The Class C Shares shall be converted automatically without any further action by the holder of such Shares.

4.5	Any conversion of Class B Shares or Class C Shares into Class A Shares pursuant to these Articles shall be effected by means of the re-designation of each relevant Class B Share or Class C Share as a Class A Share. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the re-designation of the relevant Class B Shares or Class C Shares as Class A Shares.

4.6	In no event shall Class A Shares be convertible into Class B Shares or Class C Shares. In no event shall Class B Shares be convertible into Class C Shares or Class C Shares be convertible into Class B Shares.

5.	Preference Shares

5.1	Preference Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided.

5.2	Authority is hereby granted to the Board, subject to the provisions of the Memorandum, these Articles and Applicable Law, to create one or more series of Preference Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:

(a)	the number of Preference Shares to constitute such series and the distinctive designation thereof;

(b)	the dividend rate on the Preference Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable, whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)	whether the Preference Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

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(d)	whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other Class or Classes or any other series of the same or any other Class or Classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(e)	the preferences, if any, and the amounts thereof, which the Preference Shares of such series shall be entitled to receive upon the winding up of the Company;

(f)	the voting power, if any, of the Preference Shares of such series transfer restrictions and rights of first refusal with respect to the Preference Shares of such series; and such other terms, conditions, special rights and provisions as may seem advisable to the Board; and

(g)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

5.3	Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the Board at any time thereafter may authorise the issuance of additional Preference Shares of the same series subject always to the Statute and the Memorandum.

5.4	If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preference Shares which (i) are entitled to a preference over the holders of the Common Shares upon such winding up, and (ii) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preference Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preference Shares ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

6.	Issue of Warrants and Options

6.1	The Board may issue warrants or options to subscribe for any Class of Shares or other securities of the Company on such terms as it may from time to time determine. No warrants or options shall be issued to bearer.

7.	Register of Members

7.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that the Company may not maintain (or cause or permit any other person to maintain) the Register of Members in the United Kingdom.

7.2	The Board may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute at such location or locations within or outside the Cayman Islands as the Board thinks fit, provided that the Company may not maintain (or cause or permit any other person to maintain) a branch register of Members in the United Kingdom. The Board may also determine which register of Members shall constitute the principal register and which shall constitute the duplicate or branch register or registers, and to vary such determination from time to time.

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7.3	The Company, or any agent(s) appointed by it to maintain the duplicate or branch Register of Members in accordance with these Articles, shall as soon as practicable and on a regular basis record or procure the recording in the original Register of Members all transfers of Shares effected on any duplicate or branch Register of Members and shall at all times maintain the original Register of Members in such manner as to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Statute.

7.4	The Company shall not be bound to register more than four (4) persons as joint holders of any Share. If any Share shall stand in the names of two (2) or more persons, the person first named in the Register of Members shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company.

8.	Closing Register of Members or Fixing Record Date

8.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Board may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days. If the Register of Members shall be so closed for the purpose of determining Members entitled to notice of or to attend or vote at a meeting of Members such Register of Members shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

8.2	In lieu of, or apart from, closing the Register of Members, the Board may fix in advance or arrears a date as the record date (a) for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, (b) for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, which record date shall not be more than ninety (90) days prior to the date of payment of such Dividend, or (c) in order to make a determination of Members for any other purpose.

8.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Board resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article 8.3, such determination shall apply to any adjournment thereof; provided, however, that the Board may fix a new record date of the adjourned meeting, if they think fit.

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9.	Certificates for Shares

9.1	A Member shall only be entitled to a share certificate if the Board resolves that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Board may determine. No certificate shall be issued representing Shares of more than one class. Share certificates shall be signed by one (1) or more Directors or other person authorised by the Board. The Board may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. Every share certificate shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the Seal and/or to be signed by such person(s) as may be authorised by the Board and may authorise certificates to be issued with the authorised signature(s) affixed by some method or system of mechanical or automated process.

9.2	Every share certificate of the Company shall bear legends required under the Applicable Law, including the U.S. Securities Act.

9.3	Any two (2) or more certificates representing Shares of any one (1) Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in exchange for payment (if the Board shall so require) of US$1.00 or such smaller sum as the Board shall determine.

9.4	The Company shall not be bound to issue more than one (1) certificate for Shares held jointly by more than one (1) person and delivery of a certificate to one (1) joint holder shall be a sufficient delivery to all of them.

9.5	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Board may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

9.6	Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

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9.7	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

10.	Transfer of Shares

10.1	Subject to the terms of these Articles including the restrictions on transfer for Class C Shares set forth in Article 11, any Member may transfer all or any of such Member’s Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to these Articles on terms that one cannot be transferred without the other, the Board shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

10.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Board and shall be executed by or on behalf of the transferor (and if the Board so requires, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

10.3	(a) The Board may in its absolute discretion and without giving any reason therefor, decline to register any transfer of Shares which are:

(i)	not fully paid up or on which the Company has a lien; or

(ii)	issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists.

(b)	The Board may also, but is not required to, decline to register any transfer of any Share unless:

(i)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Share(s) to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one (1) Class of Shares;

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(iii)	the instrument of transfer is properly stamped, if required by Applicable Law;

(iv)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four (4);

(v)	the Shares transferred are fully paid and free of any lien in favour of the Company; and

(vi)	any applicable fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

(c)	Unless the Board has an express ability to decline to register any transfer of Shares pursuant to this Article 10.3, or such transfer otherwise in violation of the Transfer restriction in Article 11, the Board shall register a transfer of Shares.

10.4	The registration of transfers may, on fourteen (14) days’ notice being given by advertisement in such one (1) or more newspapers or by electronic means, be suspended and the Register of Members closed at such times and for such periods as the Board may, in its absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than thirty (30) days in any year.

10.5	All instruments of transfer that are registered shall be retained by the Company. If the Board refuses to register a transfer of any Shares, they shall within three (3) months after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

11.	Lockup

11.1	Subject to Article 11.2 and Article 11.4, during the Lockup Period the holders of Class C Shares shall not Transfer any Class C Shares, without limiting Article 11.3, neither the Board nor the Company shall permit, recognize, register or otherwise record any Transfer of Class C Shares during the Lockup Period and any such transfer shall be null and void and will not be given effect.

11.2	Notwithstanding Article 11.1, Transfers of Class C Shares are permitted:

(a)	if such Transfer has been approved by the Board and is solely for the purpose of satisfying, and is limited only to the amount of Class C Shares necessary to satisfy, any tax obligations incurred directly in connection with the receipt of Class C Shares in the Share Purchase;

(b)	(i) to any Director or Officer, or (ii) to any Affiliates or members of the Immediate Family of any Director or Officer;

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(c)	in the case of an individual, by a gift to a member of the Member’s Immediate Family, or to a trust, the beneficiary of which is the Member or a member of the Member’s Immediate Family;

(d)	to a charitable organization;

(e)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(f)	in the case of an individual, pursuant to a qualified domestic relations order;

(g)	in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Members having the right to exchange their Common Shares for cash, securities or other property subsequent to the Closing Date;

(h)	by any Member to any of its Affiliates; or

(i)	with the unanimous approval of a committee of the Board comprised of one Director that has been designated in writing by the Sponsor and one executive director.

11.3	Any Transfer or attempted Transfer of any Class C Shares in violation of this Article 11 shall be null and void. No such Transfer shall be recorded on the Company’s books, including the Register of Members, and the purported transferee in any such Transfer shall not be treated (and the Member proposing to make any such Transfer shall continue to be treated) as the owner of such Class C Shares for all purposes.

11.4	Any person to whom Class C Shares are Transferred during the Lockup Period will be, and the Shares Transferred to such person shall be, subject to the Lockup Period, the restrictions on Transfers and permitted Transfer provisions in accordance with this Article 11.

11.5	For purposes of this Article 11, “Transfer” means the (a) sale of, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement during the Lockup Period of any intention to consummate any transaction specified in clause (a) or (b) during the Lockup Period.

12.	Redemption, Repurchase and Surrender of Shares

12.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

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12.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, any power of the Company to repurchase or otherwise acquire its own Shares (including any redeemable Shares) shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

12.3	In addition to the above, the Company is authorised, subject to Applicable Law, to repurchase any Common Share listed on a Designated Stock Exchange in accordance with the following manner of repurchase: the maximum number of Common Shares that may be repurchased shall be equal to the number of issued and outstanding Common Shares less one (1) Common Share; at such time; at such price and on such other terms as determined and agreed by the Board in their sole discretion, provided, however, that (i) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange (including any requirements for Member approval, as applicable); and (ii) at the time of, and after giving effect to, any such repurchase the Company is able to pay its debts as they fall due in the ordinary course of its business.

12.4	The repurchase of any Share shall not oblige the Company to repurchase any other Share other than as may be required pursuant to Applicable Law, or any rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange, or any contractual obligations of the Company.

12.5	The Company may make a payment in respect of the redemption or repurchase of its own Shares in any manner permitted by the Statute, including out of capital.

12.6	The holder of the Shares being repurchased shall be bound to deliver up to the Company at its Registered Office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to such holder the repurchase or redemption monies or consideration in respect thereof.

12.7	For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 12 shall not require further approval of the Members.

13.	Treasury Shares

13.1	The Board may, prior to the repurchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

13.2	The Board may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

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14.	Variation of Rights of Shares

14.1	Subject to Article 3.2, if at any time the share capital of the Company is divided into different Classes of Shares, all or any of the rights attached to any Class (unless otherwise provided by the terms of issue of the Shares of that Class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that Class where such variation is considered by the Board not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds (2/3) of the issued Shares of that Class, or with the approval of a resolution passed by a majority of not less than two thirds (2/3) of the votes cast at a separate meeting of the holders of the Shares of that Class. The Board may not vary any rights of the Class C Shares without such two thirds (2/3) consent of the holders of Class C Shares. For the avoidance of doubt, the Board reserves the right, notwithstanding that any such variation may not have a material and adverse effect, to obtain consent from the holders of Shares of the relevant Class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be at least one (1) person holding or representing by proxy at least one third (1/3) of the issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.

14.2	For the purposes of a separate class meeting, the Board may treat two (2) or more or all the Classes of Shares as forming one (1) Class of Shares if the Board considers that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes of Shares. Such a determination shall not affect the number of votes required, including with respect to any Class.

14.3	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one (1) Class of Shares except, to the extent that a Class may vote separately from other Classes, the necessary quorum shall be at least one (1) person holding or representing by proxy at least one third (1/3) of the Class A Shares, Class B Shares and Class C Shares, respectively.

14.4	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preference or other rights which may be effected by the Board as provided in these Articles without any vote or consent of the holders of Common Shares.

14.5	The rights attaching to the Class B Shares and Class C Shares, respectively, shall be deemed to be varied by any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation (each, a “Reclassification”) of the Class A Shares in issue into a greater or lesser number of shares occurring after the Closing Date unless there is, at the same time, a corresponding Reclassification with respect the Class B Shares or Class C Shares, as applicable.

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15.	Commission on Sale of Shares

15.1	The Company may, insofar as the Statute permits, pay a commission to any person in consideration of his or her subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

16.	Non-Recognition of Trusts

16.1	The Company shall not be obligated to recognize any person as holding any Share upon any trust and the Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

17.	Lien on Shares

17.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or such Member’s estate, either alone or jointly with any other person, whether a Member or not, but the Board may at any time declare any Share to be wholly or in part exempt from the provisions of this Article 17. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

17.2	The Company may sell, in such manner as the Board thinks fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

17.3	To give effect to any such sale the Board may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser’s nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

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17.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

18.	Call on Shares

18.1	Subject to the terms of the allotment and issue of any Shares, the Board may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Board may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

18.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising such call was passed.

18.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

18.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Board may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Board may waive payment of the interest or expenses wholly or in part.

18.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

18.6	The Board may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

18.7	The Board may, if it thinks fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Board and the Member paying such amount in advance.

18.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

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19.	Forfeiture of Shares

19.1	If a call or instalment of a call remains unpaid after it has become due and payable the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

19.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

19.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board thinks fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board thinks fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Board may authorise some person to execute an instrument of transfer of the Share in favour of that person.

19.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Board may determine, but his or her liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

19.5	A declaration by a Director or the Secretary that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the consideration, if any, nor shall his or her title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

19.6	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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20.	Transmission of Shares

20.1	If a Member dies, the survivor or survivors (where the deceased was a joint holder), or the legal personal representatives of the deceased (where such Member was a sole holder), shall be the only persons recognised by the Company as having any title to the Member’s interest in the Shares, but nothing herein contained shall release the estate of any such deceased Member from any liability in respect of any Share, for which the Member was a joint or sole holder.

20.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Board, elect, by a notice in writing sent by such person to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If such person elects to have another person registered as the holder of such Share such person shall sign an instrument of transfer of that Share to that person. The Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his or her death or bankruptcy or liquidation or dissolution, as the case may be.

20.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which such person would be entitled if such person were the registered holder of such Share. However, such person shall not, before becoming registered as a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Board may at any time give notice requiring any such person to elect either to be registered themselves or to have some person nominated by such person to be registered as the holder of the Share (but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to these Articles), the Board may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

21.	Untraceable Members

21.1	Without prejudice to the rights of the Company under Article 21.2, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

21.2	The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)	all cheques or warrants payable in cash to the holder of such shares in respect of them sent during the relevant period in the manner authorised by these Articles have remained uncashed;

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(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a person entitled to such shares by death, bankruptcy or operation of law; and

(c)	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three (3) months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article 21.2 and ending at the expiry of the period referred to in that paragraph.

21.3	To give effect to any such sale the Board may authorise some person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be as effective as if it had been executed by the registered holder or the person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his or her title to the shares be affected by any irregularity.

22.	Amendments of Memorandum and Articles of Association and Alteration of Capital

22.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	sub-divide its existing Shares or divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

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22.2	All new Shares created in accordance with the provisions of the preceding Article 22.1 shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

22.3	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

23.	Offices and Places of Business

23.1	Subject to the provisions of the Statute, the Company may by resolution of the Board change the location of its Registered Office. The Company may, in addition to its Registered Office, establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

24.	General Meetings

24.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

24.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Board shall appoint provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as Applicable Law or the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange permits. At these meetings the report of the Board (if any) shall be presented.

24.3	The Board or the chairperson of the Board may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

24.4	General meetings of the Company (other than the annual general meeting) may be held at such place, either within or without the Cayman Islands, as determined by the Board.

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25.	Notice of General Meetings

25.1	Subject to any requirements of the Designated Stock Exchange with respect to required notice timing, at least five (5) calendar days’ notice shall be given of any general meeting in accordance with the requirements of the Designated Stock Exchange. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 25 has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if Applicable Law so permits and it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than sixty-six and two-thirds per cent (66 2/3%) in par value of the Shares giving a right to vote or their proxies.

25.2	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

25.3	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions of these Articles or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

25.4	There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Member.

25.5	In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

26.	Proceedings at General Meetings

26.1	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The quorum required for a general meeting of Members consists of at least one (1) Member, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, and entitled to vote, holding in aggregate not less than one-third (1/3) of the voting power of the Shares in issue carrying a right to vote at such meeting. Only business set out in the applicable notice may be transacted at such general meeting.

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26.2	A person may participate at a general meeting by conference telephone, other communications equipment or any other Electronic Facility. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

26.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

26.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

26.5	The Board may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Board does not make any such appointment, the chairperson, if any, of the Board shall preside as chairperson at such general meeting. If there is no such chairperson, or if he or she shall not be present within fifteen (15) minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one (1) of their number to be chairperson of the meeting.

26.6	If no Director is willing to act as chairperson or if no Director is present within fifteen (15) minutes after the time appointed for the meeting to commence, the Members present shall choose one (1) of their number to be chairperson of the meeting.

26.7	The chairperson may, with or without the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

26.8	When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting or of the business to be transacted at an adjourned general meeting. If a notice is issued in respect of a general meeting and the Board, in its absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Board may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

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26.9	When a general meeting is postponed for thirty (30) days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Board may postpone a general meeting which has already been postponed.

26.10	A resolution put to the vote of the meeting shall be decided on a poll.

26.11	A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

26.12	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, in such manner and at such time and place, not being more than ten (10) calendar days from the date of the meeting or adjourned meeting at which the vote was taken, as the chairperson directs. No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. Any other business other than that upon which a poll is to be taken or is contingent thereon may be proceeded with pending the taking of the poll.

27.	Votes of Members

27.1	Subject to any rights or restrictions attached to any Class or Classes of Shares, every Member of record present in person or by proxy, or, if a corporation or other non-natural person, by its duly authorised representative or by proxy, shall have the voting power as set forth in Article 4.1.

27.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

27.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by such Member’s committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

27.4	No person shall be entitled to vote at any general meeting unless such person is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such person in respect of Shares have been paid.

27.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid for all purposes. Any objection made in due time in accordance with this Article 27 shall be referred to the chairperson whose decision shall be final and conclusive.

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27.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one (1) proxy or the same proxy under one (1) or more instruments to attend and vote at a meeting. Where a Member appoints more than one (1) proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

27.7	A Member holding more than one (1) Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one (1) or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he or she is appointed.

28.	Proxies

28.1	The rules and procedures relating to the form or a proxy, the depositing or filing of proxies and voting pursuant to a proxy and any other matter incidental thereto shall be approved by the Board, subject to such rules and procedures as required by Applicable Law or the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange and as provided in the following Articles under this Article 28.

28.2	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of such person’s attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Board which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company.

28.3	No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date.

28.4	The Board may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Board in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than forty-eight (48) hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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28.5	The chairperson may in any event at his or her discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

28.6	The instrument appointing a proxy may be in any usual or common form (or such other form as the Board may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

28.7	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

28.8	If both a Member who has appointed a proxy pursuant to a voting agreement and the proxy appointed by that Member attend a general meeting and the proxy casts a vote, the vote cast by the proxy, rather than any vote cast by the Member personally, shall be counted to the exclusion of any vote purportedly cast by the Member.

29.	Corporate Members

29.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any Class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as the corporation could exercise if it were an individual Member.

29.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any Class of Members provided that the authorisation shall specify the number and Class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article 29 shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

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30.	Shares that May Not be Voted

30.1	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

31.	Directors

31.1	There shall be a Board consisting of not less than five (5) nor more than nine (9) persons; provided, however, that the Company may by Ordinary Resolution increase or reduce the upper and lower limits on the number of Directors and provided that so long as Shares of the Company are listed on a Designated Stock Exchange, the Board shall include such number of Independent Directors as the relevant code, rules or regulations applicable to the listing of any Shares on the Designated Stock Exchange require.

31.2	The Board shall be and is divided into three (3) classes, designated as Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of Directors equal to one-third (1/3) of the total number of members of the Board authorised as provided in Article 31.1. The Board is authorised to assign members of the Board already in office to such classes at the time the classification of the Board becomes effective pursuant to this Article 31.2. At the 2022 annual general meeting, all Class I Director terms shall expire and the Class I Directors shall be eligible for re-election. At 2023 annual general meeting after the adoption of these Articles, all Class II Director terms shall expire and the Class II Directors shall be eligible for re-election. At 2024 general meeting after the adoption of these Articles, all Class III Director terms shall expire, and the Class III Directors shall be eligible for re-election. At each annual general meeting, the successors of that class of Directors whose term expires at that meeting will be elected to hold office in accordance with this Article 31.2 for a term expiring at the annual general meeting held in the third (3rd) year following the year of their election. The Directors of each class will hold office until the expiration of the term of such class and until their respective successors are elected and qualified or until such Director’s earlier death, resignation or removal.

31.3	Except as the Statute or other Applicable Law may otherwise require, and subject to the rights of any Preference Shares or other contractual rights with Members that provide for the appointment of Directors, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one (1) or more Directors and the filling of any vacancy in connection therewith, or any vacancies in the Board, or appointment of any additional Directors may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been appointed and qualified. No decrease in the number of Directors constituting the Board shall shorten the terms of any incumbent Director.

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31.4	In any vote of Members to appoint Directors, each person nominated for appointment as a Director in an uncontested election shall be appointed if the number of votes cast for the person’s appointment exceeds the number of votes cast against the person’s appointment. In all votes to appoint Directors other than uncontested elections, the persons receiving the largest number of votes cast for appointment, up to the number of Directors to be appointed in such vote, shall be deemed appointed.

31.5	A Director may be removed from office only for cause by Special Resolution of the Company.

32.	Powers and Duties of Directors

32.1	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Board which may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

32.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Board shall determine by resolution.

32.3	The Board on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to such Director’s widow, widower or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

32.4	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

32.5	The Board may, from time to time, and except as required by Applicable Law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

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33.	Alternate Directors

33.1	Any Director may in writing appoint another person to be such Director’s alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Board at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Board as a Director when the Director appointing such alternate Director is not personally present. If a Director appoints another Director as an alternate, the alternate Director shall have one vote on behalf of the appointing Director in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by such Director. Such alternate shall be deemed for all purposes to be a Director of the Company in respect of such times as the alternate acts as a Director, and shall not be deemed to be the agent of the appointing Director. Such alternate shall be entitled to all privileges and protections afforded Directors under these Articles, including Article 50, at all times he or she is acting as a Director. The remuneration of such alternate shall be payable out of the remuneration of the appointing Director and the proportion thereof shall be agreed between them.

34.	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that such Director resigns the office of Director;

(b)	the Director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from three (3) consecutive meetings of the Board without special leave of absence from the Board or appointment of an alternate Director in accordance with Article 33, and the Board passes a resolution that the Director has by reason of such absence vacated office;

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(d)	the Director is found to be or becomes of unsound mind; or

(e)	the Director is prohibited by any Applicable Law or relevant code applicable to the listing of the Shares on the Designated Stock Exchange, from being a Director.

35.	Proceedings of Directors

35.1	The quorum necessary for the transaction of the business of the Board may be fixed by the Board, and unless so fixed shall be a majority of the Directors then in office. In no event shall the Board fix a quorum that is less than one-third (1/3) of the total number of Directors, provided always that if there shall at any time be only a sole Director the quorum shall be one (1).

35.2	Subject to the provisions of these Articles, the Board shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings and procedures as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors present at a meeting at which there is a quorum. In the case of an equality of votes, the chairperson shall not have a second or casting vote.

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35.3	A person may participate in a meeting of the Board or any committee of the Board by conference telephone, other communications equipment or any other Electronic Facility. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Board, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

35.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Board, or committee of the Board as the case may be, duly convened and held.

35.5	Regular meetings of the Board may be held at such times and places as may be provided for in resolutions adopted by the Board. No additional notice of a regularly scheduled meeting of the Board shall be required.

35.6	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Board by at least two (2) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held and provided further if notice is given in person, by telephone, cable, telex, telecopy or email the same shall be deemed to have been given on the day it is delivered to the Board or transmitting organisation as the case may be. If the Director attends the meeting, the Director’s attendance constitutes a waiver of notice of the meeting, unless the Director attends for the sole purpose of objecting to the notice. To any such notice of a meeting of the Board all the provisions of these Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis. The accidental omission to give notice of a meeting of the Board to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

35.7	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

35.8	The Directors may elect a chairperson of their board and determine the period for which the chairperson so elected is to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five (5) minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

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35.9	All acts done by any meeting of the Board or of a committee of the Board shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

35.10	A Director may be represented at any meetings of the Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

36.	Presumption of Assent

36.1	A Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent from such action with the person acting as the chairperson or Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

37.	Directors’ Interests

37.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

37.2	A Director may act by himself or herself or by, through or on behalf of his or her firm in a professional capacity for the Company and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director.

37.3	A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as a Member, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of, or from his or her interest in, such other company.

37.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which such Director is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote thereon.

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37.5	A general notice that a Director is a Member, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he or she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

38.	Minutes

38.1	The Board shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Board, all proceedings at meetings of the Company or the holders of any Class of Shares and of the Board, and of committees of the Board, including the names of the Directors present at each meeting.

39.	Delegation of Directors’ Powers

39.1	The Board may delegate any of its powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. The Board may designate an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board may also delegate to any Director such of their powers, authorities and discretions as they consider desirable to be exercised by him. Any such delegation may be made subject to any conditions the Board may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Board. Subject to any such conditions, the proceedings of a committee of the Board shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

39.2	The Board may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Board. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

39.3	The Board may adopt formal written charters for any committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles and shall have such powers as the Board may delegate pursuant to these Articles and as required by the applicable rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall consist of such number of Directors as the Board shall from time to time determine (or such minimum number as may be required from time to time by the applicable rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

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39.4	The Board may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Board may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Board at any time.

39.5	The Board may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Board may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

39.6	The Board may appoint such Officers as they consider necessary in the management of the business of the Company and as it may decide for such period as the Board thinks fit and on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Board may think fit. Such Officers need not also be a Director. Unless otherwise specified in the terms of appointment, an Officer may be removed by resolution of the Board or Members. An Officer may vacate his or her office at any time if he or she gives notice in writing to the Company that he or she resigns his office.

39.7	Every Director appointed to an office under the above Article 39.6 shall, without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company, be liable to be dismissed or removed from such executive office by the Board. A Director appointed to an office under the above Article 39.6 shall ipso facto and immediately cease to hold such executive office if such Director shall cease to hold the office of Director for any cause.

40.	No Minimum Shareholding

40.1	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

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41.	Remuneration of Directors

41.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Board shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to Closing Date. The Directors shall also, whether prior to or after the Closing Date, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Board or committees of the Board, or general meetings of the Company, or separate meetings of the holders of any Class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Board, or a combination partly of one such method and partly the other.

41.2	The Board may by resolution approve additional remuneration to any Director for any services which in the opinion of the Board goes beyond such Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to remuneration as a Director.

42.	Seal

42.1	The Company may, if the Board so determines, have a Seal. The Seal shall only be used by the authority of the Board or of a committee of the Board authorised by the Board. Every instrument to which the Seal has been affixed shall be signed by at least one (1) person who shall be either a Director or some Officer or other person appointed by the Board for the purpose.

42.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Board so determines, with the addition on its face of the name of every place where it is to be used.

42.3	A Director or Officer, representative or attorney of the Company may without further authority of the Board affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

43.	Dividends, Distributions and Reserve

43.1	Subject to the Statute and this Article 43 and except as otherwise provided by the rights attached to any Shares, the Board may from time to time declare or resolve to pay Dividends (including interim dividends) or other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Board resolves to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the Share Premium Account or as otherwise permitted by Applicable Law.

43.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

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43.3	The Board may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

43.4	The Board may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Board.

43.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Board may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

43.6	The Board may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, at the discretion of the Board, be employed in the business of the Company.

43.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant or electronic or other payment shall be made payable to the order of the person to whom it is sent. Any one of two (2) or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

43.8	No Dividend or other distribution shall bear interest against the Company.

43.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Board, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six (6) years from the date of declaration of such Dividend or other distribution shall be forfeited and shall revert to the Company.

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44.	Capitalisation

44.1	The Board may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Board shall do all acts and things required to give effect to such capitalisation, with full power given to the Board to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

45.	Share Premium Account

45.1	The Board shall in accordance with the Statute establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

45.2	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Board such sum may be paid out of the profits of the Company or, if permitted by the Statute, out of capital.

46.	Books of Account

46.1	The Board shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

46.2	The Board shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Board or by the Company in general meeting.

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46.3	The Board may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Applicable Law.

47.	Audit

47.1	Notwithstanding any other provision in Article 39, for so long as any Class of Shares is listed on a Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the applicable rules and regulations of the Designated Stock Exchange and the U.S. Securities and Exchange Commission.

47.2	The appointment of and provisions relating to Auditors shall be in accordance with Applicable Law and the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange.

47.3	In the event that no such code, rules and regulations referred to in Article 47.1, apply, the appointment of and provisions relating to Auditors shall be in accordance with the following provisions:

(a)	The Audit Committee may appoint an Auditor who shall hold office until removed from office by the Audit Committee, on such terms as the Audit Committee determines and the Audit Committee may fix their remuneration.

(b)	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

(c)	Auditors shall make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board or Audit Committee.

48.	Notices

48.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the U.S. Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

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48.2	Where a notice is sent by:

(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

48.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

48.4	Notice of every general meeting shall be given in any manner authorised by these Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for such Member’s death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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49.	Winding Up

49.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

49.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different Classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

49.3	This Article 49 is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

50.	Indemnity and Insurance

50.1	To the fullest extent permitted by law, no Director, Officer or trustee acting in relation to any of the affairs of the Company shall be personally liable to the Company or its Members for any loss arising or liability attaching to such Director, Officer or trustee by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Director, Officer or trustee may be guilty in relation to the Company; provided, however, that this provision shall not apply to liability arising from any actual fraud, wilful default or wilful neglect of such Director, Officer or trustee. No person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 50.1 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 50.1 shall not extend to any matter that would render it void pursuant to the Statute or Applicable Law or to any person holding the office of Auditor in relation to the Company.

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50.2	To the fullest extent permitted by law, the Company shall indemnify any current or former Director or Officer or any person who is serving or has served at the request of the Company as a Director or Officer and any trustee acting in relation to any of the affairs of the Company and their respective heirs, executors, administrators and personal representatives (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, demand or proceeding, whether civil, criminal, administrative or investigative (other than a proceeding by, or in the name or on behalf of, the Company, addressed in Article 50.3), to which he or she was, is, or is threatened to be made, a party or in which he or she is otherwise involved, (a “proceeding”) by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of any actual fraud, wilful default or wilful neglect of such Covered Person. No Person shall be found to have committed actual fraud, wilful default or wilful neglect under this Article 50.2 unless or until a court of competent jurisdiction shall have made a final non-appealable finding to that effect. This Article 50.2 shall not extend to any matter which would render it void pursuant to the Statute, Applicable Law or to any person holding the office of Auditor in relation to the Company.

50.3	In the case of any threatened, pending or completed proceeding by, or in the name or on behalf of, the Company, to the fullest extent permitted by law, the Company shall indemnify each Covered Person against reasonable and documented expenses, including attorneys’ fees actually and reasonably incurred by him or her in connection with the defence or settlement thereof, except that no indemnification for expenses shall be made in respect of any claim, issue or matter as to which such Covered Person shall have been finally adjudged to be liable for actual fraud, wilful default or wilful neglect in the performance of his or her duty to the Company, unless and only to the extent that the Grand Court in the Cayman Islands or the court in which such proceeding was brought shall determine upon application that such Covered Person is entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this Article 50.3 shall not extend to any matter that would render it void pursuant to the Statute or to any person holding the office of Auditor in relation to the Company.

50.4	To the fullest extent permitted by law, reasonable and documented expenses, including attorneys’ fees, incurred by a Covered Person in defending any proceeding for which indemnification is permitted pursuant to these Articles shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by or on behalf of such Covered Person to repay such amount (without interest) if it shall be determined in a final non-appealable order of a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

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50.5	1It being the policy of the Company that indemnification of the persons specified in these Articles shall be made to the fullest extent permitted by law, the indemnification and advancement of expenses provided for by these Articles shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of Members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person.

50.6	The Board may, notwithstanding any interest of the Board in such action, authorise the Company to purchase and maintain insurance for the benefit of any Director or Officer against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Articles. As used in this Article 50, references to the “Company” include all constituent corporations in an amalgamation, consolidation or merger or similar arrangement in which the Company or a predecessor to the Company by amalgamation, consolidation or merger or similar arrangement was involved.

51.	Financial Year

51.1	Unless the Board otherwise prescribes, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

52.	Transfer by Way of Continuation

52.1	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the Applicable Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

53.	Mergers and Consolidations

53.1	The Company shall have the power to merge or consolidate with one (1) or more other constituent companies (as defined in the Statute) upon such terms as the Board may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

[1]	NTD: Provision regarding how indemnification right is determined to be included in D&O indemnification agreement.

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54.	Business Opportunities

54.1	To the fullest extent permitted by Applicable Law, (i) no individual serving as a Director, nor any Member of the Company, or any Affiliate of such Member, in each case, other than, an Officer (including any Officer that is also a Director, or a Member or an affiliate of such Member, as the case may be) (collectively, the “Relevant Persons”) shall have any fiduciary duty to refrain from engaging directly or indirectly in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or Member of any other person, with no obligation to offer to the Company or any of its subsidiaries the right to participate therein and (ii) any Relevant Person may invest in, or provide services to, any person that directly or indirectly competes with the Company or any of its subsidiaries. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any Relevant Person, on the one hand, and the Company or any of its subsidiaries, on the other. To the fullest extent permitted by Applicable Law, the Relevant Persons shall have no fiduciary duty to communicate or offer any such corporate opportunity to the Company or any of its subsidiaries and shall not be liable to the Company or any of its subsidiaries or Members for breach of any fiduciary duty as a Member, Director or Officer, as applicable, solely by reason of the fact that such Relevant Person, directly or indirectly, pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company or any of its subsidiaries.

54.2	The Company hereby renounces any interest or expectancy of the Company or any of its subsidiaries in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity of any Relevant Person.

54.3	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article 54 to be a breach of fiduciary duty to the Company (including any of its subsidiaries) or its Members, the Company, on behalf of itself and each of its subsidiaries, hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company or any of its subsidiaries may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article 54 apply equally to activities conducted in the future and that have been conducted in the past.

54.4

(a)	Notwithstanding that the provisions of Article 54.1-54.3 (including any waivers, grant of authority, or renouncement or other similar action set forth therein) do not apply in any respect to any Officer (including any Officer that is also serving as a Director (or vice versa), or is a Member or an Affiliate of such Member, as the case may be), nothing contained in these Articles will restrict any Officer (including any Officer that is also serving as a Director (or vice versa), or is a Member or an Affiliate of such Member, as the case may be), from engaging, directly or indirectly, in other business ventures of every type and description (other than any Competing Business, except to the extent set forth in Article 54.4(b)).

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(b)	No Officer (including any Officer that is also serving as a Director (or vice versa), or is a Member or an Affiliate of such Member, as the case may be) shall engage, directly or indirectly, in a Competing Business; provided, however, that no such Officer shall be deemed to be engaging in a Competing Business if such activity is: (i) approved by a majority of disinterested Directors, subject to Applicable Law, or (ii) with respect to any investment such Officer has as of the date of effectiveness of these Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a Competing Business (in each case, so long as such Officer does not participate in management activities or otherwise have the ability to influence or control such Competing Business). For the avoidance of doubt, notwithstanding the permissions afforded to the applicable Officers under this Article 54.4(b), the Company in no respects denounces its interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity of the Company (i.e., if such applicable Officer obtains information relating to any permissive investment pursuant to clause (A) or (B) above as a result of such Officer serving in such capacity with the Company or pursuant to such other circumstances that would result in such permissive investment being deemed a corporate opportunity of the Company or any of its subsidiaries).

(c)	For purposes of this Article 54.4, a “Competing Business” shall mean a business (other than the Company and its subsidiaries) that is engaged in the same or similar business activities or lines of business as the Company or its subsidiaries or deemed to be competing with the Company or any of its subsidiaries, in each case, on its own account, or in partnership with, any other person.

55.	Disclosure

55.1	The Board, or any service providers (including the Officers, the Secretary and the registered office agent of the Company) specifically authorised by the Board, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register of Members and books of the Company.

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EXHIBIT G

Listco Incentive Equity Plan Term Sheet

[See Attached]

Listco Incentive Equity Plan

Suggested key terms

This term sheet sets out, for consideration by the boards of directors of Capri Holdings Limited (Capri) and Ajax I (Ajax), the proposed key terms to be included in the long-form rules of the future ‘Listco Equity Incentive Plan’ for the new Cayman Islands exempted company (Listco), as referenced at Section 5.17 of the Agreement (the Plan).

The intention is to put in place a flexible ‘omnibus’ type plan, customary for public companies, that can be used to meet a variety of requirements. The Plan will be different to the current Capri share incentive plans (the Former Plans), namely the Capri Share Option Scheme (Non-Tax Favoured) and the Capri EMI Share Option Scheme. The primary reason for this will be to allow grants to be made to US-based directors and to ensure compliance with Section 409A of the U.S. Internal Revenue Code. However, it would also give flexibility to the Listco board following Closing to allow it to adopt different structures and types of grant, should this be desired in order to appropriately incentivise management and other key employees.

Item	Proposed terms
Form of award

Flexibility to grant different types of award as follows:

●     Conditional awards.

●     Market value options.

●     Options with a nil-cost or nominal cost exercise price (with Compensation Committee discretion to ensure that such options are only granted in jurisdictions where this would be permissible).

●     Restricted shares.

●     Cash-based phantom awards.

●     Power to establish appendices to grant tax qualifying awards where appropriate (e.g. CSOP in the UK and qualifying share awards in France).

Grant levels

●     Overall limits –the initial number of shares reserved for issuance under the Plan will represent up to 5% of the issued share capital of Listco. Any options rolled over from the Former Plans (including any options rolled over pursuant to Section 2.4(b) and 2.4(c) of the Agreement) will be in addition to the 5%, and if any new or rolled over options are forfeited then this amount will be added back to pot.

●     Individual limits - the present intention is for the CEO to receive a one time grant of up to 2% and the CFO to receive a one time grant of up to 0.5%, in each case, of the issued share capital of Listco; the independent non-executive directors to receive one time grants which have a value at Closing equivalent to GBP £500,000; with the remainder (plus any forfeited options) available for new joiners / existing Capri employees.

●     For directors, grant level to be expressly subject to the compensation policy from time to time and awards to be structured to maximise tax efficiency for the directors.

Eligibility	● Employees, directors and consultants of the Group eligible for awards. ● Compensation Committee (on recommendation of the executive directors) to be responsible for awarding eligible participants.

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Item	Proposed terms
Vesting Profile

●     Initial Awards to the executive directors and certain members of senior management of Capri (as determined by the Compensation Committee) to have a 50/50 split between time-based vesting (Time-Based Awards) and performance condition/time-based vesting (Performance-Based Awards).

●     Time -Based awards will vest on an annual basis, with 12.5% (i.e., 25% of the Time-Based Awards) vesting each year following issue. The Plan will provide flexibility to set different time-vesting cycles for different awards (e.g. monthly vesting; no cliff; immediate / short-term vesting; shorter or longer overall vesting period).

●     Performance-Based awards will vest as follows:

o     12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $15.00 for 20 days in any consecutive 30 day trading period;

o     an additional 12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $18.33 for 20 trading days in any consecutive 30 day trading period;

o     an additional 12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $21.67 for 20 trading days in any consecutive 30 day trading period; and

o     an additional 12.5% (i.e., 25% of the Performance-Based Awards) shall vest if the average closing price of the common shares of Listco on NYSE was at or above $25.00 for 20 trading days in any consecutive 30 day trading period.

o     Notwithstanding the foregoing, Performance-Based Awards, despite when the Performance Conditions are achieved, shall only be settled or exercisable, as applicable (as distinct from vested) on an anniversary of award grant and a maximum of (i) 25% of the Performance-Based Awards may become settled or exercisable on the first anniversary of award grant, (ii) 50% of the Performance-Based Awards may become settled or exercisable on the second anniversary of the award grant, (iii) 75% of the Performance-Based Awards may become settled or exercisable on the third anniversary of the award grant and (iv) 100% of the Performance-Based Awards may become settled or exercisable on the fourth anniversary of the award grant. For example, if in the first year following the award grant, the average closing price of the common shares of Listco reaches $22.00, then 75% of the Performance-Based Awards shall be vested but only 25% of the Performance-Based Awards shall become settled or exercisable on the first anniversary of the award grant date and an additional 25% will become settled or exercisable on each of the second and third anniversary of the award grant date as the applicable performance conditions for 75% of the Performance Based Awards have been satisfied but for the deferral mechanism set forth above.

o     To the extent, at the five year anniversary of the award grant date, a portion of the Performance-Based Awards remain unvested on account of not having achieved the applicable performance condition, then such portion of the Performance-Based Awards shall be forfeited without any further action.

●     Awards to other participants (including non-executive directors) will generally be made without performance conditions (i.e. may grant only Time-Based Awards) but the Plan will allow flexibility for the Compensation Committee to grant awards that are subject to performance conditions, including conditions that may differ than those set forth above.

●     Vesting to be conditional on participants having complied with any regulatory / legal requirements and having provided all information requested by Listco.

●     Discretion, to the extent permitted depending on the jurisdiction of the participant (e.g. to the extent that any such delay would not result in penalties under Section 409A of the U.S. Internal Revenue Code for US participants), for vesting of awards to be delayed for any restricted individuals for any regulatory reasons (e.g. if there is inside information / a closed period) or where the Listco board needs time to consider application of malus (for example in the event of suspension of a participant / an ongoing investigation).

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Item	Proposed terms
Dividend equivalents	● Power to award additional shares or cash at vesting to reflect value of dividends paid by Listco over the vesting period.

Leaver treatment

●     For Good Leavers:

o     Time-Based Awards to vest as soon as reasonably practicable following cessation of service, subject to time pro-rating to cessation date.

o     Performance-Based Awards that have vested prior to cessation date but have not become settled or exercisable due to the deferral mechanic described above to become settled or exercisable at cessation date. Treatment of other Performance-Based Awards to be determined by the Compensation Committee.

●     For other leavers, awards to lapse on cessation date.

●     Discretion for the Compensation Committee to treat awards differently from the above where appropriate to do so.

Good Leaver Circumstances

●     Good Leaver:

o     Death;

o     Permanent incapacity / ill-health;

o     Redundancy (as determined by the Compensation Committee;

o     Sale of business out of the Group;

o     In respect of a non-executive directors only, expiry of the term of their appointment without renewal; or

o     Any other reason at the discretion of the Compensation Committee.

Compensation Committee discretions

●     General discretion for the Compensation Committee to adjust vesting outcomes if the outcome does not reflect wider performance / shareholder experience.

●     Discretion for awards to be settled in cash, including for tax only (i.e. full or partial net settlement).

●     Power to impose additional holding period following vesting.

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Item	Proposed terms
Change of control

●     Awards vest on a change of control, subject to the achievement of any applicable performance conditions. Discretion for the Compensation Committee to determine that a different number of shares will be released on vesting.

●     As an alternative to accelerated vesting, the rules would also include a mechanism for the Compensation Committee to decide that an award (or part of an award) to be compulsorily rolled over into an equivalent award in the acquiring company on change of control.

Malus / clawback

●     Circumstances in which malus / clawback may be applied to include (without limitation):

o     Misstatement of results;

o     General corporate failure;

o     Gross misconduct; or

o     Conduct or behaviour that, following an investigation, is reasonably considered by the Compensation Committee to constitute a breach of Capri’s values as stipulated by Capri’s code of conduct in force from time to time.

●     Operation of malus / clawback would be a matter for the Compensation Committee – including which participants it should apply to and whether it should be applied in any particular circumstances.

Overseas awards	● Country-specific schedules to be considered to the Plan rules to address any regulatory issues that may arise in jurisdictions with a high number of participants – i.e. France, Germany and Portugal.

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EXHIBIT H

Form of Plan of Merger

[See Attached]

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The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [    ] 2021 between Capri Listco (the “Surviving Company”) and Ajax I (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Whereas the sole outstanding shareholder (parent company) of the Surviving Company immediately prior to the Effective Date is the Merging Company and the Surviving Company and the Merging Company are entering into this Plan of Merger pursuant to Section 233(7) of the Statute.

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Statute.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies to this Merger are the Surviving Company and the Merging Company.

2	The surviving company is the Surviving Company.

3	The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$215,500 divided into 1,100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, 1,000,000,000 Class C ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Surviving Company will have 1,000 Class B ordinary shares in issue held in the name of the Merging Company.

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5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,500 divided into divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each and the Merging Company will have [insert number] Class A ordinary shares and [insert number] Class B ordinary shares in issue.

6	The date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7	The terms and conditions of the Merger are such that, on the Effective Date:

7.1	Each Class A ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one Class A ordinary share in the Surviving Company;

7.2	Each Class B ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into or exchanged for one Class B ordinary share in the Surviving Company;

7.3	Each warrant to purchase one Class A ordinary share of the Merging Company issued and outstanding on the Effective Date shall be converted into or exchanged for the right to receive one warrant to purchase one Class A ordinary share of the Surviving Company;

7.4	Each warrant to purchase one Class B ordinary share of the Merging Company issued and outstanding on the Effective Date shall be converted into or exchanged for the right to receive one warrant to purchase one Class B ordinary share of the Surviving Company;

7.5	Each unit comprised of one Class A ordinary share of the Merging Company and a warrant to purchase 1/4 of a Class A ordinary share of the Merging Company issued and outstanding on the Effective Date shall be converted into or exchanged for one unit comprised of one Class A ordinary share of the Merging Company and a warrant to purchase 1/4 of a Class A ordinary share of the Surviving Company.

7.6	Each share of the Surviving Company issued and outstanding on the Effective Date shall be cancelled and shall cease to exist, without payment of any consideration or distribution thereafter.

8	The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 1 hereto.

9	The Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger shall be its Amended and Restated Memorandum and Articles of Association after the Merger.

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10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13	The names and addresses of each director of the Surviving Company are:

13.1	Daniel Och of [Insert personal address of Director];

13.2	Glenn Fuhrman of [Insert personal address of Director]; and

13.3	J. Morgan Rutman of [Insert personal address of Director].

14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

15	At any time prior to the Effective Date, this Plan of Merger may be:

15.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

15.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

16	This Plan of Merger may be executed in counterparts.

17	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	J. Morgan Rutman
Capri Listco	)	Director

SIGNED by ________________________	)
Duly authorised for	)
and on behalf of	)	J. Morgan Rutman
Ajax I	)
Director

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